As filed with the Securities and Exchange Commission on October [*], 2018

Registration No. 333-219893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BTCS Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	90-1096644
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

9466 Georgia Avenue #124

Silver Spring, MD 20901

(202) 430-6576

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles W. Allen

Chief Executive Officer

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20901

(202) 430-6576

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael D. Harris Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

(561) 471-3507

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED October [*], 2018

67,939,632 Shares of Common Stock

BTCS Inc.

We are registering an aggregate of 67,939,632 shares of Common Stock, $0.001 par value per share of BTCS Inc., for resale by certain of our shareholders identified in this prospectus. The 67,939,632 shares of Common Stock or the Resale Shares consist of (i) 15,873,600 shares of Common Stock underlying outstanding Series A warrants exercisable at $0.085 per share, (ii) 15,714,288 shares of Common Stock underlying outstanding Additional Warrants exercisable at $0.085 per share, (iii) 15,714,288 shares of Common Stock underlying outstanding Bonus Warrants exercisable at $0.17 per share, (iv) 12,942,000 shares of Common Stock underlying outstanding Series B Warrants exercisable at $0.135 per share, (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock. Please see the section entitled “Selling Shareholders” beginning at page 62 of this prospectus.

The shareholders identified in the “Selling Shareholders” section may offer to sell the Resale Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares. They will receive all of the net proceeds from the offering of their shares.

The Resale Shares may be sold by the shareholders identified in the “Selling Shareholders” section to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our Common Stock is presently quoted on the OTCQB under the symbol “BTCS”. On October 24 , 2018, the last reported sale price for our Common Stock on the OTCQB was $0.0 315 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that you should consider before investing in our securities.

Investors should consider the long delay in our attempts to comply with comments issued by the staff of the Securities and Exchange Commission (the “SEC”) with regard to prior versions of the Registration Statement which contained this prospectus. While we and our counsel have endeavored to fully comply, we may never be able to do so. If we are unable to comply or our common stock price falls to a level where we cannot utilize the warrants referred to on this cover page, we may be required to engage in a toxic financing which would be extremely dilutive to existing shareholders and would depress the price of our common stock, among other things. See the “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ __, 2018

i

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

ii

GLOSSARY OF DEFINED TERMS AND INDUSTRY DATA

In this prospectus, each of the following quoted terms has the meanings set forth after such term:

“bitcoin” — A type of a Digital Asset based on an open source math-based protocol existing on the Bitcoin Network and utilizing cryptographic security.

“Bitcoin Exchange”— An electronic marketplace where exchange participants may trade, buy and sell bitcoins based on bid-ask trading. The largest Bitcoin Exchanges are online and typically trade on a 24-hour basis, publishing transaction price and volume data.

“Bitcoin Exchange Market” — The global bitcoin exchange market for the trading of bitcoins, which consists of transactions on electronic Bitcoin Exchanges.

“Bitcoin Network” — The online, end-user-to-end-user network hosting the public transaction ledger, known as the Blockchain, and the source code comprising the basis for the math-based protocols and cryptographic security governing the Bitcoin Network.

“Blockchain” — The public transaction ledger of the Bitcoin Network on which miners or mining pools solve algorithmic equations allowing them to add records of recent transactions (called “blocks”) to the chain of transactions in exchange for an award of bitcoins from the Bitcoin Network and the payment of transaction fees, if any, from users whose transactions are recorded in the block being added.

“CEA” — Commodity Exchange Act of 1936, as amended.

“CFTC” — The US Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code” — The US Internal Revenue Code of 1986, as amended.

“Digital Asset” and “Digital Assets”— Collectively, all digital assets based upon a computer-generated math-based and/or cryptographic protocol that may, among other things, be used to buy and sell goods or pay for services. Bitcoins and ether represent two different types of Digital Assets. While Digital Assets are commonly referred to as cryptocurrency or virtual currency, the use of the terms “Digital Asset(s)”, “cryptocurrency”, “token(s)”, and “virtual currency” is not indicative of any regulatory or accounting distinction between the terms. Depending on a Digital Asset’s individualized traits, a Digital Asset may be deemed a security and labeling the Digital Asset as “cryptocurrency”, “virtual currency”, or “token” does not impact whether said Digital Asset constitutes a security. Most Digital Assets presently are securities under the Securities Act and state securities law. There are thousands of types of Digital Assets with many different traits and not all Digital Assets function as a medium of exchange.

“Digital Security” — A type of Digital Asset that is offered by a promoter as an investment contract, which is a type of security defined by Section 2(a)(1) of the Securities Act.

“DDoS Attack” — Distributed denial of service attacks are coordinated hacking attempts to disrupt websites, web servers or computer networks in which an attacker bombards an online target with a large quantity of external requests, thus precluding the target from processing requests from genuine users.

“Exchange Act” — The Securities Exchange Act of 1934, as amended.

“FDIC” — The Federal Deposit Insurance Corporation.

“FinCEN” — The Financial Crimes Enforcement Network, a bureau of the US Department of the Treasury.

“FINRA” — The Financial Industry Regulatory Authority, Inc., which is the primary regulator in the United States for broker-dealers.

“Fiat Currency” — Currency that a government has declared to be legal tender, but is not backed by a physical commodity. The value of fiat money is derived from the relationship between supply and demand rather than the value of the material that the money is made of.

“IRS” — The US Internal Revenue Service, a bureau of the US Department of the Treasury.

“Mining” — The process by which Bitcoins are created involving programmers solving complex math problems with the computers in the Bitcoin Network.

“SEC” — The US Securities and Exchange Commission.

“Securities Act” — The Securities Act of 1933, as amended.

“SIPC” — The Securities Investor Protection Corporation.

“Transaction Verification Services” — Is equivalent to Mining.

“Warrants” refers to the Series A Warrants, Additional Warrants, Bonus Warrants, and Series B Warrants.

“1940 Act” – The Investment Company Act of 1940, as amended.

Industry Data

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “BTCS,” or the “Company” in this prospectus mean BTCS Inc.

Introduction

We are an early entrant in the Digital Asset market and one of the first U.S. publicly traded companies to be involved with Digital Assets and blockchain technologies. To our knowledge, we are one of a few public companies intending to acquire both Digital Assets and a controlling interest in one or more businesses in the Digital Asset and blockchain industries.

Our Business

Subject to additional financing, the Company plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. The Company intends to acquire Digital Assets through open market purchases. Additionally, the Company may acquire Digital Assets by resuming its transaction verification services business through outsourced data centers and earning rewards in Digital Assets by securing their respective blockchains. We are not limiting our assets to a single type of Digital Asset and may purchase a variety of Digital Assets that appear to benefit our investors and/or blockchain, subject to the limitations contained within this prospectus regarding Digital Securities. The Company is also seeking to acquire controlling interests in businesses in the blockchain industry as further described in this prospectus. We do not intend to operate outside of the Digital Asset and blockchain industries.

The Company has not participated in any initial coin offerings as it believes most of the offerings entail the offering of Digital Securities and require registration under the Securities Act and under state securities laws or can only be sold to accredited investors in the United States. Since about July 2017, initial coin offerings using Digital Securities have been (or should be) limited to accredited investors. Because we cannot qualify as an accredited investor, we do not intend to acquire coins in initial coin offerings or from purchasers in such offerings. Further, the Company does not intend to participate in registered or unregistered initial coin offerings. The Company will carefully review its purchases of Digital Securities to avoid violating the 1940 Act and seek to reduce potential liabilities under the federal securities laws. See “Risk Factors” at page 3 and “Business” at pages 40-55.

Digital asset blockchains are typically maintained by a network of participants which run servers which secure their blockchain. The market is rapidly evolving and there can be no assurances that we will be competitive with industry participants that have or may have greater resources than us.

Blockchain Technology and Digital Asset Initiatives

We are also focused on Digital Assets and blockchain technologies. Subject to additional financing, we plan to continue to evaluate other strategic opportunities including acquiring controlling interests in business in this rapidly evolving sector in an effort to enhance shareholder value.

Even though the prices of Digital Assets have fallen substantially and there remains some regulatory uncertainty, we believe that businesses using blockchain technology and those involved with Digital Assets such as bitcoin and ether, offer upside opportunity and are the types of opportunities that we may pursue.

Our current framework or criteria is to seek and evaluate acquisition targets in the blockchain and Digital Asset sector which (i) align with our business model of acquiring Digital Assets or acquiring a controlling interest in one or more blockchain technology related business ventures, and (ii) have sufficient capital to provide working capital and cover public company expenses. The requirement that a potential target have sufficient capital is a result of our inability to have this registration statement declared effective which has severely limited our ability to raise non-toxic capital. As disclosed in this prospectus we have limited cash, and accordingly as a critical framework element are seeking acquisition targets with sufficient capital which may help us sustain our operations without having us rely on toxic funding structures. Our acquisition activities are spearheaded by Charles Allen, our Chief Executive Officer who regularly communicates with Mr. David Garrity, one of our independent directors who is also seeking acquisition targets.

Transaction Verification Service Business (Digital Asset mining e.g. bitcoin, Suspended)

We believe that with additional funding we may be able to resume our transaction verification services business (Digital Asset mining e.g. bitcoin) and believe this may provide revenue growth. If we are successful in resuming our transaction verification services business, we anticipate utilizing outsourced data centers and may diversify operations by securing other blockchains in addition to bitcoin ’ s blockchain . If we resume our mining operations, we do not intend to actively trade the Digital Assets but rather hold them for our own account and sell them for U.S. dollars or other currencies including virtual currencies.

Transaction verification entails running ASIC (application-specific integrated circuit) servers or other specialized servers which solve a set of prescribed complex mathematical calculations in order to add a block to a blockchain and thereby confirm Digital Asset transactions. A party which is successful in adding a block to the blockchain, is awarded a fixed number of Digital Assets for its effort.

Going Concern

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, our independent auditors have indicated in their report on our December 31, 2017 financial statements that there is substantial doubt about our ability to continue as a going concern.

1

Summary of The Offering

Resale Shares:	67,939,632 shares of Common Stock (the “Resale Shares”), consisting of: (i) 15,873,600 shares of Common Stock issuable upon exercise of outstanding Series A Warrants exercisable at $0.085 per share; (ii) 15,714,288 shares of Common Stock issuable upon exercise of outstanding Additional Warrants exercisable at $0.085 per share; (iii) 15,714,288 shares of Common Stock issuable upon exercise of outstanding Bonus Warrants exercisable at $0.17 per share; and (iv) 12,942,000 shares of Common Stock issuable upon exercise of outstanding Series B Warrants exercisable at $0.135 per share, and (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock. The Series A, Additional, and Bonus Warrants were issued in a private placement that closed on May 25, 2017. The Series B Warrants were issued in a private placement that closed in October 2017. See “Private Placements.” The Selling Shareholders include our executive officers.

Common Stock outstanding before and after this offering:

Common Stock outstanding prior to offering: 372,605,986 shares

Common Stock offered by the Selling Shareholders: 67,939,632 shares

Common Stock outstanding immediately following the offering: 432,850,162 shares. (1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the Selling Shareholders. However, if any of the Warrants are exercised for cash, we will receive the proceeds, and we plan to use such proceeds for general corporate purposes including compensation to our management.

Risk factors:	See “Risk Factors” beginning on page 3 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB trading symbol	BTCS

(1)

The number of outstanding shares after the offering assumes the 60,244,176 Resale Shares issuable upon the exercise of outstanding warrants being registered in this prospectus are exercised for cash and excludes: i) 1,264,902 shares of Common Stock underlying warrants not being registered in this prospectus, and ii) 5,882,800 shares of Common Stock underlying Series C-1 Convertible Preferred stock not being registered in this prospectus.

Unless we indicate otherwise, all information in this prospectus:

●	is based on 372,605,986 shares of Common Stock issued and outstanding as of October 26 , 2018;

●

Excludes: i) 60,244,176 shares of our Common Stock, being registered in this prospectus, issuable upon exercise of outstanding warrants at a weighted average exercise price of  $0.118 per share as of October 26 , 2018, ii) 1,264,902 shares of Common Stock underlying warrants not being registered in this prospectus, and iii) 5,882,800 shares of Common Stock underlying Series C-1 Convertible Preferred S tock not being registered in this prospectus.

2

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Common Stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Company

If the SEC is unwilling to declare this registration statement effective we may need to rely on less conventional convertible securities to fund the company, often referred to as "floorless", "toxic," "death spiral," and "ratchet" convertibles.

If we are unable to raise additional funds through the registration of the warrants in this prospectus and the subsequent exercise of the warrants we may need to rely on toxic convertible securities. Toxic convertible securities allow the holders to convert their securities to common stock at a discount to the market price at the time of conversion. That means that the lower the stock price, the more shares the Company must issue on conversion. By way of example on December 16, 2015 the Company relied on a convertible note with certain less conventional features to funds its operation. The Company was unable to repay the note at maturity which resulted in its default on the note, subsequent conversion of the note to common stock, and extreme dilution to our shareholders. The resulting effect of the default on the note was a decline of the Company’s stock price of over 98% from $6.33 per share to $0.09 per share based on the closing prices on June 1, 2016 and July 31, 2016. The Company filed its initial registration statement on August 10, 2017. If the Company is unable to have this registration statement become effective and relies on toxic funding, it may materially and adversely affect the market price of our Common Stock and result in extreme dilution.

We need to secure additional financing.

We require additional funds since we have very limited operating capital and negative working capital. As of October 24 , 2018, we had $ 6,980 in cash and approximately $ 3,068 of Digital Assets. The price of Digital Assets are subject to wide fluctuations. Our cash and Digital Assets as of the date of this prospectus are expected to be only sufficient to compensate our independent registered accounting firm for the review of this registration statement.

We anticipate that we will incur operating losses for the foreseeable future. Our officers have not been paid since the end of July. Our cash burn rate is approximately $80,000 per month, which we are currently accruing, and which may increase as we continue to spend additional cash on legal and accounting expenses in connection with this registration statement.

If we continue to incur legal and accounting costs as we work towards getting this registration statement effective, we likely will be forced to engage in a toxic financing which would be extremely dilutive to existing shareholders and would depress the price of our common stock, among other things. If we are not successful in securing additional financing including toxic funding, we will likely be required to cease operations.

To the extent possible we plan to use the warrants referred to in this prospectus as a mechanism to secure additional financing. If the current trading price of our common stock does not result in an economically favorable transaction for the warrant holders to exercise their warrants we may lower the exercise price to entice the warrant holders to exercise their warrants for cash.

We filed the original registration statement on August 10, 2017 and if we continue to receive comment letters from the SEC or if we are unable to respond to the SEC’s comment letters in a timely manner we may deplete all our available funds prior to this registration statement being declared effective. We estimate that the average cost of filing each registration statement or amendment is approximately $26,000 per filing comprised of legal fees, auditor consent fees and other expenses. If we are unable to: i) have this registration statement declared effective by the SEC prior to depleting our available funds, and ii) subsequently entice the warrant holders to cash exercise their warrants we will either need to seek funding through private placements which, to the extent available to us, may be extremely dilutive to shareholders, or risk all of our officers terminating their employment for “Good Reason” as defined in their employment agreements for failure of us to make payroll which would result in us owing them an aggregate cash payment of $435,000 if both officers were to resign. Further, if both Mr. Allen and Mr. Handerhan were to terminate their employment for “Good Reason” the simultaneous loss of services would result in the Company having no officers or employees and our directors may seek to cease all operations which would have a material adverse effect on us.

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Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated in their report on our December 31, 2017 financial statements that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We have a limited operating history and a history of operating losses, and expect to incur significant additional operating losses.

We have a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We have generated net losses of $45.1 million and $44.3 million for the years ended December 31, 2017 and 2016, respectively. We expect to incur additional net losses over the next several years as we seek to expand operations. The amount of future losses and when, if ever, we will achieve profitability are uncertain. If we are unsuccessful at executing on our business plan, our business, prospects, and results of operations may be materially adversely affected.

We have an evolving business model.

As Digital Assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. In 2017, the SEC issued the DAO Report that promoters that use initial coin offerings or token sales to raise capital may be engaged in the offer and sale of securities in violation of the Securities Act and the Exchange Act. This may cause us to potentially change our future business in order to comply fully with the federal securities laws as well as applicable state securities laws. As a result, to stay current with the industry, our business model may need to evolve as well. From time to time we may modify aspects of our business model relating to our product mix and service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

Because we lack effective internal controls and disclosure controls, we erroneously accounted for Digital Assets using a fair value methodology which was not consistent with United States generally accepted accounting principles (“US GAAP”) and required us to restate our financial statements for the year ended December 31, 2017 and the three and six months ended March 31, 2018 and June 30, 2018, our failure to establish and maintain effective internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations which could have a material adverse effect on our financial condition.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial statements. As discussed in our amendment to the Company’s annual report for the year ended December 31, 2017 on Form 10-K, our internal controls and disclosure controls were not effective as of December 31, 2017. Because of our ineffective controls and material weaknesses, we did not account for our Digital Assets correctly in our financial statements and recently restated our audited financial statements for the year ended December 31, 2017 and the unaudited financial statements for the quarters ended March 31, 2018 and June 30, 2018.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

While the Company is now following US GAAP in accounting for its Digital Assets, it has not remediated its material weaknesses. There can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements and cause us to fail to meet our reporting and financial obligations, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock.

The loss of our executive officers Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer, and Michal Handerhan, our Chief Operating Officer, could have a material adverse effect on us.

Our success depends solely on the continued services of our executive officers, particularly Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer, and Michal Handerhan, our Chief Operating Officer, who have extensive market knowledge and long-standing industry relationships. In particular, our reputation among and our relationships with key Digital Asset industry leaders are the direct result of a significant investment of time and effort by these individuals to build our credibility in a highly specialized industry. The loss of services of either Charles Allen or Michal Handerhan, could diminish our business and growth opportunities and our relationships with key leaders in the Digital Asset industry and could have a material adverse effect on us.

4

The loss of Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer, and Michal Handerhan, our Chief Operating Officer, would have a material adverse effect on us.

We no longer have sufficient funds to make payroll and compensate either Charles Allen or Michal Handerhan, if either are unwilling to continue working without pay and choose to leave it could have a material adverse effect on us.

The simultaneous loss of services of both Charles Allen and Michal Handerhan, would result in the Company having no officers or employees and would subsequently cease all operations which would have a material adverse effect on us. See the second risk factor below on the loss of our executive officers and employees.

Michal Handerhan our Chief Operating Officer has notified the Company that in the event of the departure of Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer from the Company he may terminate his employment and may resign as an officer and director of the Company, which would have a material adverse effect on us.

We have no other officers and only one other director. The simultaneous loss of Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer, and Michal Handerhan, our Chief Operating Officer, would have a material adverse effect on us. Their Employment Agreements permit them to resign for Good Reason which includes non-payment of salaries. This would result in the Company owing them $435,000 and would leave the Company without officers or employees which may have a material adverse effect upon us.

Our Chairman, Chief Executive Officer and Chief Financial Officer, Charles Allen’s involvement with Global Bit Ventures Inc. (“GBV”) may create a continuing, conflict of interest. In the event such position and interest results in a conflict of interest between us and GBV, Mr. Allen could potentially make decisions that are not in the best interest of the shareholders of the Company.

Our Chairman, Chief Executive Officer and Chief Financial Officer, Charles Allen, is involved in other companies including his position and interest in GBV, a blockchain company. The Company currently has no intent to acquire GBV and does not intend to in the future. The conflicts include time and the potentially competing interests of two companies in the same industry. Our Board of Directors and Mr. Allen will attempt to minimize such conflicts. In determining whether or not our interest conflict with those of Mr. Allen’s, our disinterested directors will primarily consider legal advice concerning corporate opportunities, the potential benefits to us, the degree of risk to which we may be exposed and our financial position at that time. We will rely upon the role of Mr. David Garrity, our sole non-employee director to evaluate corporate opportunities and the time Mr. Allen spends on our interests. However, as discussed at page 57 under the heading “Conflicts of Interest,” Mr. Garrity is a consultant to two firms which focus on blockchain technology. We cannot be certain that Mr. Garrity will not have conflicts of interest in the future. The Company has no other procedures or mechanisms to deal with conflicts of interest. It is possible that the existence of the potential conflict or decisions made in connection with such conflicts could adversely affect the price of our Common Stock and could cause the price to be less than it might have been if the conflicts did not exist or were avoided. Mr. Allen currently devotes no more than five hours per week to GBV, however as a result of the Company’s past inability to compensate Mr. Allen at generally accepted market levels and its historic failure to either make payroll or make payroll on a timely basis, Mr. Allen may choose to devote a substantial amount of his time to his involvement with other companies or on other projects which may have a material adverse effect on us.

5

From July 1, 2017 to October 24, 2017 and beginning on August 1, 2018 we did not have sufficient funds to make payroll and compensate Charles Allen, as a result Mr. Allen elected to devote a substantial amount of his time to his involvement with other companies which may have a material adverse effect on us.

With our small size and lack of financial resources, we may not be able to recruit independent directors. Because our officers may be subject to potential lawsuits brought by shareholders on behalf of the Company, they may be hesitant to take actions which could benefit us and they may be more likely to resign. Ultimately, we may be adversely harmed as the result of such potential conflicts.

Our Chief Operating Officer, Michal Handerhan’s involvement with GBV may create a continuing, conflict of interest. In the event such position and interest results in a conflict of interest between us and GBV, Mr. Handerhan could potentially make decisions that are not in the best interest of the shareholders of the Company.

Our Chief Operating Officer, Michal Handerhan, is involved in other companies including his position and interest in GBV, a blockchain company. The Company currently has no intent to acquire GBV and does not intend to in the future. Mr. Handerhan may face continuing conflicts of interest between the Company and GBV. The conflicts include time and the potentially competing interests of two companies in the same industry. Our Board of Directors and Mr. Handerhan will attempt to minimize such conflicts. In determining whether or not our interest conflict with those of Mr. Handerhan’s, our disinterested directors will primarily consider legal advice concerning corporate opportunities, the potential benefits to us, the degree of risk to which we may be exposed and our financial position at that time. For information on David Garrity, a non-employee director, and potential conflicts he may have, see the immediately prior risk factor. The Company has no other procedures or mechanisms to deal with conflicts of interest. It is possible that the existence of the potential conflict or decisions made in connection with such conflicts could adversely affect the price of our Common Stock and could cause the price to be less than it might have been if the conflicts did not exist or were avoided. Mr. Handerhan currently devotes no more than five hours per week to GBV, however as a result of the Company’s past inability to compensate Mr. Handerhan at generally accepted market levels and its historic failure to either make payroll or make payroll on a timely basis, Mr. Handerhan may choose to devote a substantial amount of his time to his involvement with other companies or on other projects which may have a material adverse effect on us.

From July 1, 2017 to October 24, 2017 and beginning on August 1, 2018 we did not have sufficient funds to make payroll and compensate Michal Handerhan, as a result Mr. Handerhan has chosen to devote a substantial amount of his time to his involvement with other companies which may have a material adverse effect on us.

With our small size and lack of financial resources, we may not be able to recruit independent directors. Because our officers may be subject to potential lawsuits brought by shareholders on behalf of the Company, they may be hesitant to take actions which could benefit us and they may be more likely to resign. Ultimately, we may be adversely harmed as the result of such potential conflicts.

Any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

Our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing, and customer service personnel could harm our business.

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We may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements.

We are required to comply with a variety of reporting, accounting and other rules and regulations. Compliance with existing requirements is expensive. We may need to implement additional finance and accounting systems, procedures and controls to satisfy our reporting requirements and such further requirements may increase our costs and require additional management time and resources. Our internal control over financial reporting is determined to be ineffective. Such failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our Common Stock, subject us to regulatory investigations and penalties, and adversely impact our business and financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, estimating valuation allowances and accrued liabilities (including allowances for returns, credit card chargebacks, doubtful accounts and obsolete and damaged inventory), internal use software and website development (acquired and developed internally), accounting for income taxes, valuation of long-lived and intangible assets and goodwill, stock-based compensation and loss contingencies, are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported or expected financial performance.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide Digital Asset or Digital Security-related services or that accept Digital Assets as payment, including financial institutions of investors in our securities.

A number of companies that provide bitcoin and/or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or derivatives on other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies, and could decrease their usefulness and harm their public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin and/or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

If we fail to accurately forecast our expenses and revenues, our business, prospects, financial condition and results of operations may suffer and the price of our securities may decline.

The rapidly evolving nature of our industry and the constantly evolving nature of our business, make forecasting operating results difficult. We plan to upgrade and further expand the components of our infrastructure. We may experience difficulties with upgrades of our infrastructure, and may incur increased expenses as a result of these difficulties. As a result of these potential expenditures on our infrastructure, our ability to reduce spending may become limited. Therefore, any significant shortfall in the revenues for which we have built and are continuing to build our infrastructure would likely harm our business.

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Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornados, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us or other service providers could adversely affect our business.

Since there has been limited precedence set for financial accounting of Digital Assets other than Digital Securities, it is unclear how we will be required to account for Digital Asset transactions in the future.

Since there has been limited precedence set for the financial accounting of Digital Assets other than Digital Securities, it is unclear how we will be required to account for Digital Asset transactions or assets. While Digital Assets technically meet the definition of an intangible asset, as intangible assets are those that lack physical substance. This model results in holdings of Digital Assets being recorded at the cost of acquisition, subject to impairment. That is, the model will only capture declines in the value of the Digital Assets, not increases. In our opinion, while Digital Assets meet the strict definition of intangible assets, this model does not best reflect the nature and economics of Digital Assets, which have unique characteristics that differ from most intangible assets. While Digital Assets have no physical substance, many are traded on exchanges (unlike other intangible assets), are designed to be accepted as payment for other goods and services (which is very infrequent for other intangible assets), and their value is subject to significant volatility. We believe these differences are fundamental and point to the appropriateness of a fair value model and this position is reflected in and consistent with "PWC's Point of View Cryptocurrencies" (March 2018). However, a change in regulatory or financial accounting standards could result in the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operation.

We are subject to the information and reporting requirements of the Exchange Act), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to shareholders will cause our expenses to be higher than they would have been if we were privately held. It may be time consuming, difficult and costly for us to develop, implement and maintain the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock. During our assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, management identified a significant deficiency in our disclosure controls and procedures which may lead to a failure to prevent or detect misstatements.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. During our assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, management identified a significant deficiency related to presence of weakness in our disclosure control and procedure resulting from limited internal audit functions. Because of our inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with any policies and procedures may deteriorate.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2018 and beyond and to make certain activities more time consuming and costly. The impact of the SEC’s July 25, 2017 report on Digital Securities (the “DAO Report”) as well as recent enforcement actions and speeches made by the SEC’s Chairman will increase our compliance and legal costs. More recently, the SEC’s Chairman commented that most initial coin offerings (a type of Digital Asset) involve the offer of a Digital Security. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry including changes which adversely affect bitcoin and other Digital Assets;

●	competitive pricing pressures;

●	continued volatility in the stock prices of Digital Assets issuers;

●	continued volatility in the price of bitcoin and other Digital Assets;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel including our executive officers;

●	sales of our Common Stock;

●	conversion of our Series C-1 Convertible Preferred Stock and the subsequent sale of the underlying Common Stock;

●	exercise of our warrants and the subsequent sale of the underlying Common Stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock. As a result, you may be unable to resell your shares at a desired price.

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We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited trading market for our Common Stock and we cannot ensure that one will be sustained.

Our shares of Common Stock are not traded on a national securities exchange, and the price, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of Common Stock in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. The price of our Common Stock has been highly volatile. Because there may be a low price for our shares of Common Stock and because of our involvement in the Digital Asset business, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of Common Stock as collateral for any loans.

Because our Common Stock does not trade on a national securities exchange, the prices of our Common Stock may be more volatile and lower than if we were listed.

Our Common Stock trades on the OTCQB operated by OTC Markets Group Inc. This market is not a national securities exchange. While our Common Stock trading has been relatively active, generally the OTCQB does not have the same level of activity as a national securities exchange like Nasdaq. Most institutions will not purchase a security unless it is on a national securities exchange. In addition, they do not purchase stocks that trade below $5 per share. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares.

Our Common Stock is deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our Common Stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose Common Stock is not listed on the Nasdaq Stock Market or other national securities exchange or trades at less than $5.00 per share. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Because our Common Stock is subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

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Sales by our significant shareholders could have an adverse effect on the market price of our stock.

Several of our shareholders own significant portions of our preferred stock convertible into Common Stock, and Warrants exercisable for Common Stock. If one or more of our significant shareholders were to sell all or a material number of shares of Common Stock currently available to be sold and the additional shares of Common Stock, upon effectiveness of a registration statement we are required to file (or expiration of the six-month Rule 144 period), the market price of our Common Stock could be negatively impacted. These shares plus the shares of Common Stock issuable upon conversion of preferred stock and on the exercise of warrants creates a circumstance commonly referred to as an “overhang” and in anticipation of exercises the market price of our Common Stock could fall. Investors should be aware that they could experience significant short-term volatility in our stock if such shareholders decide to sell all or a portion of their holdings of our Common Stock at once or within a short period of time. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our Common Stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing shareholders.

Substantial future sales of our Common Stock by us or by our existing shareholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances and corporate partnering transactions, could adversely affect the market price of our Common Stock. Sales by existing shareholders of a large number of shares of our Common Stock in the public market or the perception that additional sales could occur could cause the market price of our Common Stock to drop.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our Common Stock if these firms cannot recommend the purchase of our Common Stock. The absence of such coverage limits the likelihood that an active market will develop for our Common Stock. Due to our going concern and the delay in the SEC approving this registration statement effective we may lack the ability to acquire additional capital which may make it more difficult for us to attract new investors at times when we require additional capital.

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If the Selling Shareholders exercise their Warrants or we engage in future securities offerings, our shareholders will experience future dilution.

If the Selling Shareholders exercise their Warrants including those which the Resale Shares underlie, our existing shareholders will incur substantial dilution. In order to raise capital, we plan to offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. We have no plans as to the type of security or price or the potential number of shares of Common Stock. Although no assurances can be given that we will issue any Common Stock or Common Stock equivalents or consummate a financing, in the event we do, or in the event we sell shares of Common Stock or other securities convertible into shares of our Common Stock in the future, additional and substantial dilution will occur.

We may be accused of infringing intellectual property rights of third parties.

We may be subject to legal claims of alleged infringement of the intellectual property rights of third parties. The ready availability of damages, royalties and the potential for injunctive relief has increased the defense litigation costs of patent infringement claims, especially those asserted by third parties whose sole or primary business is to assert such claims. Such claims, even if not meritorious, may result in significant expenditure of financial and managerial resources, and the payment of damages or settlement amounts. Additionally, we may become subject to injunctions prohibiting us from using software or business processes we currently use or may need to use in the future, or requiring us to obtain licenses from third parties when such licenses may not be available on financially feasible terms or terms acceptable to us or at all. In addition, we may not be able to obtain on favorable terms, or at all, licenses or other rights with respect to intellectual property we do not own in providing ecommerce services to other businesses and individuals under commercial agreements.

Use of social media may adversely impact our reputation.

There has been a marked increase in use of social media platforms and similar devices, including weblogs (blogs), social media websites, and other forms of Internet-based communications which allow individual access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning retailers, manufacturers, and their goods and services and often act on such information without further investigation, authentication and without regard to its accuracy. The availability of information on social media platforms and devices is virtually immediate as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is virtually limitless. Information concerning or affecting us may be posted on such platforms and devices at any time. Information posted may be inaccurate and adverse to us, and it may harm our business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for the dissemination of trade secret information or compromise of other valuable company assets, any of which could harm our business.

Risks Related to the Bitcoin Network and Bitcoins

The following risks relate to our proposed business and the effects upon us assume we obtain financing in a sufficient amount to re-enter this business.

The further development and acceptance of the Bitcoin Network and other Digital Asset systems, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the Bitcoin Network may adversely affect an investment in our Company.

Digital Assets such as bitcoins that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the Bitcoin Network is a prominent, but not unique, part. The growth of the Digital Assets industry in general, and the Bitcoin Network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the Digital Assets industry, as well as the Bitcoin Network, include:

●	continued worldwide growth in the adoption and use of bitcoins and other Digital Assets;

●	government and quasi-government regulation of bitcoins and other Digital Assets and their use, or restrictions on or regulation of access to and operation of the Bitcoin Network or similar Digital Assets systems;

●	the maintenance and development of the open-source software protocol of the Bitcoin Network;

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●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	general economic conditions and the regulatory environment relating to Digital Assets; and

●	the impact of regulators focusing on Digital Assets and Digital Securities and the costs associated with such regulatory oversight.

A decline in the popularity or acceptance of the Bitcoin Network could adversely affect an investment in us.

Because Digital Assets may be determined to be Digital Securities, we may inadvertently violate the 1940 Act and incur large losses as a result and potentially be required to register as an investment company or terminate operations.

Presently our only material asset (other than cash) is an investment in bitcoin. Digital Assets we may own in the future may be determined to be Digital Securities by the SEC or a court. If a Digital Asset we were to hold was later determined to be a Digital Security, we could inadvertently be become an investment company as defined by the 1940 Act if the value of the Digital Securities we owned exceeded 40% of our assets excluding cash. We are subject to the following risks:

●	Contrary to our legal advice, the SEC or a court may conclude that bitcoin, ether, or other Digital Assets we later acquire are securities;
●	Based on legal advice, we may acquire other Digital Assets which we have been advised are not securities but later are held to be securities;
●	We may knowingly acquire Digital Assets that are securities and acquire minority investments in businesses which investments are securities; and
●	Regardless of the internal procedures we take to avoid surpassing the 40% threshold, future volatility during the course of a day may cause use to exceed the 40% threshold.

If we exceed the test, we will have one-year to reduce our holdings of securities below the 40% threshold. However, that can only occur once during a three-year period. Accordingly, if changes in the classification of Digital Assets causes us to exceed the 40% threshold, we may experience large losses when we liquidate securities as a result of continued volatility. Further, if we elect to sell a private investment, not only may it be difficult to find a buyer but we could incur a significant loss on the sale of a private investment due to not only the lack of liquidity but also the entity’s poor performance. If we are able to come below the 40% threshold and again face the same problem, it is likely we will be forced to terminate operations, sell all assets and distribute cash to our shareholders who will likely suffer very large losses. Further, the cost of distributing cash to our shareholder may exceed the amount of cash on hand in which case we would use our remaining funds to wind down the Company.

If We Acquire Digital Securities, Even Unintentionally, We May Violate the 1940 Act and Incur Potential Third Party Liabilities

We expect that if we obtain sufficient financing, we will acquire additional Digital Assets including bitcoins, ether and Digital Securities. As this prospectus discloses, there is an increased regulatory examination of Digital Assets and Digital Securities. This has led to regulatory and enforcement activities. In order to limit our acquisition of Digital Securities to stay within the 40% threshold, we will examine the manner in which Digital Assets were initially marketed to determine if they may be deemed Digital Securities and subject to federal and state securities laws. Even if we conclude that a particular Digital Asset is not a security under the Securities Act, certain states including California take a stricter view of the term “investment contract” which means the Digital Asset may have violated applicable state securities laws. This will result in increased compliance costs and legal fees. If our examination of a Digital Asset is incorrect, we may incur regulatory penalties and private investor liabilities since Section 5 of the Securities Act is a strict liability statute much like selling spoiled milk and state securities laws generally impose liability for negligence misrepresentations.

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Currently, there is relatively small use of bitcoins in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in us.

As relatively new products and technologies, bitcoins and the Bitcoin Network have only recently become widely accepted as a means of payment for goods and services by many major retail and commercial outlets, and use of bitcoins by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of bitcoins. A lack of expansion by bitcoins into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the price of bitcoin, either of which could adversely impact an investment in us.

Significant Bitcoin Network contributors could propose amendments to the Bitcoin Network’s protocols and software that, if accepted and authorized by the Bitcoin Network, could adversely affect an investment in us.

A small group of individuals contribute to the Bitcoin Core project on Github. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. These individuals can propose refinements or improvements to the Bitcoin Network’s source code through one or more software upgrades that alter the protocols and software that govern the Bitcoin Network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. For example, there is an ongoing debate regarding altering the Blockchain by increasing the size of blocks to accommodate a larger volume of transactions. Although some proponents support an increase, other market participants oppose an increase to the block size as it may deter miners from confirming transactions and concentrate power into a smaller group of miners. To the extent that a significant majority of the users and miners on the Bitcoin Network install such software upgrade(s), the Bitcoin Network would be subject to new protocols and software that may adversely affect an investment in the Shares. In the event a developer or group of developers proposes a modification to the Bitcoin Network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible Blockchain implementations could result. This is known as a “hard fork.” In such a case, the “hard fork” in the Blockchain could materially and adversely affect the perceived value of bitcoin as reflected on one or both incompatible Blockchains that may adversely affect an investment in us.

Bitcoin has recently forked and additional forks may occur in the future which may affect the value of bitcoin held by the Company.

On August 1, 2017 bitcoin’s blockchain was forked and Bitcoin Cash was created. The fork resulted in a new blockchain being created with a shared history, and a new path forward. Bitcoin Cash has a block size of 8mb and other technical changes. On October 24, 2017, bitcoin’s blockchain was forked and Bitcoin Gold was created. The fork resulted in a new blockchain being created with a shared history, and new path forward, Bitcoin Gold has a different proof of work algorithm and other technical changes. On February 28, 2018, the bitcoin blockchain forked a third time and created Bitcoin Private. Bitcoin Private enables the holders of Bitcoin Private to keep certain data private during transactions which would be public during a Bitcoin transaction. The value of the newly created Bitcoin Cash, Bitcoin Gold, and Bitcoin Private may or may not have value in the long run and may affect the price of bitcoin if interest is shifted away from bitcoin to the newly created Digital Assets. The value of bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future. As such, the value of bitcoin could be materially reduced if existing and future forks have a negative effect on bitcoin’s value.

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The open-source structure of the Bitcoin Network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Bitcoin Network and an investment in us.

The Bitcoin Network operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open source project, Bitcoin is not represented by an official organization or authority. As the Bitcoin Network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the Bitcoin Network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the Bitcoin Network and the lack of guaranteed resources to adequately address emerging issues with the Bitcoin Network may reduce incentives to address the issues adequately or in a timely manner. This may adversely affect an investment in us.

If a malicious actor or botnet obtains control in excess of 50 percent of the processing power active on the Bitcoin Network, it is possible that such actor or botnet could manipulate the Blockchain in a manner that adversely affects an investment in us.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on the Bitcoin Network, it may be able to alter the Blockchain on which the Bitcoin Network and all bitcoin transactions rely by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the Bitcoin Network can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new bitcoins or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own bitcoins (i.e., spend the same bitcoins in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power on the Bitcoin Network or the bitcoin community does not reject the fraudulent blocks as malicious, reversing any changes made to the Blockchain may not be possible. Such changes could adversely affect an investment in us.

In late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period in early June may have exceeded, the threshold of 50 percent of the processing power on the Bitcoin Network. To the extent that GHash.io did exceed 50 percent of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the Blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40 percent of the processing power on the Bitcoin Network. The approach to and possible crossing of the 50 percent threshold indicate a greater risk that a single mining pool could exert authority over the validation of bitcoin transactions. To the extent that the bitcoin ecosystem, including the Core Developers and the administrators of mining pools, do not act to ensure greater decentralization of bitcoin mining processing power, the feasibility of a malicious actor obtaining in excess of 50 percent of the processing power on the Bitcoin Network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in us.

If the award of bitcoin for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending hashrate to solve blocks and confirmations of transactions on the Blockchain could be slowed temporarily. A reduction in the hashrate expended by miners on the Bitcoin Network could increase the likelihood of a malicious actor obtaining control in excess of fifty percent (50%) of the aggregate hashrate active on the Bitcoin Network or the Blockchain, potentially permitting such actor to manipulate the Blockchain in a manner that adversely affects an investment in us.

As the award of new bitcoin for solving blocks declines, and if transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. The current fixed reward for solving a new block is twelve and a half (12.5) bitcoin per block; the reward decreased from twenty-five (25) bitcoin in July 2016. It is estimated that it will halve again in about four (4) years. This reduction may result in a reduction in the aggregate hashrate of the Bitcoin Network as the incentive for miners will decrease. Moreover, miners ceasing operations would reduce the aggregate hashrate on the Bitcoin Network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the Blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Bitcoin Network more vulnerable to a malicious actor obtaining control in excess of fifty (50) percent of the aggregate hashrate on the Bitcoin Network. Periodically, the Bitcoin Network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the Bitcoin Network protocol. The Company believes that from time to time there will be further considerations and adjustments to the Bitcoin Network regarding the difficulty for block solutions. More significant reductions in aggregate hashrate on the Bitcoin Network could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hashrate of the Bitcoin Network may negatively impact the value of bitcoin, which will adversely impact an investment in us.

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To the extent that the profit margins of Bitcoin mining operations are not high, operators of Bitcoin mining operations are more likely to immediately sell bitcoins earned by mining in the Bitcoin Exchange Market, resulting in a reduction in the price of bitcoins that could adversely impact an investment in us.

Over the past three years, Bitcoin Network mining operations have evolved from individual users mining with computer processors, graphics processing units and first generation ASIC servers. Currently, new processing power brought onto the Bitcoin Network is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior Bitcoin Network miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell bitcoins earned from mining operations on the Bitcoin Exchange Market, whereas it is believed that individual miners in past years were more likely to hold newly mined bitcoins for more extended periods. The immediate selling of newly mined bitcoins greatly increases the supply of bitcoins on the Bitcoin Exchange Market, creating downward pressure on the price of bitcoins.

The extent to which the value of bitcoin mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined bitcoin rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold into the Bitcoin Exchange Market more rapidly, thereby potentially reducing bitcoin prices. Lower bitcoin prices could result in further tightening of profit margins, particularly for professionalized mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of bitcoin until mining operations with higher operating costs become unprofitable and remove mining power from the Bitcoin Network. The network effect of reduced profit margins resulting in greater sales of newly mined bitcoin could result in a reduction in the price of bitcoin that could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the Blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in the Bitcoin Network, which could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the Blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the Blockchain. Any systemic delays in the recording and confirmation of transactions on the Blockchain could result in greater exposure to double-spending transactions and a loss of confidence in the Bitcoin Network, which could adversely impact an investment in us.

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The acceptance of Bitcoin Network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin Network could result in a “fork” in the Blockchain, resulting in the operation of two separate networks until such time as the forked Blockchains are merged. The temporary or permanent existence of forked Blockchains could adversely impact an investment in us.

Bitcoin is an open source project and, although there is an influential group of leaders in the Bitcoin Network community including the Core Developers, there is no official developer or group of developers that formally controls the Bitcoin Network. Any individual can download the Bitcoin Network software and make any desired modifications, which are proposed to users and miners on the Bitcoin Network through software downloads and upgrades, typically posted to the bitcoin development forum on GitHub.com. A substantial majority of miners and bitcoin users must consent to those software modifications by downloading the altered software or upgrade that implements the changes; otherwise, the changes do not become a part of the Bitcoin Network. Since the Bitcoin Network’s inception, changes to the Bitcoin Network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin Network remains a coherent economic system; however, a developer or group of developers could potentially propose a modification to the Bitcoin Network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the Bitcoin Network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of Bitcoin Network software, a fork in the Blockchain could develop and two separate Bitcoin Networks could result, one running the pre-modification software program and the other running the modified version (i.e., a second “Bitcoin” network). Such a fork in the Blockchain typically would be addressed by community-led efforts to merge the forked Blockchains, and several prior forks have been so merged. This kind of split in the Bitcoin Network could materially and adversely impact an investment in us and, in the worst case scenario, harm the sustainability of the Bitcoin Network’s economy.

Intellectual property rights claims may adversely affect the operation of the Bitcoin Network.

Third parties may assert intellectual property claims relating to the holding and transfer of Digital Assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in the Bitcoin Network’s long-term viability or the ability of end-users to hold and transfer bitcoins may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing the Bitcoin Network or holding or transferring their bitcoins. As a result, an intellectual property claim against us or other large Bitcoin Network participants could adversely affect an investment in us.

The Bitcoin Exchanges on which bitcoins trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for other products. To the extent that the Bitcoin Exchanges representing a substantial portion of the volume in bitcoin trading are involved in fraud or experience security failures or other operational issues, such Bitcoin Exchanges’ failures may result in a reduction in the price of bitcoin and can adversely affect an investment in us.

The Bitcoin Exchanges on which the bitcoins trade are new and, in most cases, largely unregulated. Furthermore, many Bitcoin Exchanges (including several of the most prominent US Dollar denominated Bitcoin Exchanges) do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, Bitcoin Exchanges, including prominent exchanges handling a significant portion of the volume of bitcoin trading.

Over the past four (4) years, a number of Bitcoin Exchanges have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such Bitcoin Exchanges were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin Exchanges. While smaller Bitcoin Exchanges are less likely to have the infrastructure and capitalization that make larger Bitcoin Exchanges more stable, larger Bitcoin Exchanges are more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems). Further, the collapse of the largest Bitcoin Exchange in 2014 suggests that the failure of one component of the overall Bitcoin ecosystem can have consequences for both users of a Bitcoin Exchange and the Bitcoin industry as a whole.

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More recently, the Wall Street Journal has reported that China will shut down Bitcoin Exchanges and other virtual currency trading platforms. The article reported that China has accounted for the bulk of global bitcoin trading. In February 2018 the South China Morning Post reported, in an article published by the Financial News, a publication affiliated to the People’s Bank of China, that to prevent financial risks, China will step up measures to remove any onshore or offshore platforms related to virtual currency trading or ICOs. Further, in late January 2018, the Wall Street Journal reported that $530 million of cryptocurrency was missing from a Japanese exchange.

A lack of stability in the Bitcoin Exchange Market and the closure or temporary shutdown of Bitcoin Exchanges due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in the Bitcoin Network and result in greater volatility in bitcoin value. These potential consequences of a Bitcoin Exchange’s failure could adversely affect an investment in us.

Political or economic crises may motivate large-scale sales of Bitcoins, which could result in a reduction in Bitcoin value and adversely affect an investment in us.

As an alternative to fiat currencies that are backed by central governments, Digital Assets such as bitcoins, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of bitcoins either globally or locally. Large-scale sales of bitcoins would result in a reduction in bitcoin value and could adversely affect an investment in us.

Demand for bitcoin is driven, in part, by its status as the most prominent and secure Digital Asset. It is possible that a Digital Asset other than bitcoins could have features that make it more desirable to a material portion of the Digital Asset user base, resulting in a reduction in demand for bitcoins, which could have a negative impact on the price of bitcoins and adversely affect an investment in us.

The Bitcoin Network and bitcoins, as an asset, hold a “first-to-market” advantage over other Digital Assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the Blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long-term stability of a Digital Asset’s network and its block chain; as a result, the advantage of more users and miners makes a Digital Asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

As of October 24 , 2018, there were over two thousand (2,000) alternate Digital Assets (or altcoins) tracked by CoinMarketCap, having a total market capitalization (including the market capitalization of bitcoin) of approximately $2 10 billion, using market prices and total outstanding supply of each Digital Asset. This includes altcoins using a “proof of work” mining structure similar to Bitcoin, and those using a “proof of stake” transaction verification system that is different than Bitcoin’s mining system (e.g., Peercoin, Bitshares and NXT). As of October 24 , 2018, bitcoin’s $1 12 billion market capitalization was over five (5) times the size of the $21 billion market cap of Ether, the second largest proof-of-work Digital Asset. Despite the marked first-mover advantage of the Bitcoin Network over other Digital Assets, it is possible that another Digital Asset could become materially popular due to either a perceived or exposed shortcoming of the Bitcoin Network protocol that is not immediately addressed by the Bitcoin contributor community or a perceived advantage of an altcoin that includes features not incorporated into Bitcoin. If a Digital Asset obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce bitcoin’s market share as well as other Digital Assets we may become involved in and have a negative impact on the demand for, and price of, such Digital Assets and could adversely affect an investment in us.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our Digital Assets.

The history of the Bitcoin Exchange Market has shown that Bitcoin Exchanges and large holders of bitcoins must adapt to technological change in order to secure and safeguard their bitcoins and other Digital Assets. We rely on Bitgo Inc.’s multi-signature enterprise storage solution to safeguard our bitcoins from theft, loss, destruction or other issues relating to hackers and technological attack. We believe that it may become a more appealing target of security threats as the size of our bitcoin holdings grow. To the extent that either Bitgo Inc. or we are unable to identify and mitigate or stop new security threats, our bitcoins may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in us.

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Security threats to us could result in, a loss of Company’s Digital Assets, or damage to the reputation and our brand, each of which could adversely affect an investment in us.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the Bitcoin Exchange Market since the launch of the Bitcoin Network. The Wall Street Journal on July 16, 2018 in a featured article about the hacking of cryptocurrency exchanges cited a report stating that since 2011, there have been “56 cyberattacks directed at cryptocurrency exchanges, initial coin offerings, and other digital-currency platforms…” causing losses of $1.63 billion. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our bitcoins and other Digital Assets. Any breach of our infrastructure could result in damage to our reputation which could adversely affect an investment in us. Furthermore, we believe that, as our assets grow, it may become a more appealing target for security threats such as hackers and malware.

We primarily rely on Bitgo Inc.’s multi-signature enterprise storage solution to safeguard our bitcoins from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, Bitgo Inc.’s security system may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God will be borne by us. In January 2018, the Japanese cryptocurrency exchange Coincheck reported that hackers breached Coincheck’s security and stole approximately $530 million worth of cryptocurrency. Our bitcoins and other Digital Assets are also stored with exchanges such as Itbit, Kraken and Coinbase and others prior to selling them.

The security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of ours, or otherwise, and, as a result, an unauthorized party may obtain access to our, private keys, data or bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of our security system could be harmed, which could adversely affect an investment in us.

In the event of a security breach, we may be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect an investment in us.

A loss of confidence in our security system, or a breach of our security system, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our bitcoins and other Digital Assets from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of our bitcoins. A security breach could harm our reputation or result in the loss of some or all of our bitcoins. A resulting perception that our measures do not adequately protect our Digital Assets could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

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Bitcoin transactions are irrevocable and stolen or incorrectly transferred bitcoins may be irretrievable. As a result, any incorrectly executed Bitcoin transactions could adversely affect an investment in us.

Bitcoin (and other Digital Asset) transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the Bitcoin Network. Once a transaction has been verified and recorded in a block that is added to the Blockchain, an incorrect transfer of Digital Assets or a theft of Digital Assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. Although our transfers of bitcoins will regularly be made to or from vendors, consultants, services providers, etc. it is possible that, through computer or human error, or through theft or criminal action, our bitcoins could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or is incapable of identifying the third party which has received our bitcoins through error or theft, we will be unable to revert or otherwise recover incorrectly transferred Company Digital Assets. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect an investment in us.

Our bitcoins and other Digital Assets may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of our bitcoins could be lost, stolen or destroyed. We believe that our bitcoins and other Digital Assets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our bitcoin and other Digital Assets. Although we primarily utilize Bitgo Inc.’s enterprise multi-signature storage solution for our bitcoins, to minimize the risk of loss, damage and theft, we cannot guarantee that it will prevent such loss, damage or theft, whether caused intentionally, accidentally or by act of God. Access to our Digital Assets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect our operations and, consequently, an investment in us.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our shareholders to the risk of loss of our bitcoins and other Digital Assets for which no person is liable.

The bitcoins and other Digital Assets held by us are not insured. Therefore, a loss may be suffered with respect to our bitcoins which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

Bitcoins and other Digital Assets held by us are not subject to FDIC or SIPC protections.

We do not hold our bitcoins and other Digital Assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our Digital Assets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

We may not have adequate sources of recovery if our bitcoins and other Digital Assets are lost, stolen or destroyed.

If our bitcoins or other Digital Assets are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy our claim. For example, as to a particular event of loss, the only source of recovery for us might be limited, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of ours.

The sale of our bitcoins or other Digital Assets to pay expenses at a time of low prices could adversely affect an investment in us.

We may sell bitcoins or other Digital Assets to pay expenses on an as-needed basis, irrespective of then-current prices. The extreme volatility of bitcoin and other Digital Assets could mean that prices are low when we need to sell. Consequently, our Digital Assets may be sold at a time when the prices are low, which could adversely affect an investment in us.

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Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating and holding bitcoins or other Digital Assets; however, third parties may assert intellectual property claims relating to the operation of us and the mechanics instituted for the investment in, holding of and transfer of bitcoins or other Digital Assets. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extraordinary expenses and be borne by us through the sale of our bitcoins and other Digital Assets. Additionally, a meritorious intellectual property claim could prevent us from operating and force us to liquidate our bitcoins and other Digital Assets. As a result, an intellectual property claim against us could adversely affect an investment in us.

Regulatory changes or actions may restrict the use of Digital Assets or the operation of trading markets in a manner that adversely affects an investment in us.

Until recently, little or no regulatory attention has been directed toward bitcoin, other Digital Assets and the markets where they trade by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size and initial coin offerings which tend to be Digital Securities, the SEC, Federal Reserve Board, U.S. Congress and certain other U.S. agencies (e.g., the CFTC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the initial coin offerings, Bitcoin Network, bitcoin users and the Bitcoin Exchange Market.

On July 25, 2017, the SEC issued its DAO Report which concluded that Digital Assets or tokens issued for the purpose of raising funds may be securities within the meaning of the federal securities laws. The DAO Report focused on the activities of a virtual organization which offered tokens in exchange for ether which as disclosed on page 18 of this prospectus is the second largest reported digital currency. The DAO Report emphasized that whether Digital Asset is a security is based on the facts and circumstances. Although the Company’s activities are not focused on raising capital or assisting others that do so, the federal securities laws are very broad, and there can be no assurances that the SEC will not take enforcement action against the Company in the future including for the sale of unregistered securities in violation of the Securities Act or acting as an unregistered investment company in violation of the 1940 Act. The SEC has taken various actions against persons or entities misusing bitcoin in connection with fraudulent schemes (i.e., Ponzi scheme), inaccurate and inadequate publicly disseminated information, and the offering of unregistered securities. More recently, the SEC suspended trading in three Digital Asset public companies. Since issuing the DAO Report the SEC Chairman has stated that the SEC is carefully examining initial coin offerings and similar areas involving Digital Assets for their compliance with the Securities Act. The SEC has taken action against multiple cryptocurrency issuers for the sale of cryptocurrency in violation of applicable registration sections of the Securities Act. Additionally, the SEC and the appropriate United States Attorney Offices have instituted fraud proceedings for certain initial coin offerings which appear to involve securities fraud. Due to the evolving nature of cryptocurrency and the potential for fraud the Digital Asset industry currently appears to be a major focus for the SEC.

Very recently, it has been publicly reported that the SEC staff has been issuing subpoenas seeking information about initial coin offerings. Although we have never invested in initial coin offerings and will not, lawsuits filed by the SEC claiming that initial coin offering issuers and cryptocurrency public companies violate the Securities Act and the Exchange Act and the resulting publicity may have a material adverse effect on the prices of Digital Assets we own and otherwise adversely affect opportunities in the Blockchain industry, which in turn will have an adverse impact on our business and prospects.

The CFTC has determined that bitcoin and other virtual currencies are commodities and the sale of derivatives based on digital currencies must be done in accordance with the provisions of the CEA and CFTC regulations. Also of significance, is that the CFTC appears to have taken the position that bitcoin is not encompassed by the definition of currency under the CEA and CFTC regulations. The CFTC defined bitcoin and other “virtual currencies” as “a digital representation of value that functions as a medium of exchange, a unit of account, and/or a store of value, but does not have legal tender status in any jurisdiction. Bitcoin and other virtual currencies are distinct from ‘real’ currencies, which are the coin and paper money of the United States or another country that are designated as legal tender, circulate, and are customarily used and accepted as a medium of exchange in the country of issuance.” To the extent that bitcoin itself is determined to be a security, commodity or other regulated asset, or to the extent that a US or foreign government or quasi-governmental agency exerts regulatory authority over the Bitcoin Network or bitcoin trading and ownership, trading or ownership in bitcoin or an investment in us may be adversely affected.

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The CFTC affirmed its approach to the regulation of bitcoin and bitcoin-related enterprises on June 2, 2016, when the CFTC settled charges against Bitfinex, a Bitcoin Exchange based in Hong Kong. In its Order, the CFTC found that Bitfinex engaged in “illegal, off-exchange commodity transactions and failed to register as a futures commission merchant” when it facilitated borrowing transactions among its users to permit the trading of bitcoin on a “leveraged, margined or financed basis” without first registering with the CFTC. In 2017 the CFTC stated that it would consider bitcoin and other virtual currencies as commodities or derivatives depending on the facts of the offering. In December 2017, bitcoin futures trading commenced on two CFTC regulated futures markets. In 2018 two federal district courts determined that Digital Assets were commodities and can be regulated by the CFTC as such.

Local state regulators such as the NYSDFS have also initiated examinations of bitcoin, the Bitcoin Network and the regulation thereof. In July 2014, the NYSDFS proposed the first US regulatory framework for licensing participants in “virtual currency business activity.” The proposed regulations, known as the “BitLicense,” are intended to focus on consumer protection and, after the closure of an initial comment period that yielded 3,746 formal public comments and a reproposal, the NYSDFS issued its final “BitLicense” regulatory framework in June 2015. The “BitLicense” regulates the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibits any person or entity involved in such activity to conduct activities without a license. The New York Attorney General, who has extremely broad power under New York’s Martin Act, is seeking information from the BitLicense entities, and may expand his quest to look at any companies that engage in businesses related to Digital Assets.

Additionally, a U.S. federal magistrate judge in the U.S. District Court for the Eastern District of Texas has ruled that “Bitcoin is a currency or form of money,” a Florida circuit court judge determined that bitcoin did not qualify as money or “tangible wealth,” and an opinion from the U.S. District Court for the Northern District of Illinois identified bitcoin as “virtual currency.” Additionally, two CFTC commissioners publicly expressed a belief that derivatives based on bitcoin are subject to the same regulation as those based on commodities, and the IRS released guidance treating bitcoin as property that is not currency for U.S. federal income tax purposes. Taxing authorities of a number of U.S. states have also issued their own guidance regarding the tax treatment of bitcoin for state income or sales tax purposes. On June 28, 2014, the Governor of the State of California signed into law a bill that removed state-level prohibitions on the use of alternative forms of currency or value (including bitcoin). The bill indirectly authorizes bitcoin’s use as an alternative form of money in the state. In February 2015, a bill was introduced in the California State Assembly to establish a licensing regime for businesses engaging in “virtual currencies.” In September 2015, the bill was ordered to become an inactive file and as of the date of this registration statement there hasn’t been further consideration by the California State Assembly. As of August 2016, the bill was withdrawn from consideration for vote for the remainder of the year. There is a possibility of future regulatory change altering, perhaps to a material extent, the nature of an investment in us or the ability of us to continue our operations. On April 26, 2018, the United States House of Representatives Committee on Appropriations held a hearing with the SEC to begin exploring the regulation of Digital Assets. During the April 26, 2018 meeting, SEC Chairman Jay Clayton made comments that implied the SEC may no longer be considering Bitcoin as a security.

Bitcoin currently faces an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China and Russia. The discussion about international regulation is subject to the caveat that it is based as of a date in early May 2018, such regulation is constantly changing and due to our limited size, it is possible that there may be regulatory measures we are not aware of. Presently we do not engage in any activities that are affected by international regulation. We present this disclosure since it may impact our future activities.

While certain governments such as Germany, where the Ministry of Finance has declared bitcoin to be “Rechnungseinheiten” (a form of private money that is recognized as a unit of account, but not recognized in the same manner as fiat currency), have issued guidance as to how to treat bitcoin, most regulatory bodies have not yet issued official statements regarding intention to regulate or determinations on regulation of bitcoin, the Bitcoin Network and bitcoin users.

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Among those for which preliminary guidance has been issued in some form, Canada and Taiwan have labeled bitcoin as a digital or virtual currency, distinct from fiat currency, while Sweden and Norway are among those to categorize bitcoin as a form of virtual asset or commodity. In Australia, a GST (similar to the European value added tax (“VAT”)) is currently applied to bitcoin, forcing a ten (10) percent markup on top of market price, essentially preventing the operation of any Bitcoin Exchange. This may be undergoing a change, however, since the Senate Economics References Committee and the Productivity Commission recommended that digital currency be treated as money for GST purposes to remove the double taxation. The United Kingdom determined that the VAT will not apply to bitcoin sales. Since December 2013, China, Iceland, Vietnam and Russia have taken a more restrictive stance toward bitcoin and, thereby, have reduced the rate of expansion of bitcoin use in each country. In May 2014, the Central Bank of Bolivia banned the use of bitcoin as a means of payment. In the summer and fall of 2014, Ecuador announced plans for its own state-backed electronic money, while passing legislation that prohibits the use of decentralized Digital Assets such as bitcoin. In July 2016, economists at the Bank of England advocated that central banks issue their own digital currency, and the House of Lords and Bank of England started discussing the feasibility of creating a national virtual currency, the BritCoin. As of July 2016, Iceland was studying how to create a system in which all money is created by a central bank, and Canada was beginning to experiment with a digital version of its currency called CAD-COIN, intended to be used exclusively for interbank payments. On August 24, 2017, Canada issued guidance stating the sale of cryptocurrency may constitute an investment contract in accordance with Canadian law for determining if an investment constitutes a security. In July 2016, the Russian Ministry of Finance indicated it supports a proposed law that bans bitcoin domestically but allows for its use as a foreign currency. Russia recently issued several releases indicating they may begin regulating bitcoin and licensing miners and entities engaging in initial coin offerings. Conversely, regulatory bodies in some countries such as India and Switzerland have declined to exercise regulatory authority when afforded the opportunity. In April 2015, the Japanese Cabinet approved proposed legal changes that would reportedly treat bitcoin and other Digital Assets as included in the definition of currency. These regulations would, among other things, require market participants, including exchanges, to meet certain compliance requirements and be subject to oversight by the Financial Services Agency, a Japanese regulator. In September 2017 Japan began regulating Bitcoin Exchanges and registered several such exchanges to operate within Japan. In July 2016, the European Commission released a draft directive that proposed applying counter-terrorism and anti-money laundering regulations to virtual currencies, and, in September 2016, the European Banking authority advised the European Commission to institute new regulation specific to virtual currencies, with amendments to existing regulation as a stopgap measure. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that affect the Bitcoin Network and its users, particularly Bitcoin Exchanges and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of bitcoin by users, merchants and service providers outside of the United States and may therefore impede the growth of the bitcoin economy. On September 4, 2017, reports were published that China may begin prohibiting the practice of using cryptocurrency for capital fundraising. Additional reports have surfaced that China is considering regulating Bitcoin Exchanges by enacting a licensing regime wherein Bitcoin Exchanges may legally operate. In September 2017, the Financial Services Commission of South Korea released a statement that initial coin offerings would be prohibited as a fundraising tool. In January 2018, the South Korean Justice Minister issued remarks about banning bitcoin and other Digital Assets, although the President’s office clarified that no final decision has been made. In June 2017, India’s government ruled in favor of regulating bitcoin and India’s ministry of Finance is currently developing rules for such regulation. In April 2018 the Reserve Bank of India, the country’s central bank, stated that starting in July Indian banks and lenders will be prohibited from making or facilitating transactions with companies or individuals that trade in cryptocurrency. Australia has previously introduced legislation to regulate Bitcoin Exchanges and increase anti-money laundering policies and in May 2018 was reported to be taking regulatory action against initial coin offerings suspected of violating the country’s securities regulations.

The effect of any future regulatory change on us, bitcoins, or other Digital Assets is impossible to predict, but such change could be substantial and adverse to us and could adversely affect an investment in us.

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoins or other Digital Assets in one or more countries, and ownership of, holding or trading in our Company’s securities may also be considered illegal and subject to sanction.

Although currently bitcoins and other Digital Assets are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use bitcoins or other Digital Assets or to exchange Digital Assets for currency. Such an action may also result in the restriction of ownership, holding or trading in our securities. Such restrictions may adversely affect an investment in us.

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If we become an inadvertent investment company in violation of the 1940 Act, our failure to register under the 1940 Act will adversely affect us and you will likely lose your entire investment.

Under the 1940 Act, a company may be deemed an investment company under if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on a consolidated basis.

In the event that the Digital Assets held by us exceed 40% of our total assets, exclusive of cash, we may inadvertently become an investment company. While we are putting in place policies that we expect will work to keep the investment securities held by us at less than 40% of our total assets, which may include actively monitoring the value of our investment securities, acquiring assets bitcoin with our cash, or liquidating our investment securities

The Rules under the 1940 Act permit a company to breach the 40% threshold once every three years assuming it reduces its investment securities below 40% within one year. Otherwise registration under the 1940 Act would be required.

The 40% requirement may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities. The failure to register when required would likely make our Common Stock worthless.

If we become an investment company and fail to register, we would have to stop doing almost all business. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the 1940 Act regime. The cost of such compliance would result in the Company incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct our operations.

If regulatory changes or interpretations of our activities require our registration as a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to register and comply with such regulations. If regulatory changes or interpretations of our activities require the licensing or other registration of us as a money transmitter (or equivalent designation) under state law in any state in which we operate, we may be required to seek licensure or otherwise register and comply with such state law. In the event of any such requirement, to the extent the Company decides to continue, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease the Company’s operations. Any termination of certain Company operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

To the extent that the activities of the Company cause it to be deemed a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, the Company may be required to comply with FinCEN regulations, including those that would mandate the Company to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that the activities of the Company cause it to be deemed a “money transmitter” (or equivalent designation) under state law in any state in which the Company operates, the Company may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may including the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the NYSDFS has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators including those from California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting January 1, 2016, New Hampshire requires anyone exchanges a digital currency for another currency must become a licensed and bonded money transmitter. In numerous other states, including Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of bitcoin and other Digital Assets. The Company will continue to monitor for developments in such legislation, guidance or regulations. Like international regulations, state regulations are rapidly evolving and this discussion may not be complete.

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Such additional federal or state regulatory obligations may cause the Company to incur extraordinary expenses, possibly affecting an investment in the Resale Shares in a material and adverse manner. Furthermore, the Company and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If the Company is deemed to be subject to and determines not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate the Company. Any such action may adversely affect an investment in us.

Current interpretations require the regulation of bitcoins and other Digital Assets under the CEA by the CFTC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

Current and future legislation, CFTC and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins and other Digital Assets are treated for classification and clearing purposes. In particular, derivatives on these assets are not excluded from the definition of “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins and other Digital Assets under the law.

Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator and to register us as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us. A federal judge has recently upheld that Digital Assets are commodities and can be regulated as such by the CFTC. To the extent that the CFTC begins regulating Digital Assets we may be required to comply with the regulations.

If regulatory changes or interpretations require the regulation of bitcoins and other Digital Assets (in contrast to Digital Securities) under the Securities Act and 1940 Act by the SEC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. This would likely have a material adverse effect on us and investors may lose their investment.

Current and future legislation and SEC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. The SEC’s July 25, 2017 DAO Report expressed its view that Digital Assets may be securities depending on the facts and circumstances. As of the date of this prospectus, we are not aware of any rules that have been proposed to regulate the Digital Assets we hold as securities. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins and other Digital Assets under the law. Such additional regulations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us.

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To the extent that Digital Assets including bitcoins are deemed by the SEC to fall within the definition of a security, we may be required to register and comply with additional regulation under the 1940 Act, including additional periodic reporting and disclosure standards and requirements and the registration of our Company as an investment company. Additionally, one or more states may conclude bitcoins are a security under state securities laws which would require registration under state laws including merit review laws which would adversely impact us since we would likely not comply. As stated earlier in this prospectus, some states including California define the term “investment contract” more strictly than the SEC. Such additional registrations may result in extraordinary, non-recurring expenses of our Company, thereby materially and adversely impacting an investment in our Company. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease all or certain parts of our operations. Any such action would likely adversely affect an investment in us and investors may suffer a complete loss of their investment.

The Company does not currently have any mining operations but may resume its mining operations through outsourced data centers if it receives additional capital. To the extent that the Company resumes mining operations and acquires Digital Assets as a result of mining, we do not intend to trade the Digital Assets until we determine, with the assistance of legal counsel, that the Digital Assets are not securities, the Digital Assets would only be used for our own account.

As discussed at page 50 we do not think that bitcoin and ether are securities. As such, we do not intend to acquire securities in amounts that are equal to or greater than 40% of our assets. Should the total value of securities which we hold rise to more than 40% of our assets (exclusive of cash) we note that SEC Rule 3a-2 under the 1940 Act allows an issuer to prevent itself from being deemed an investment company if it reduces its holdings of securities to less than 40% of its assets (exclusive of cash) and does not go above the 40% threshold more than once every three years. In order to comply with the 1940 Act, we anticipate having increased management time and legal expenses in order to analyze which Digital Assets are securities and periodically analyze our total holdings to ensure that we do not maintain more than 40% of our total assets (exclusive of cash) as securities. If our view that ether is not a security is challenged by the SEC and courts uphold the challenge, we may inadvertently violate the 1940 Act and incur substantial legal fees in defending our position. In such case the legal fees may exceed our available assets which could adversely affect an investment in us.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins or other Digital Assets as property for tax purposes (in the context of when such Digital Assets are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that Digital Assets such as bitcoins should be treated and taxed as property, and that transactions involving the payment of bitcoins for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-Blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may have adversely affect an investment in our Company.

On December 5, 2014, the New York State Department of Taxation and Finance issued guidance regarding the application of state tax law to Digital Assets such as bitcoins. The agency determined that New York State would follow IRS guidance with respect to the treatment of Digital Assets such as bitcoins for state income tax purposes. Furthermore, they defined Digital Assets such as bitcoin to be a form of “intangible property,” meaning the purchase and sale of bitcoins for fiat currency is not subject to state income tax (although transactions of bitcoin for other goods and services maybe subject to sales tax under barter transaction treatment). It is unclear if other states will follow the guidance of the IRS and the New York State Department of Taxation and Finance with respect to the treatment of Digital Assets such as bitcoins for income tax and sales tax purposes. If a state adopts a different treatment, such treatment may have negative consequences including the imposition of greater a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of bitcoins, generally; in either case potentially having a negative effect on prices in the Bitcoin Exchange Market and may adversely affect an investment in our Company.

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Foreign jurisdictions may also elect to treat Digital Assets such as bitcoins differently for tax purposes than the IRS or the New York State Department of Taxation and Finance. To the extent that a foreign jurisdiction with a significant share of the market of bitcoin users imposes onerous tax burdens on bitcoin users, or imposes sales or value added tax on purchases and sales of bitcoins for fiat currency, such actions could result in decreased demand for bitcoins in such jurisdiction, which could impact the price of bitcoins and negatively impact an investment in our Company.

Risks Related to Our Digital Assets Holdings

The loss or destruction of a private key required to access a Digital Assets such as bitcoin may be irreversible. Our loss of access to our private keys or our experience of a data loss relating to our Company’s Digital Assets could adversely affect an investment in our Company.

Bitcoins are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the bitcoins are held. We are required by the operation of the Bitcoin Network to publish the public key relating to a digital wallet in use by us when it first verifies a spending transaction from that digital wallet and disseminates such information into the Bitcoin Network. We safeguard and keep private the private keys relating to our bitcoins by primarily utilizing Bitgo Inc.’s enterprise multi-signature storage solution; to the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, we will be unable to access the bitcoins held by it and the private key will not be capable of being restored by the Bitcoin Network. Any loss of private keys relating to digital wallets used to store our bitcoins could adversely affect an investment in us.

To the extent that any of our Digital Assets are held by Exchanges, we face heightened risks from cybersecurity attacks and financial stability of the Exchanges.

The Company currently uses a Digital Asset exchange to hold all of the Company’s ether; the Company’s bitcoin are held directly by the Company in a bitcoin wallet utilizing Bitgo Inc.’s enterprise multi-signature storage solution. All Digital Assets not held in the Company’s bitcoin wallet are subject to the risks encountered by a Digital Asset exchange including a DDoS Attack or other malicious hacking, a sale of the Digital Asset exchange, loss of the Digital Assets by the Digital Asset exchange and other risks similar to those described on page 19 in a risk factor entitled “Security threats to us could result in, a loss of Company’s Digital Assets, or damage to the reputation and our brand, each of which could adversely affect an investment in us.” The Company does not maintain a custodian agreement with the Digital Asset exchange that holds the Company’s ether. This Exchange does not provide insurance and may lack the resources to protect against hacking and theft. In the future we may acquire other Digital Assets that are held by Exchanges. If a material amount of our Digital Assets are held by Exchanges, we may be materially and adversely affected if the Exchanges suffer cyberattacks or incur financial problems.

Risks Related to Our Future Transaction Verification Business

If the award of bitcoins for solving blocks and transaction fees for recording transactions are not sufficiently high to cover expenses related to running data center operations it may have adverse effects on an investment in us.

If the award of new bitcoins for solving blocks declines and transaction fees are not sufficiently high, we may not have an adequate incentive to restart our mining operations, which may adversely impact an investment in us.

As the number of bitcoins awarded for solving a block in the Blockchain decreases, the incentive for miners to continue to contribute processing power to the Bitcoin Network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in the Blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoins and prevent the expansion of the Bitcoin Network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoins that could adversely impact an investment in us.

In order to incentivize miners to continue to contribute processing power to the Bitcoin Network, the Bitcoin Network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the Bitcoin Network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for Bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoins as a means of payment and existing users may be motivated to switch from bitcoins to another Digital Asset or back to fiat currency. Decreased use and demand for bitcoins may adversely affect their value and may adversely impact an investment in us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 3 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

MARKET FOR COMMON STOCK

Our Common Stock is currently quoted on the OTCQB and has been quoted under the symbol “BTCS”. Because we are quoted on the OTCQB, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid quotations for our Common Stock as reported by OTC Markets Group Inc., on a split-adjusted basis accounting for our 1-for-60 reverse stock split effected on February 13, 2017, for the periods indicated.

	High	Low
Fiscal 2018
First Quarter	$0.235	$0.04
Second Quarter	$0.116	$0.0426
Third Quarter	$0.071	$0.037
Fourth Quarter (through October 24 , 2018)	$0.045	$0.028

Fiscal 2017
First Quarter	$0.32	$0.04
Second Quarter	$0.15	$0.03
Third Quarter	$0.58	$0.05
Fourth Quarter	$0.26	$0.08

Fiscal 2016
First Quarter	$7.92	$5.04
Second Quarter	$6.90	$0.56
Third Quarter	$0.58	$0.04
Fourth Quarter	$0.37	$0.04

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As of October 24 , 2018, there were 137 shareholders of record of our Common Stock, one of which is Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of Common Stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one shareholder.

Dividends

We have not paid dividends on our Common Stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this prospectus, and see “Risk Factors” beginning on page 3 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Subject to additional financing, the Company plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. The Company is also seeking to acquire a controlling interest in one or more companies in the blockchain industry. The Company intends to acquire Digital Assets through open market purchases. The Company has not participated in any initial coin offerings as it believes most of the offerings entail the offering of Digital Securities and require registration under the Securities Act and under state securities laws. Since about July 2017, initial coin offerings using Digital Securities have been (or should be) limited to accredited investors. Because we cannot qualify as an accredited investor, we do not intend to acquire coins in initial coin offerings or from purchasers in such offerings. Further, the Company does not intend to participate in registered or unregistered initial coin offerings. Additionally, the Company may acquire Digital Assets by resuming its transaction verification services business through outsourced data centers and earning rewards in Digital Assets by securing their respective blockchains. The Company will carefully review its purchases of Digital Securities to avoid violating the 1940 Act and seek to reduce potential liabilities under the federal securities laws. We cannot assure you we will be successful in raising the capital or assuming we can, be able to develop a successful business. For further information please see the “Prospectus Summary.”

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Results of Operations for the Three Months Ended June 30, 2018 and 2017

The following table reflects our operating results for the three months ended June 30, 2018 and 2017:

	(RESTATED)
	For the three months ended	For the three months ended
	June 30,	June 30,
	2018	2017
Revenues
E-commerce	$-	$358
Total revenues	-	358

Operating expenses:
General and administrative	234,129	215,022
Marketing	1,485	80
Total operating expenses	235,614	215,102

Net loss from operations	(235,614)	(214,744)

Other (expenses) income:
Fair value adjustments for warrant liabilities	-	1,485,813
Fair value adjustments for convertible notes	-	-
Realized gain on sale of digital currencies	18,926	-
Loss on issuance of Series C Convertible Preferred stock	-	(2,809,497)
Gain on extinguishment of debt	-	(6,870)
Gain on settlement of derivative liability	-	2,136,971
Loss from lease termination	-	-
Liquidated damages	-	-
Total other income	18,926	806,417

Net (loss) income	$(216,688)	$591,673

Revenues

Revenues for the three months ended June 30, 2018 and 2017 were approximately $0 and $400, respectively. Revenues represent net revenue earned from the processing of customer transactions through our ecommerce website.

Operating Expenses

Operating expenses for the three months ended June 30, 2018 and 2017 were approximately $236,000 and $215,000, respectively. The increase in operating expenses over the prior year mostly relates to increases in general and administrative expenses.

Other Income

Other income for the three months ended June 30, 2018 was approximately $19,000 and for the three months ended June 30, 2017 was approximately $806,000. The decrease in other income over the prior year primarily relates to decrease in fair value adjustments for warrant liabilities of $1.5 million, decrease in gain on settlement of derivative liability of $2.1 million, and is offset by decrease in loss on issuance of Series C Convertible Preferred stock of $2.8 million.

Net (Loss) Income

Net (loss) income for the three months ended June 30, 2018 and 2017 was approximately $(0.2) million and $0.6 million, respectively. The decrease in other income over the prior year primarily relates to decrease in fair value adjustments for warrant liabilities of $1.5 million, decrease in gain on settlement of derivative liability of $2.1 million, and is offset by decrease in loss on issuance of Series C Convertible Preferred stock of $2.8 million.

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Results of Operations for the Six Months Ended June 30, 2018 and 2017

The following table reflects our operating results for the six months ended June 30, 2018 and 2017:

	(RESTATED)
	For the six months ended	For the six months ended
	June 30,	June 30,
	2018	2017
Revenues
E-commerce	$-	$3,539
Total revenues	-	3,539

Operating expenses:
General and administrative	489,792	394,408
Marketing	2,970	140
Total operating expenses	492,762	394,548

Net loss from operations	(492,762)	(391,009)

Other (expenses) income:
Fair value adjustments for warrant liabilities	-	(31,687,073)
Fair value adjustments for convertible notes	-	(16,849,071)
Realized gain on sale of digital currencies	111,139	-
Loss on issuance of Series C Convertible Preferred stock	-	(2,809,497)
Gain on extinguishment of debt	-	15,866,197
Gain on settlement of derivative liability	-	2,136,971
Loss from lease termination	-	(177,389)
Liquidated damages	-	(693,000)
Total other income (expense)	111,139	(34,212,862)

Net loss	$(381,623)	$(34,603,871)

Revenues

Revenues for the six months ended June 30, 2018 and 2017 were approximately $0 and $4,000, respectively. Revenues represent net revenue earned from the processing of customer transactions through our ecommerce website.

Operating Expenses

Operating expenses for the six months ended June 30, 2018 and 2017 were approximately $493,000 and $395,000, respectively. The increase in operating expenses over the prior year mostly relates to increases in general and administrative expenses.

Other Expenses

Other income (expenses) for the three months ended June 30, 2018 and 2017 was approximately $0.1 million and $(34.2) million, respectively. The decrease in other expenses over the prior year primarily relates to increases in fair value adjustments for warrant liabilities of $31.7 million, fair value adjustments for convertible notes of $16.8 million and loss on issuance of Preferred C of $2.8 million, and is offset by gain on settlement of derivative liability of $2.1 million, increase in gain on extinguishment of debt of $15.9 million, all of which are non-cash expenses.

Net Loss

Net loss for the six months ended June 30, 2018 and 2017 was approximately $0.4 million and $34.6 million, respectively. The decrease in net loss for the six months ended June 30, 2018 resulted primarily from increases in fair value adjustments for warrant liabilities of $31.7 million, fair value adjustments for convertible notes of $16.8 million and loss on issuance of Preferred C of $2.8 million, and is offset by gain on settlement of derivative liability of $2.1 million, increase in gain on extinguishment of debt of $15.9 million.

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Liquidity and Capital Resources

Net Cash from Operating Activities

Net cash used in operating activities was approximately $0.3 million for the six months ended June 30, 2018. Net cash used in operating activities for the six months ended June 30, 2018 was primarily driven by a $0.4 million net loss and $0.1 million realized gain on sale of digital currencies, and partially offset by proceeds from sale of digital currencies of $0.2 million.

Net cash used in operating activities was approximately $1.0 million for the six months ended June 30, 2017. Net cash used in operating activities for the six months ended June 30, 2017 was primarily driven by a $34.6 million net loss and gain on extinguishment of debt of $15.9 million, offset by $31.7 million of fair value adjustment for warrant liabilities, $16.8 million of fair value adjustment for convertible notes and $2.8 million of loss on issuance of Preferred C.

Net Cash from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2018 was approximately $2,600 for purchase of property and equipment.

Net cash used in investing activities for the six months ended June 30, 2017 was approximately $1,500 for purchase of property and equipment.

Net Cash from Financing Activities

Net cash provided by financing activities was $0 for the six months ended June 30, 2018.

Net cash provided by financing activities was approximately $871,000 for the six months ended June 30, 2017. On May 25, 2017, we received a net $925,114 from four institutional investors in exchange for the issuance of a new class of Series C Convertible Preferred Stock and three types of warrants. We also paid a note holder $54,000 to settle the 2% Promissory Note issued on January 19, 2015.

Liquidity

Our working capital needs are influenced by our level of operations, and generally decrease with higher levels of revenue. The Company used approximately $0.3 million of cash in its operating activities for the six months ended June 30, 2018. The Company incurred a $0.4 million net loss for the six months ended June 30, 2018. The Company had cash of approximately $32,000 and working capital of approximately $0.1 million at June 30, 2018. The Company expects to incur losses into the foreseeable future as it undertakes its efforts to execute its business plans.

As of October 24 , 2018, the Company had $ 6,980 of cash and approximately $ 3,068 in Digital Assets. The Company’s Digital Assets are listed below:

Digital Asset	Units Held	Value
Bitcoin (BTC)	0.4716	$3,068
Total		$3,068

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We have been unable to raise capital by offering securities which have no toxic features. By toxic we mean, among other things, providing anti-dilution protection to new investors upon future sales or issuances of common stock.

Bitcoin (BTC) constitutes 100% of the Company’s assets excluding cash. The Company has not participated in any initial coin offering due to the fact that many, if not all, initial coin offerings constitute a Digital Security and because of the SEC’s intense focus on legal compliance in this area. Because of the rules under the Securities Act, we are ineligible to participate in an initial coin offering if it is for Digital Securities. Accordingly, we recently elected to not participate in initial coin offerings in the future.

The Company expects to incur losses into the foreseeable future as it undertakes its efforts to execute its business plans.

We do not have sufficient capital to meet our expenses over the 12 months from the date of this prospectus. Our current cash and Digital Assets are not sufficient to sustain operations. We will require significant additional capital to sustain short-term operations and make the investments needed to execute our longer-term business plan. If we attempt to obtain additional debt or equity financing, we cannot provide assurance that such financing will be available to us on favorable terms, if at all.

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, there is substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements have been prepared assuming we will continue as a going concern. We have not made adjustments to the accompanying consolidated financial statements to reflect the potential effects on the recoverability and classification of assets or liabilities should we be unable to continue as a going concern.

We continue to incur ongoing administrative and other expenses, including public company expenses, primarily accounting and legal fees, in excess of corresponding (non-financing related) revenue. While we continue to implement its business strategy, it intends to finance its activities through:

●	managing current cash and cash equivalents on hand from the Company’s past equity offerings, and

●	seeking additional funds raised through the sale of additional securities in the future.

Accounting Treatment of Digital Assets

Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.

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Off Balance Sheet Transactions

We are not a party to any off balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

Results of Operations for the Years Ended December 31, 2017 and 2016

The following table reflects our operating results for the years ended December 31, 2017 and 2016:

	(RESTATED)
	For the years ended	For the years ended
	December 31, 2017	December 31, 2016
Revenues
E-commerce	$4,480	$1,640
Transaction verification services	-	325,627
Hosting	-	27,945
Total revenues	4,480	355,212

Cost of revenues
Power and mining expenses	(160)	(263,869)
Gross profit	4,320	91,343

Operating expenses (income):
General and administrative	1,564,851	1,309,014
Marketing	9,242	10,693
Revaluation of digital currencies	-	(8,665)
Impairment loss on fixed assets	-	236,585
Total operating expenses	1,574,093	1,547,627

Net loss from operations	(1,569,773)	(1,456,284)

Other (expenses) income:
Impairment loss related to investment	-	(2,250,000)
Fair value adjustments for warrant liabilities	(39,222,099)	(25,266,593)
Fair value adjustments for convertible notes	(16,849,071)	2,096,700
Fair value adjustments for derivative liability shortfall of shares	-	(14,915,419)
Interest expenses	-	(7,420)
Realized gain on sale of digital currencies	299,092	-
Loss on issuance of Series C Convertible Preferred stock	(2,809,497)	-
Loss on issuance of Series C-1 Convertible Preferred stock	(478,035)	-
Loss on issuance of Units	-	(250,000)
Gain on extinguishment of debt	15,918,867	837,369
Loss from lease termination	(100,696)	-
Liquidated damages	(693,000)	(3,102,750)
Other income	39,643	49,121
Total other expenses	(43,894,796)	(42,808,992)

Net loss	$(45,464,569)	$(44,265,276)

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Revenues

Revenues for the year ended December 31, 2017 and 2016 were approximately $4,000 and $355,000, respectively. Revenues represent net revenue earned: 1) from the processing of customer transactions through our ecommerce website, 2) through fees earned from our transaction verification service business, and 3) from hosting. The decrease in our revenues is mainly a result of the Company suspending its operations at its North Carolina transaction verification services facility in July 2016.

Cost of revenues

Cost of revenues for the year ended December 31, 2017 and 2016 were approximately $160 and $264,000, respectively. The decrease in the power and mining expenses is the result of the reduction in mining activities and related electric costs for our transaction verification services business. Our electricity cost is a variable expense subject to certain demand charges which change based upon on and off-·peak usage and seasonal billing rates. Our power consumption and resulting electricity cost is determined by the power settings of our transaction verification servers and other ancillary equipment used in the building.

Operating expenses

Operating expenses for the year ended December 31, 2017 and 2016 were approximately $1.6 million and $1.5 million. The increase in operating expenses over the prior year mostly relates to increase in general and administrative expenses but is offset by decrease in impairment loss on fixed assets. We impaired all fixed assets and recorded an approximately $237,000 impairment charge during the year ended 2016.

Other Expenses

Other expenses for the years ended 2017 and 2016 was approximately $43.9 million and $42.8 million, respectively. The increase in other expenses over the prior year primarily relates to increases in fair value adjustments for warrant liabilities of $14.0 million, fair value adjustments for convertible notes of $18.9 million and loss on issuance of Preferred C of $2.8 million, offset by increase in gain on extinguishment of debt of $15.1 million, and decrease in fair value adjustments for derivative liability shortfall of shares of $14.9 million, all of which are non-cash expenses.

Going Concern and Management Plans

The audited consolidated financial statements for the year ended December 31, 2017, included in this prospectus, have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities and commitments in the normal course of business. We have generated approximately $4,000 in revenues during the year ended December 31, 2017 and have never paid any dividends and are unlikely to pay dividends or generate substantial earnings in the immediate or foreseeable future. Our continuation as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary financing to achieve our operating objectives, and the attainment of profitable operations. As of December 31, 2017, we have accumulated deficit of $114.5 million since inception. As we do not have sufficient funds for our planned or new operations, we will need to raise additional funds for operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

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The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity or convertible debt securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Subject to additional financing, the Company plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. The Company is also seeking to acquire a controlling interest in one or more companies in the blockchain industry. The Company intends to acquire Digital Assets through open market purchases. Additionally, the Company may acquire Digital Assets by resuming its transaction verification services business through outsourced data centers and earning rewards in Digital Assets by securing their respective blockchains. The Company does not intend to acquire Digital Securities in quantities which would cause it to be deemed an investment company in violation of the 1940 Act. There is a risk that we may inadvertently become an investment company. See “Risk Factors” beginning at page 3 of this prospectus.

Critical Accounting Policies and Estimates

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Basis of Presentation Financial Statements

We maintain our books of account and prepare statutory financial statements in accordance with accounting principles in the United States of America. The accompanying consolidated financial statements are based on the statutory records, with adjustments and reclassifications, for the purpose of fair presentation in accordance with US GAAP.

Accounting Treatment of Digital Assets

Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.

Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for customer returns, rebates, and other similar allowances. Revenue for our transaction verification services business is recognized when the bitcoins are received in our digital wallet and are booked at the prevailing market price on the day of receipt as reported by Coinbase.

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Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and any accumulated impairment losses, if any. Depreciation is charged so as to write off the cost of assets, other than land and construction in progress, over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at each year-end, with the effect of any changes in estimate accounted for on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, the term of the relevant lease. The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

The ranges of estimated useful lives are as follows:

●	Machinery and equipment 2-6 years

●	Transaction verification servers (i.e. bitcoin mining hardware) 2 years

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09) as modified by ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” and ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients.” The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies may adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. The Company will adopt the new standard effective January 1, 2018, using the modified retrospective approach. The adoption of ASU 2014-09 will not have a material impact on the Company’s consolidated financial position, results of operations, equity or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and requires related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. ASU No. 2014-15 is effective for the Company for the fiscal year ending on June 30, 2017, with early adoption permitted. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2014-15 will not have an impact on its consolidated financial statements and related disclosures.

In November 2015, FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU No. 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2015-17 will not have an impact on its consolidated financial statements and related disclosures.

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In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current US GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2016-09 will not have an impact on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customer (“ASU 2016-10”). The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2016-10 will not have an impact on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. It is effective prospectively for the annual period ending December 31, 2018 and interim periods within that annual period. Early adoption is permitted. The Company adopted ASU No. 2017-09 as of January 1, 2018. The adoption of this update did not impact the Company’s Financial Statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt-Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements and disclosures.

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Off Balance Sheet Transactions

We are not a party to any off balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

PRIVATE PLACEMENTS

In 2017, the Company engaged in two private placements with a limited number of investors in order to obtain working capital. The shares of Common Stock underlying the Warrants sold below are all being offered for sale by this prospectus.

On May 25, 2017, the Company sold Series C Convertible Preferred Stock in exchange for $1,111,111. The Series C Convertible Preferred Stock is convertible into 15,873,600 shares of Common Stock at approximately $0.063 per share. The Company also issued the investors the W arrants included as part of the Resale Shares, except the Series B Warrants.

In October 2017, the Company raised an additional $1.1 million from the sales of Series C-1 Convertible Preferred Stock convertible into 12,942,000 shares of Common Stock at a conversion price of $0.085 per share. One investor invested $250,000 in bitcoin valued as of the date of its investment. The value of bitcoin is subject to material fluctuations. See “Risk Factors” at page 3. The Company also issued the four investors Series B Warrants.  For further information on the Warrants see Note 6 to the Financial Statements.

On October 11, 2018 the Company issued four investors each 13,750,000 Series C Warrants or 55,000,000 warrants in aggregate. These Series C Warrants were not lawfully issued in accordance with the Nevada Revised Statutes (“NRS”).

On October 25, 2018 the Company and each of the four investors who hold the Series C Warrants agreed to cancel the Series C Warrants for no consideration. Accordingly, the Series C Warrants are not outstanding.

For more information concerning the securities issues in these private placements, see “Description of Securities” at pages 64 and 66.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Resale Shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Shareholders covered by this prospectus. However, we will receive the proceeds from any cash exercise of the Warrants by the Selling Shareholders, to the extent that occurs rather than cashless exercises. If the registration statement which contains this prospectus is current, the warrant holders must exercise the Warrants for cash. There can be no assurance that any of the Selling Shareholders will exercise all or any of their Warrants. We intend to use any proceeds received from cash exercises for general corporate purposes, including payment of salaries to our management. The Selling Shareholders include our executive officers.

DILUTION

As of October 26 , 2018, we had 372,605,986 shares of Common Stock outstanding. We are registering a total of 67,939,632 shares of Common Stock for resale by certain of our shareholders identified in this prospectus. In this prospectus, we refer to these shares as the Resale Shares. The Resale Shares consist of (i) 15,873,600 shares of Common Stock underlying outstanding Series A Warrants exercisable at $0.085 per share, (ii) 15,714,288 shares of Common Stock underlying outstanding Additional Warrants exercisable at $0.085 per share, (iii) 15,714,288 shares of Common Stock underlying outstanding Bonus Warrants exercisable at $0.17 per share, (iv) 12,942,000 shares of Common Stock underlying outstanding Series B Warrants exercisable at $0.135 per share, (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock. Assuming the Registration Statement containing this prospectus is effective, these Resale Shares will be freely tradeable upon the exercise of warrants and our shareholders will be significantly diluted.

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CAPITALIZATION

The following table details the Company’s capitalization as of October 26 , 2018.

Class of Security	Shares of Common Stock as Converted
Common Stock Issued and Outstanding	372,605,986
Series C-1 Preferred Stock (29,414 shares at a 1:200 conversion ratio)	5,882,800
Warrants to Purchase Common Stock	61,509,078
Total Shares Fully Diluted	439,997,864

The 61,509,078 Warrants include: (i) 47,302,176 Warrants issued in connection with the Series C financing completed on May 25, 2017, (ii) 12,942,000 Warrants issued in connection with the Series C-1 financing completed in October 2017, (iii) 524,368 Warrants with a strike price of $0.025 and an expiration date of January 21, 2020, (iv) 739,367 Warrants with a strike price of $0.032 and an expiration date of April 16, 2020, and (v) 1,167 Warrants with a strike price of $18.00 and an expiration date of December 16, 2018.

BUSINESS

Introduction

We are an early entrant in the Digital Asset market and one of the first U.S. publicly traded companies to be involved with Digital Assets and blockchain technologies. To our knowledge, we are one of a few public companies intending to acquire both Digital Assets and a controlling interest in businesses in the Digital Asset and blockchain industries.

Our Business

Subject to additional financing, the Company plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. The Company intends to acquire Digital Assets through open market purchases. Additionally, the Company may acquire Digital Assets by resuming its transaction verification services business through outsourced data centers and earning rewards in Digital Assets by securing their respective blockchains. We are not limiting our assets to a single type of Digital Asset and may purchase a variety of Digital Assets that appear to benefit our investors and/or blockchain, subject to the limitations contained within this prospectus regarding Digital Securities. The Company is also seeking to acquire controlling interests in businesses in the blockchain industry as further described in this prospectus. We do not intend to operate outside of the Digital Asset industry.

The Company has not participated in any initial coin offerings as it believes most of the offerings entail the offering of Digital Securities and require registration under the Securities Act and under state securities laws or can only be sold to accredited investors in the United States. Since about July 2017, initial coin offerings using Digital Securities have been (or should be) limited to accredited investors. Because we cannot qualify as an accredited investor, we do not intend to acquire coins in initial coin offerings or from purchasers in such offerings. Further, the Company does not intend to participate in registered or unregistered initial coin offerings. The Company will carefully review its purchases of Digital Securities to avoid violating the 1940 Act and seek to reduce potential liabilities under the federal securities laws. See “Risk Factors” at page 3 and “Business” at pages 40-55.

Blockchain Technology and Digital Asset Initiatives

We are also focused on Digital Assets and blockchain technologies. Subject to additional financing, we plan to continue to evaluate other strategic opportunities including acquiring controlling interests in business in this rapidly evolving sector in an effort to enhance shareholder value.

Even though the prices of Digital Assets have fallen substantially and there remains some regulatory uncertainty, we believe that businesses using blockchain technology and those involved with Digital Assets such as bitcoin and ether, offer upside opportunity and are the types of opportunities that we may pursue.

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Our current framework or criteria is to seek and evaluate acquisition targets in the blockchain and Digital Asset sector which (i) align with our business model of acquiring Digital Assets or acquiring a controlling interest in one or more blockchain technology related business ventures, and (ii) have sufficient capital to provide working capital and cover public company expenses. The requirement that a potential target have sufficient capital is a result of our inability to have this registration statement declared effective which has severely limited our ability to raise non-toxic capital. As disclosed in this prospectus we have limited cash, and accordingly as a critical framework element are seeking acquisition targets with sufficient capital which may help us sustain our operations without having us rely on toxic funding structures. Our acquisition activities are spearheaded by Charles Allen, our Chief Executive Officer who regularly communicates with Mr. David Garrity, one of our independent directors who is also seeking acquisition targets.

Transaction Verification Service Business (Digital Asset mining e.g. bitcoin, Suspended)

We believe that with additional funding we may be able to resume our transaction verification services business (Digital Asset mining e.g. bitcoin) and believe this may provide revenue growth. If we are successful in resuming our transaction verification services business, we anticipate utilizing outsourced data centers and may diversify operations by securing other blockchains in addition to bitcoin ’ s blockchain . If we resume our mining operations, we do not intend to actively trade the Digital Assets but rather hold them for our own account and sell them for U.S. dollars or other currencies including virtual currencies.

Transaction verification entails running ASIC (application-specific integrated circuit) servers or other specialized servers which solve a set of prescribed complex mathematical calculations in order to add a block to a blockchain and thereby confirm Digital Asset transactions. A party which is successful in adding a block to the blockchain, is awarded a fixed number of Digital Assets for its effort.

Going Concern

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, our independent auditors have indicated in their report on our December 31, 2017 financial statements that there is substantial doubt about our ability to continue as a going concern.

Industry and Market Overview (Bitcoin and Blockchain Technologies)

Introduction to Bitcoins and the Bitcoin Network

A bitcoin is one type of a Digital Asset that is issued by, and transmitted through, an open source, math-based protocol platform using cryptographic security that is known as the “Bitcoin Network.” The Bitcoin Network is an online, peer-to-peer user network that hosts the public transaction ledger, known as the “Blockchain,” and the source code that comprises the basis for the cryptography and math-based protocols governing the Bitcoin Network. No single entity owns or operates the Bitcoin Network, the infrastructure of which is collectively maintained by a decentralized user base. Bitcoins can be used to pay for goods and services or can be converted to fiat currencies, such as the US Dollar, at rates determined on Bitcoin Exchanges or in individual end-user-to-end-user transactions under a barter system.

Bitcoins are “stored” or reflected on the digital transaction ledger known as the “Blockchain,” which is a digital file stored in a decentralized manner on the computers of each Bitcoin Network user. The Blockchain records the transaction history of all bitcoins in existence and, through the transparent reporting of transactions, allows the Bitcoin Network to verify the association of each bitcoin with the digital wallet that owns them. The Bitcoin Network and Bitcoin software programs can interpret the Blockchain to determine the exact bitcoin balance, if any, of any digital wallet listed in the Blockchain as having taken part in a transaction on the Bitcoin Network.

The Blockchain is comprised of a digital file, downloaded and stored, in whole or in part, on all bitcoin users’ software programs. The file includes all blocks that have been solved by miners and is updated to include new blocks as they are solved. As each newly solved block refers back to and “connects” with the immediately prior solved block, the addition of a new block adds to the Blockchain in a manner similar to a new link being added to a chain. Each new block records outstanding bitcoin transactions, and outstanding transactions are settled and validated through such recording, the Blockchain represents a complete, transparent and unbroken history of all transactions on the Bitcoin Network.

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The Bitcoin Network is decentralized and does not rely on either governmental authorities or financial institutions to create, transmit or determine the value of bitcoins. Rather, bitcoins are created and allocated by the Bitcoin Network protocol through a “mining” process subject to a strict, well-known issuance schedule. The value of bitcoins is determined by the supply of and demand for bitcoins in the Bitcoin Exchange Market (and in private end-user-to-end-user transactions), as well as the number of merchants that accept them. As bitcoin transactions can be broadcast to the Bitcoin Network by any user’s bitcoin software and bitcoins can be transferred without the involvement of intermediaries or third parties, there are little or no transaction costs in direct peer-to-peer transactions on the Bitcoin Network. Third party service providers such as Bitcoin Exchanges and bitcoin third party payment processing services may charge significant fees for processing transactions and for converting, or facilitating the conversion of, bitcoins to or from fiat currency.

Overview of the Bitcoin Network’s Operations

In order to own, transfer or use bitcoins, a person generally must have Internet access to connect to the Bitcoin Network. Bitcoin transactions between parties occur very rapidly (within several seconds) and may be made directly between end-users without the need for a third-party intermediary, although there are entities that provide third-party intermediary services. To prevent the possibility of double-spending a single bitcoin, a user must notify the Bitcoin Network of the transaction by broadcasting the transaction data to its network peers. The Bitcoin Network provides confirmation against double-spending by memorializing every transaction in the Blockchain, which is publicly accessible and transparent. This memorialization and verification against double-spending is accomplished through the bitcoin mining process, which adds “blocks” of data, including recent transaction information, to the Blockchain.

Brief Description of Bitcoin Transfers

Prior to engaging in bitcoin transactions, a user generally must first install on its computer or mobile device a bitcoin software program that will allow the user to generate a digital “wallet” (analogous to a bitcoin account). Alternatively, a user may retain a third party to create a digital wallet to be used for the same purpose. Each such wallet includes one or more unique digital addresses and verification system consisting of a “public key” and a “private key,” which are mathematically related.

In a bitcoin transaction, the bitcoin recipient must provide its digital address, which serves as a routing number to the recipient’s digital wallet on the Blockchain, to the party initiating the transfer. The recipient, however, does not make public or provide to the sender its related private key. The payor, or “spending” party, does reveal its public key in signing and verifying its spending transaction to the Blockchain.

Neither the recipient nor the sender reveal their digital wallet’s private key in a transaction, because the private key authorizes access to, and transfer of, the funds in that digital wallet to other users. In the data packets propagated from a user’s bitcoin software program onto the Bitcoin Network to allow transaction confirmation, the sending party must “sign” its transaction with a data code derived from entering the private key into a “hashing algorithm.” The hashing algorithm converts the private key into a digital signature, which signature serves as validation that the transaction has been authorized by the holder of the digital wallet’s private key.

Transaction Verification (Digital Asset Mining) & Creation of New Digital Assets

Transaction Verification Process (Mining Process)

The process by which bitcoins are “mined” results in new blocks being added to the Blockchain and new bitcoins being issued to the miners. Miners engage in a set of prescribed complex mathematical calculations in order to add a block to the Blockchain and thereby confirm bitcoin transactions included in that block’s data. Miners that are successful in adding a block to the Blockchain are automatically awarded a fixed number of bitcoins for their effort; we also refer to this process of receiving the aforementioned award as transaction verification services. This reward system is the method by which new bitcoins enter into circulation to the public and is accomplished in the added block through the notation of the new bitcoin creation and their allocation to the successful miner’s digital wallet. To begin mining, a user can download and run Bitcoin Network mining software, which, like regular Bitcoin Network software programs, turns the user’s computer into a “node” on the Bitcoin Network that validates blocks.

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All bitcoin transactions are recorded in blocks added to the Blockchain. Each block contains the details of some or all of the most recent transactions that are not memorialized in prior blocks, a reference to the most recent prior block, and a record of the award of bitcoins to the miner who added the new block. In order to add blocks to the Blockchain, a miner must map an input data set (i.e., a reference to the immediately preceding block in the Blockchain, plus a block of the most recent Bitcoin Network transactions and an arbitrary number called a “nonce”) to a desired output data set of predetermined length (“hash value”) using the SHA-256 cryptographic hash algorithm. To “solve” or “calculate” a block, a miner must repeat this computation with a different nonce until the miner generates a SHA-256 hash of a block’s header that has a value less than or equal to the current target set by the Bitcoin Network. Each unique block can only be solved and added to the Blockchain by one miner; therefore, all individual miners and mining pools on the Bitcoin Network are engaged in a competitive process and are incentivized to increase their computing power to improve their likelihood of solving for new blocks.

The cryptographic hash function that a miner uses is one-way only and is, in effect, irreversible: hash values are easy to generate from input data (i.e., valid recent network transactions, Blockchain and nonce), but neither a miner nor participant is able to determine the original input data solely from the hash value. As a result, generating a new valid block with a header less than the target prescribed by the Bitcoin Network is initially difficult for a miner, yet other nodes can easily confirm a proposed block by running the hash function just once with the proposed nonce and other input data. A miner’s proposed block is added to the Blockchain once a majority of the nodes on the Bitcoin Network confirms the miner’s work, and the miner that solved such block receives the reward of a fixed number of bitcoins (plus any transaction fees paid by transferors whose transactions are recorded in the block). Therefore, “hashing” is akin to a mathematical lottery, and miners that have devices with greater processing power (i.e., the ability to make more hash calculations per second) are more likely to be successful miners because they can generate more hashes or “entries” into that lottery.

As more miners join the Bitcoin Network and its processing power increases, the Bitcoin Network automatically adjusts the complexity of the block-solving equation in an effort to set distribution such that newly-created blocks will be added to the Blockchain, on average, approximately every ten minutes. Processing power is added to the Bitcoin Network at irregular rates that have grown rapidly from early 2013 through 2017.

Incentives for Transaction Verification (Mining)

Miners dedicate substantial resources to mining. Given the increasing difficulty of the target established by the Bitcoin Network, current miners must invest in expensive mining devices with adequate processing power to hash at a competitive rate. The first mining devices were standard home computers; however, mining computers are currently designed solely for mining purposes. Such devices included ASIC machines built by specialized companies like BitFury, Bitmain Technologies, 21 Inc., Avalon, and BW. Miners also incur substantial electricity costs in order to continuously power and cool their devices while solving for a new block.

The Bitcoin Network is designed in such a way that the reward for adding new blocks to the Blockchain decreases over time and the production (and reward) of bitcoins will eventually cease. Once such reward ceases, it is expected that miners will demand compensation in the form of transaction fees to ensure that there is adequate incentive for them to continue mining. The amount of transaction fees will be based upon the structural requirements necessary to provide sufficient revenue to incentivize miners, as counterbalanced by the need to retain sufficient bitcoin users (and transactions) to make mining profitable.

Though not free from doubt, bitcoin industry participants have expressed a belief that transaction fees would be enforced through (i) mining operators collectively refusing to record transactions that do not include a payment of a transaction fee or (ii) the updating of bitcoin software to require a minimum transaction fee payment. Under a regime whereby large miners require fees to record transactions, a transaction where the spending party did not include a payment of transaction fees would not be recorded on the Blockchain until a miner who does not require transaction fees solves for a new block (thereby recording all outstanding transaction records for which it has received data). If popular bitcoin software for digital wallets were to require a minimum transaction fee, users of such programs would be required to include such fees; however, because of the open-source nature of the Bitcoin Network, there may be no way to require that all digital wallets include minimum transaction fees for spending transactions. Alternatively, a future Bitcoin Network software update could simply build a small transaction fee payment into all spending transactions (e.g., by deducting a fractional number of bitcoins from all transactions on the Bitcoin Network as transaction fees).

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The Bitcoin Network protocol already includes transaction fee rules and the mechanics for awarding transaction fees to the miners that solve for blocks in which the fees are recorded; however, users currently may opt not to pay transaction fees (depending on the bitcoin software they use) and miners may choose not to enforce the transaction fee rules since, at present, the bitcoin rewards are far more substantial than transaction fees. On October 24 , 2018, transaction fees accounted for approximately 1.18 percent of miners’ total revenue, though the percentage of revenue represented by transaction fees is not static and fluctuates based on the number of transactions for which sending users include transaction fees, the levels of those transaction fees and the number of transactions a miner includes in its solved blocks. Typically, transactions do not have difficulty being recorded if transaction fees are not included. According to a recent Wall Street Journal article, much of the world’s bitcoin mining occurs in China; it is unclear whether the Chinese crackdown on Digital Assets will impact mining activities or whether if it does, what the adverse effects will be.

Mining Pools

The Bitcoin Network’s mining protocol was created in a manner to make it more difficult to solve for new blocks as the processing power dedicated to mining increases (in order to maintain the 10 minute per block solution time average). Therefore, the difficulty of finding a valid hash value has grown exponentially since the first blocks were mined. Currently, the likelihood that an individual acting alone will be able to mine bitcoins is extremely low. As a result, mining “pools” have developed in which multiple miners act cohesively and combine their processing power to solve blocks. When a pool solves a new block, the participating mining pool members split the resulting reward based on the processing power they each contributed to solve for such block. Mining pools provide participants with access to smaller, but steadier and more frequent, bitcoin payouts. The Company monitors the Blockchain network and, based on the information we collected from our network access, as of October 11, 2018, the largest three mining pools were, BTC.com, DiscusFish/F2Pool, and an unknown pool, which, when aggregated, represented approximately 54 percent of the processing power on the Bitcoin Network (as calculated by determining the percentage of blocks mined by each such pool over the prior month).

Mathematically Controlled Supply

The method for creating new bitcoins is mathematically controlled in a manner so that the supply of bitcoins grows at a limited rate pursuant to a pre-set schedule. The number of bitcoins awarded for solving a new block is automatically halved every 210,000 blocks. Thus, the current fixed reward for solving a new block is 12.5 bitcoins per block and the reward will decrease by half to become 6.25 bitcoins around June 2020 (based on estimates of the rate of block solution calculated by BitcoinClock.com). This deliberately controlled rate of bitcoin creation means that the number of bitcoins in existence will never exceed 21 million and that bitcoins cannot be devalued through excessive production unless the Bitcoin Network’s source code (and the underlying protocol for bitcoin issuance) is altered. The Company monitors the Blockchain network and, as of October 24 , 2018, based on the information we collected from our network access approximately 17.3 4 million bitcoins have been mined.

Modifications to the Bitcoin Protocol

Bitcoin is an open source project (i.e., a product whose source code is freely available to the public and that utilizes crowdsourcing to identify possible issues, problems and defects) and there is no official developer or group of developers that controls the Bitcoin Network. The Bitcoin Network’s development is overseen by a core group of developers, which varies from time to time (“Core Developers”). The Core Developers are able to access and can propose alterations to the Bitcoin Network source code hosted on GitHub, an online service and forum used to share and develop open source code. Other programmers have access to and can propose changes to the bitcoin source code on GitHub, but the Core Developers have an elevated level of influence over the process. As a result, the Core Developers are responsible for quasi-official releases of updates and other changes to the Bitcoin Network’s source code. Users and miners must accept any changes made to the Bitcoin Network (including those proposed by the Core Developers) by downloading the proposed modification of the source code.

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A modification of the source code is only effective with respect to the bitcoin users and miners that download it. Consequently, as a practical matter, a modification to the source code (e.g., a proposal to increase the 21 million total limit on bitcoins or to reduce the average confirmation time target from 10 minutes per block) only becomes part of the Bitcoin Network if accepted by participants collectively having a substantial majority of the processing power on the Bitcoin Network. If a modification is accepted only by a percentage of users and miners, a division in the Bitcoin Network will occur such that one network will run the pre-modification source code and the other network will run the modified source code; such a division is known as a “fork” in the Bitcoin Network. It should be noted that, although their power to amend the source code is effectively subject to the approval of users and miners, the Core Developers have substantial influence over the development of the Bitcoin Network and the direction of the bitcoin community.

Other Blockchain Technologies

Core Development of the bitcoin source code has increasingly focused on modifications of the bitcoin protocol to allow non-financial and next generation uses (sometimes referred to as Bitcoin 2.0 projects). These uses include smart contracts and distributed registers built into, built atop or pegged alongside the Blockchain. For example, the white paper for Blockstream, a program of which Core Developers Jeff Garzik and Gregory Maxwell are a part, calls for the use of “pegged sidechains” to develop programming environments that are built within block chain ledgers that can interact with and rely on the security of the Bitcoin Network and Blockchain, while remaining independent thereof. We are actively evaluating other Blockchain technologies that relate to Bitcoin 2.0 projects. At this time, Bitcoin 2.0 projects remain in early stages and have not been materially integrated into the Blockchain or Bitcoin Network.

Bitcoin Value

Bitcoins are an example of a Digital Asset that is not a fiat currency (i.e., a currency that is backed by a central bank or a national, supra-national or quasi-national organization) and are not backed by hard assets or other credit. As a result, the value of bitcoins is determined by the value that various market participants place on bitcoins through their transactions.

Exchange Valuation

Due to the peer-to-peer framework of the Bitcoin Network and the protocols thereunder, transferors and recipients of bitcoins are able to determine the value of the bitcoins transferred by mutual agreement or barter with respect to their transactions. As a result, the most common means of determining the value of a bitcoin is by surveying one or more Bitcoin Exchanges where bitcoins are publicly bought, sold and traded (i.e., the Bitcoin Exchange Market).

On each Bitcoin Exchange, bitcoins are traded with publicly disclosed valuations for each transaction, measured by one or more fiat currencies such as the US Dollar, the Euro or the Chinese Yuan. Bitcoin Exchanges typically report publicly on their site the valuation of each transaction and bid and ask prices for the purchase or sale of bitcoins. Although each Bitcoin Exchange has its own market price, it is expected that most Bitcoin Exchanges’ market prices should be relatively consistent with the Bitcoin Exchange Market average since market participants can choose the Bitcoin Exchange on which to buy or sell bitcoins (i.e., exchange shopping). Arbitrage between the prices on various Bitcoin Exchanges is possible, but the imposition of fees and fiat currency deposit/withdrawal policies appears to have, at times, prevented an active arbitrage mechanism among users on some Bitcoin Exchanges. For example, delayed fiat currency withdrawals imposed by Mt. Gox resulted in Mt. Gox trading at a premium of up to 10 to 20 percent for several months through January 2014. In February 2014, Mt. Gox suspended trading, closed its website and exchange service, and filed for a form of bankruptcy protection from creditors called minjisaisei, or civil rehabilitation, to allow courts to seek a buyer. In April 2014, Mt. Gox began liquidation proceedings.

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Even in the absence of large trading fees and fiat currency deposit/withdrawal policies, price differentials across Bitcoin Exchanges remain. For disclosure on the accounting of Digital Assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at page 29.

Forms of Attack Against the Bitcoin Network

Exploitation of Flaws in the Bitcoin Network’s Source Code

As with any other computer code, the Bitcoin Network source code may contain certain flaws. Several errors and defects have been found and corrected, including those that disabled some functionality for users, exposed users’ information, or allowed users to create multiple views of the Bitcoin Network. Such flaws have been discovered and quickly corrected by the Core Developers or the bitcoin community, thus demonstrating one of the advantages of open source codes that are available to the public: open source codes rely on transparency to promote community-sourced identification and solution of problems within the code.

Reports of flaws in or exploitations of the source code that allow malicious actors to take or create money in contravention of known Bitcoin Network rules have been exceedingly rare. For example, in 2010, a hacker or group of hackers exploited a flaw in the Bitcoin Network source code that allowed them to generate 184 billion bitcoins in a transaction and send them to two digital wallet addresses. However, the bitcoin community and developers identified and reversed the manipulated transactions within approximately five hours, and the flaw was corrected with an updated version of the bitcoin protocol. Another addressed issue with the Bitcoin Network source code, “transaction malleability” was addressed by the Core Developers in a March 2013 software update. The Core Developers, in conjunction with other developers and miners, work continuously to ensure that flaws are quickly fixed or removed.

Greater than Fifty Percent of Network Computational Power

Malicious actors can structure an attack whereby such actor gains control of more than half of the Bitcoin Network’s processing power or “hashrate.” Computer scientists and cryptographers believe that the immense collective processing power of the Bitcoin Network makes it impracticable for an actor to gain control of computers representing a majority of the processing power on the Bitcoin Network. During May and June 2014, mining pool GHash.io’s hashing power approached 50 percent of the processing power on the Bitcoin Network. During a brief period in early June 2014, the mining pool may have controlled in excess of one-half of the Bitcoin Network’s processing power. Although no malicious activity or abnormal transaction recording was observed, the incident establishes that it is possible that a substantial mining pool may accumulate close to or more than a majority of the processing power on the Bitcoin Network. As of October 24 , 2018, no single pool controlled more than twenty five percent of the total processing power.

If a malicious actor acquired sufficient computational power necessary to control the Bitcoin Network (which amount would be well in excess of fifty percent), it would be able to engage in double-spending, or prevent some or all transactions from being confirmed, and prevent some or all other miners from mining any valid new blocks. The malicious actor or group of actors, however, would not be able to reverse other people’s transactions, change the fixed number of bitcoins generated per new block, or transfer previously existing bitcoins that belong to other users.

Cancer Nodes

This form of attack involves a malicious actor propagating “cancer nodes” to isolate certain users from the legitimate Bitcoin Network. A target user functionally surrounded by cancer nodes would be put on a separate “network,” allowing the malicious actor to relay only blocks created by the separate network and thus opening the target user to double-spending attacks. By using cancer nodes, a malicious actor also can disconnect the target user from the bitcoin economy entirely by refusing to relay any blocks or transactions. Bitcoin software programs make these attacks more difficult by limiting the number of outbound connections through which users are connected to the Bitcoin Network.

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Manipulating Blockchain Formation

A malicious actor may attempt to double-spend bitcoins by manipulating the formation of the Blockchain rather than through control of the Bitcoin Network. In this type of attack, a miner creates a valid new block containing a double-spend transaction and schedules the release of such attack block so that it is added to the Blockchain before a target user’s legitimate transaction can be included in a block. Variations of this form of attack include the “Finney attack,” “race attack,” and “vector76 attack.” All double-spend attacks require that the miner sequence and execute the steps of its attack with sufficient speed and accuracy. Users and merchants can dramatically reduce the risk of a double-spend attack by waiting for multiple confirmations from the Bitcoin Network before settling a transaction. The Bitcoin Network still may be used to execute instantaneous, low-value transactions without confirmation to the extent the recipient of bitcoins determines that a malicious miner would be unwilling to carry out a double-spend attack for low-value transactions because the reward from mining would be higher than the small profit gained from double-spending. Users and merchants can take additional precautions by adjusting their Bitcoin Network software programs to connect only to other well-connected nodes and to disable incoming connections. These precautions reduce the risk of double-spend attacks involving manipulation of a target’s connectivity to the Bitcoin Network (as is the case with vector76 and race attacks).

Historical Chart of the Price of Bitcoins, 2017-2018

The price of bitcoins is volatile and fluctuations are expected. Movements may be influenced by various factors, including, but not limited to, government regulation, security breaches experienced by service providers, as well as political and economic uncertainties around the world. Since our Transaction Verification Services business records revenue based on the price of earned bitcoins and we may retain such bitcoins as an asset or as payment for future expenses, the relative value of such revenues may fluctuate, as will the value of any bitcoins we retain. The following chart illustrates the fluctuating value of the US Dollar exchange rate for bitcoins for the one-year period ending October 24 , 2018:

Uses of Bitcoins

Global Bitcoin Market

Global trade in bitcoins consists of individual end-user-to-end-user transactions, together with facilitated exchange-based bitcoin trading. A limited market currently exists for bitcoin-based derivatives. There is currently no reliable data on the total number or demographic composition of users or miners on the Bitcoin Network.

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Goods and Services

Bitcoins also can be used to purchase goods and services, either online or at physical locations, although reliable data is not readily available about the retail and commercial market penetration of the Bitcoin Network. In addition to our Company in January 2014, US national online retailers Overstock.com and TigerDirect began accepting bitcoin payments. Over the course of 2014, computer hardware and software company Microsoft began accepting bitcoins as online payment for certain digital content, online retailer NewEgg began accepting bitcoins, and computer hardware company Dell began accepting bitcoins. There are thousands of additional online merchants that accept bitcoins, and the variety of goods and services for which bitcoins can be exchanged is increasing. Currently, local, regional and national businesses, including Time Inc., Wikimedia, WordPress, Expedia and Foodler, accept bitcoin. Bitcoin service providers such as BitPay, Coinbase and GoCoin and online gift card retailer Gyft provide other means to spend bitcoin for goods and services at additional retailers. There are also many real-world locations that accept bitcoin throughout the world. In 2014, payments giant PayPal announced a partnership with BitPay, Coinbase and GoCoin to expand their bitcoin-related services to PayPal’s merchant customers, thereby significantly expanding the reach of bitcoin-accepting merchants. To date, the rate of consumer adoption and use of bitcoin in paying merchants has trailed the broad expansion of retail and commercial acceptance of bitcoin. Nevertheless, there will likely be a strong correlation between continued expansion of the Bitcoin Network and its retail and commercial market penetration.

Anonymity and Illicit Use

The Bitcoin Network was not designed to ensure the anonymity of users, despite a common misperception to the contrary. All bitcoin transactions are logged on the Blockchain and any individual or government can trace the flow of bitcoins from one address to another. Off-Blockchain transactions occurring off the Bitcoin Network are not recorded and do not represent actual bitcoin transactions or the transfer of bitcoins from one digital wallet address to another, though information regarding participants in an Off-Blockchain transaction may be recorded by the parties facilitating such Off-Blockchain transactions. Digital wallet addresses are randomized sequences of 27-34 alphanumeric characters that, standing alone, do not provide sufficient information to identify users; however, various methods may be used to connect an address to a particular user’s identity, including, among other things, simple Internet searching, electronic surveillance and statistical network analysis and data mining. Anonymity is also reduced to the extent that certain Bitcoin Exchanges and other service providers collect users’ personal information, because such Bitcoin Exchanges and service providers may be required to produce users’ information in order to comply with legal requirements. In many cases, a user’s own activity on the Bitcoin Network or on Internet forums may reveal information about the user’s identity.

Users may take certain precautions to enhance the likelihood that they and their transactions will remain anonymous. For instance, a user may send its bitcoins to different addresses multiple times to make tracking the bitcoins through the Blockchain more difficult or, more simply, engage a so-called “mixing” or “tumbling” service to switch its bitcoins with those of other users. However, these precautions do not guarantee anonymity and are illegal to the extent that they constitute money laundering or otherwise violate the law.

As with any other asset or medium of exchange, bitcoins can be used to purchase illegal goods or fund illicit activities. For example, Silk Road, an anonymous online marketplace that sold illegal substances prior to its seizure and the arrest of its founder and operator in October 2013, accepted only bitcoins. The use of bitcoins for illicit purposes, however, is not promoted by the Bitcoin Network or the user community as a whole. Furthermore, we do not believe our ecommerce platform, which we no longer support or are developing, has of to such uses because the products sold in our marketplace were curated by our management and the sellers of those products are big box retailers with credible products and retail operations.

Alternative Digital Assets

Bitcoins are not the only type of Digital Assets founded on math-based algorithms and cryptographic security, although it was considered the most prominent as of October 24 , 2018. Over 2,000 other Digital Assets, (commonly referred to as “altcoins”, “tokens”, or “Digital Assets”), have been developed since the Bitcoin Network’s inception, including Ethereum, Ripple, Litecoin, Dash, and Monero. The Bitcoin Network, however, possesses the “first-to-market” advantage and thus far has captured the majority of the industry’s market share and is secured by a mining network with significantly more processing power than that of any other Digital Asset. The Company is examining and will continue to examine these other Digital Assets including Digital Securities and acquire them, subject to financing, existing market conditions and regulatory compliance.

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Government Oversight

The Bitcoin Network is a recent technological innovation and the regulatory schemes to which bitcoin and the Bitcoin Network may be subject have not been fully explored or developed. Recent actions taken by the SEC in its DAO Report that certain Digital Assets may be securities and actions taken by the CFTC including its July 24, 2017 order approving the first derivative clearing organization for digital currency swaps reflects that we may face increased government regulation and oversight. As stated earlier in this prospectus, the SEC’s July 25, 2017 DAO Report, its Chairman’s recent remarks and concerns about the “Wild West” nature of the Digital Assets market and reports that its staff is issuing subpoenas will adversely affect the Company’s future acquisition of Digital Assets by limiting the amount of Digital Securities it may acquire and creating increased compliance and legal costs. In the future before we acquire Digital Assets, we may be required to examine how they were originally offered to determine if they were offered as an investment contract or security. Because of legal uncertainties, careful examination of the results of our compliance review will be required by experienced securities counsel. Because we must stay under the 1940 Act’s 40% provisions, we will limit the amount of Digital Securities we acquire and establish procedures designed to protect us from rapid fluctuations in value of the Digital Assets we acquire. If our compliance procedures and legal reviews prove to be incorrect, we may incur the likelihood of prohibitive SEC penalties and/or private lawsuit defense costs and adverse rulings.

Following the issuance of the DAO Report, promoters sought to evade it by callings coins “utility tokens” even where the developer retained material future services that affected the profitability and future value of the coins. The SEC quickly stopped one such initial coin offering, which clearly was intended to send a message.

The Company currently owns one specific type of virtual currency: bitcoin. The Company has previously owned ether and may acquire ether in the future. In order to avoid being an inadvertent investment company within the meaning of the 1940 Act, we actively focus on insuring that our ownership of assets that are not securities will always exceed 60% of our total assets excluding cash. See “Risk Factors” at page 3 and “Business at page 40. The ownership of Digital Assets including digital securities may change based on the definition of a security under the Securities Act and applicable court decisions. The key definition is the term “investment contract” and what is an investment contract. In 1946 the U.S. Supreme Court held that an investment in an orange grove operated and controlled by a third party was an investment contract and therefore a security subject to various provisions of the federal securities laws.

In the future if we acquire Digital Assets that may be a security we will analyze whether our ownership of the Digital Assets are securities under the investment contract analysis from the leading case and the lower court cases which have followed it. The test for determining if an asset is an investment contract based upon whether there was: (i) an investment of money, (ii) in a common enterprise, (iii) with the expectation of profits, (iv) primarily through the efforts of others.

Bitcoin

Regardless of how one obtains bitcoin it requires an investment of money (whether it be U.S. dollars, other currency, or virtual currency) or mining. When a holder acquires bitcoin, the holder pays for the bitcoin with some form of currency, thus bitcoin satisfies this prong of the test.

Courts have focused on three distinct types of common enterprise: (i) horizontal commonality; (ii) broad vertical commonality; and (iii) strict vertical commonality. The horizontal commonality test requires a pooling of investors and profit sharing.

The holders of bitcoin do not pool their assets in a common entity or make payments to one common enterprise. Bitcoin is, by its design, decentralized and has no common entity controlling it. Mining, buying, and selling of bitcoin are all decentralized exchanges which do not feature the holders sharing in risks. Similarly, sellers of bitcoin do not share profits or risks with the purchasers and each purchaser keeps his or her own profits. Bitcoin holders who see their holdings as an investment are viewing bitcoin as an appreciating asset not as a common enterprise. Thus, bitcoin does not satisfy the test for horizontal commonality.

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With broad vertical commonality, the key the investors’ dependence on the efforts and expertise of the promoter or in the case of virtual currencies based on blockchain, the developer. There is no central promoter or common seller for bitcoin. Further, an individual seller of bitcoin would not constitute a promoter. A court has concluded that when the seller is no longer involved with the business there is no common enterprise. The lack of continuing management by the promoter or developer is similar to the land development cases where the courts have concluded that initial development services do not lead to the conclusion that the sale of a real estate parcel is a security. Thus, bitcoin does not satisfy the test for broad vertical commonality.

Strict vertical commonality differs from broad vertical commonality by requiring that the fortunes of the investors be tied to the efforts of the promoter or third parties; pooling is not an element. Because sellers of bitcoin do not provide further services or share in future price increases, bitcoin does not satisfy the test for strict vertical commonality.

The speculative fever surrounding bitcoin means that buyers of it often expect profits arising from value of the appreciation of bitcoin just as has historically happened with gold and silver. While some holders may acquire bitcoin exclusively for the purpose of transacting sales (similar to a currency), many holders acquire bitcoin in order to sell it at a later date when the value has appreciated or depreciated.

The Supreme Court’s use of “solely” has been interpreted by an appellate court to mean “the efforts made by those other than the investor are the undeniably significant ones, those essential managerial efforts which affect the failure or success of the enterprise.” However, the effort to create profit need not come exclusively from the efforts of others so long as the efforts of others are significant and primary. Bitcoin’s expectation of profits arise not from any efforts of others but from mere hoped for appreciation of value. This is similar to commodities such as gold or diamonds. As such, bitcoin does not satisfy this prong of the Supreme Court’s test.

As a result of failing to meet the prongs of the test for common enterprise and the efforts of others, we believe that bitcoin does not constitute an investment contract and is not a security.

Further, on April 26, 2018, Jay Clayton, the SEC’s Chairman, commented on bitcoin as a security, stating in his testimony before the United States House Appropriations Committee that “A pure medium of exchange, the one that's most often cited, is Bitcoin, as a replacement for currency that has been determined by most people to not be a security.”

Ether

The Company previously owned Ether but does not currently own Ether but may own Ether in the future and has therefor included the following analysis of Ether.

As mentioned in the SEC’s DAO Report, ether is a virtual currency originally created by the Ethereum Foundation that permits the development by third parties of digitalized contracts on a decentralized blockchain platform called the Ethereum Blockchain. The DAO Report refers to ether as a “virtual currency” which was used to purchase DAO tokens. The DAO Report could have but did not concluded that ether is or may be a security. In the DAO Report the Commission concluded that the DAO tokens under discussion were securities. As a virtual currency like bitcoin, the Company does not believe that ether is a security. On June 14, 2018, the SEC’s Director of the Division of Corporation Finance stated that “based on his understanding of the present state of ether, the Ethereum network and its decentralized structure, current offers and sales of ether are not securities transactions.”

Our counsel has advised us that while it is clear that bitcoin is not a security and more likely than not that ether is not a security, there is a risk that the SEC or a court may conclude otherwise. This is a factor that we must consider in evaluating whether we have become or may become an investment company since it will never be practical for us to register under the 1940 Act. However, due to cost considerations our counsel has not completed a full analysis as to whether or not ether is a security. Its view is that when ether was initially developed it may have been an investment contract which is one part of the statutory definition of a security. Nonetheless, while not settled, our counsel believes that while not free from doubt, it appears that ether presently is a virtual currency and not an investment contract or security. Since bitcoin constitutes approximately 70% of our eligible assets and we monitor this valuation on a daily basis, we do not believe it is in our shareholders’ interests or necessary for the protection of investors to get a more definitive opinion on ether.

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Until February 2014, the only U.S. federal regulator to release official guidance on bitcoin and the Bitcoin Network was FinCEN, a bureau of the U.S. Department of the Treasury responsible for the federal regulation of currency market participants. On March 18th, 2013, FinCEN issued interpretive guidance relating to the application of the Bank Secrecy Act to distributing, exchanging and transmitting “virtual currencies.” More specifically, it determined that a Bitcoin user will not be considered a money service business (“MSB”) or be required to register, report and perform recordkeeping; however, an administrator or exchanger of bitcoin must be a registered money services business under FinCEN’s money transmitter regulations. As a result, Bitcoin Exchanges that deal with U.S. residents or otherwise fall under U.S. jurisdiction are required to obtain licenses and comply with FinCEN regulations. FinCEN released additional guidance on January 30, 2014, April 29, 2014, October 27, 2014 and August 14, 2015, clarifying that most miners, software developers, hardware manufacturers, escrow service providers and investors in bitcoin would not be required to register with FinCEN on the basis of such activity alone, but that Bitcoin Exchanges, payment processors and convertible Digital Asset administrators would likely be required to register with FinCEN on the basis of the activities described in the October 2014 and August 2015 letters.

Prior to concluding that Digital Assets may be securities, the SEC has taken various actions against persons or entities misusing bitcoin in connection with fraudulent schemes (i.e., Ponzi schemes), inaccurate and inadequate publicly disseminated information, and the offering of unregistered securities. Clarity regarding the treatment of bitcoin was obtained on September 17, 2015, when the CFTC instituted and settled the Coinflip case. The Coinflip order found that the respondents (i) conducted activity related to commodity options transactions without complying with the provisions of the CEA and CFTC regulations, and (ii) operated a facility for the trading of swaps without registering the facility as a SEF or DCM. The Coinflip order was significant as it is the first time the CFTC determined that Bitcoin and other virtual currencies are properly defined as commodities under the CEA. Based on this determination, the CFTC applied CEA provisions and CFTC regulations that apply to transactions in commodity options and swaps to the conduct of the bitcoin derivatives trading platform. Also of significance, is that the CFTC appears to have taken the position that bitcoin is not encompassed by the definition of currency under the CEA and CFTC regulations. The CFTC defined bitcoin and other “virtual currencies” as “a digital representation of value that functions as a medium of exchange, a unit of account, and/or a store of value, but does not have legal tender status in any jurisdiction. Bitcoin and other virtual currencies are distinct from ‘real’ currencies, which are the coin and paper money of the United States or another country that are designated as legal tender, circulate, and are customarily used and accepted as a medium of exchange in the country of issuance.”

The CFTC affirmed its approach to the regulation of bitcoin and bitcoin-related enterprises on June 2, 2016, when the CFTC settled charges against Bitfinex, a Bitcoin Exchange based in Hong Kong. In its Order, the CFTC found that Bitfinex engaged in “illegal, off-exchange commodity transactions and failed to register as a futures commission merchant” when it facilitated borrowing transactions among its users to permit the trading of bitcoin on a “leveraged, margined or financed basis” without first registering with the CFTC. In 2017 the CFTC stated that it would consider bitcoin and other virtual currencies as commodities or derivatives depending on the facts of the offering. The CME Group announced that it will permit trading of bitcoin futures on its exchanges as early as December 2017.

On March 25, 2014, the IRS released guidance on the treatment of virtual convertible currencies, such as bitcoin, for U.S. federal income tax purposes. The guidance, the first issued by a U.S. government agency regarding the asset classification of bitcoin, classified bitcoin as “property” that it is not currency for U.S. federal income tax purposes. The guidance clarified that bitcoin could be held as capital assets and that holders of bitcoin were required to track gains and losses relating to their cost basis at acquisition and their amount realized upon sale or other disposition of the bitcoin. The IRS also clarified that bitcoin received as payment (e.g., as wages or, in the case of a miner, as a reward for solving a block) is included in the recipient’s taxable income based on the fair market value of bitcoin when received. The IRS may revisit its treatment of Digital Assets, including seeking enforcement of existing guidance or issuing new guidance, in response to recommendations in a September 2016 report by the U.S. Treasury Inspector General for Tax Administration. The asset classification of bitcoin by the IRS is not controlling on other government agencies for purposes other than those relating to U.S. federal income tax.

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On June 26, 2014, the U.S. Government Accountability Office publicly released a report to the Committee on Homeland Security and Government Affairs that summarized regulatory, law enforcement and consumer protection assessments regarding the Bitcoin economy and Bitcoin in general. The report recommended that the U.S. Consumer Financial Protection Bureau participate in inter-agency working groups on Bitcoin to assess how the agency might address Bitcoin-related consumer protection issues. The report echoed, in part, a May 7, 2014 investor alert published by the SEC that highlighted fraud and other concerns relating to certain investment opportunities denominated in bitcoin and fraudulent and unregistered investment schemes targeted at participants in online Bitcoin forums. In the fall of 2014, the SEC is reported to have initiated an inquiry into the sale of unregistered securities denominated in bitcoin or altcoins, and into the sale of “crypto-equity” (i.e., tokens for use on altcoin programming platforms), although the Company has not verified the scope or veracity of such reports due to the confidentiality of such inquiries.

As of April 2016, the U.S. Congress, U.S. Senate Committee on Homeland Security and Government Affairs, U.S. Senate Committee on Banking, Housing and Urban Affairs, the CFTC, the New York State Department of Financial Services (“NYSDFS”), and the Conference of State Bank Supervisors had initiated formal inquiries into or held hearings on Digital Assets, including Bitcoin, and possible regulation thereof. Members of the private sector and representatives of the Department of Justice, Secret Service and FinCEN (among other government agencies) had participated in such inquiries and hearings. On April 26, 2018, the United States House of Representatives Committee on Appropriations held a hearing with the SEC to begin exploring the regulation of Digital Assets.

U.S. state regulators, including the California Department of Financial Institutions, NYSDFS, Virginia Corporation Commission, Idaho Department of Financial Services and Washington State Department of Financial Institutions, have similarly released interpretations or mandates that Bitcoin Exchanges and similar Bitcoin service providers register on a state-level as MTs or MSB. In July 20-17, Delaware amended its General Corporation Law to provide for the creation maintenance of certain required records by blockchain technology and permit its use for electronic transmission of stockholder communications. In June 2014, the State of California adopted legislation that would formally repeal laws that could be interpreted as making illegal the use of bitcoin or other Digital Assets as a means of payment. In February 2015, a bill was introduced in the California State Assembly to establish a licensing regime for businesses engaging in virtual currencies. In September 2015, the bill was ordered to become an inactive file and as of the date of this registration statement there hasn’t been further consideration by the California State Assembly. As of August 2016, the bill was withdrawn from consideration for vote for the remainder of the year.

In July 2014, the NYSDFS proposed the first US regulatory framework for licensing participants in “virtual currency business activity.” The proposed regulations, known as the “BitLicense,” are intended to focus on consumer protection and, after the closure of an initial comment period that yielded 3,746 formal public comments and a reproposal, the NYSDFS issued its final “BitLicense” regulatory framework in June 2015. The “BitLicense” regulates the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibits any person or entity involved in such activity to conduct activities without a license. The “BitLicense” requires, among other things, that licensees are adequately capitalized, maintain detailed books and records, adopt anti-money laundering policies, ensure they have robust cyber security policies and incorporate a variety of other compliance policies. As of January 2017, the NYSDFS has granted a “BitLicense” to three (3) market participants.

On December 16, 2014, the Conference of State Bank Supervisors released for public comment a proposed model regulatory framework for state regulation of participants in “virtual currency activities.” Although similar in some regards, the proposed model framework does not track completely the BitLicense regulations in New York. The Conference of State Bank Supervisors proposed framework is a non-binding model and would have to be independently adopted, in sum or in part, by state legislatures or regulators on a case-by-case basis. In numerous other states, including Connecticut, North Carolina, New Hampshire and New Jersey, legislation is being proposed or has been introduced regarding the treatment of bitcoin and other Digital Assets.

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In addition, various foreign jurisdictions may adopt laws, regulations or directives that affect Bitcoin. In October 2012, the European Central Bank issued a report on “virtual currency” schemes indicating that Bitcoin may become the subject of regulatory interest in the European Union. In August 2013, the German Ministry of Finance released an interpretation that labeled bitcoin to be a form of private money or a unit of account that is not recognized as a full currency, but is subject to German tax laws. A ruling by the Court of Justice of the European Union on October 22, 2015 found that a bitcoin exchange’s trading of bitcoin for conventional currency (such as Euros or Swedish Krona) and vice versa was subject to value added tax (“VAT”) rules because it constituted the supply of services for consideration. However, the court also found that bitcoin could qualify for an exception reserved for transactions related to currency, bank notes, and other legal tender, and thus the bitcoin trading could be exempted from VAT. The ruling shows that bitcoin tax treatment in the European Union has moved more closely in-line with that of conventional currency. Foreign government bodies have also initiated public inquiries similar to those taken by US government bodies, including public hearings on Digital Assets, including bitcoin, held by both the French and Canadian Senates. In October 2015, the European Court of Justice determined that exchanging transactions in Digital Assets are exempt from value-added taxes in the same manner as traditional currencies. In July 2016, the European Commission released a draft directive that proposed applying counter-terrorism and anti-money laundering regulations to virtual currencies, and in September 2016, the European Banking authority advised the European Commission to institute new regulation specific to virtual currencies, with amendments to existing regulation as a stopgap measure.

The Wall Street Journal reported in September 2017 that China has decided to ban Digital Asset Exchanges which has had the immediate effect of reducing the price of Bitcoin. Earlier on December 5, 2013, the People’s Bank of China and five Chinese ministries released a notice that restricted Bitcoin activity among its financial and payment institutions while classifying bitcoin as a “virtual commodity” that was legal to own and speculate in. News reports from China indicated that many banking institutions and third-party payment processors in China had received private guidance leading them to close Bitcoin Exchange bank accounts that held Chinese Yuan on behalf of exchange customers. During the second half of 2014, Chinese Bitcoin Exchanges again began to accept deposits of Chinese Yuan through the use of third-party payment providers, and trading activity returned to higher levels. In January 2016, the People’s Bank of China, China’s central bank, disclosed that it has been studying a state-backed electronic monetary system and potentially had plans for its own state-backed electronic money. In January 2017, the People’s Bank of China announced that it had found several violations, including margin financing and a failure to impose anti-money laundering controls, after on-site inspections of two China-based Bitcoin Exchanges. In response to the Chinese regulator’s oversight, the three largest China-based Bitcoin Exchanges, OKCoin, Huobi, and BTC China, started charging trading commission fees to suppress speculative trading and prevent price swings which resulted in a significant drop in volume on these exchanges. On September 4, 2017, reports were published that China may begin prohibiting the practice of using cryptocurrency for capital fundraising. In 2018, reports surfaced that China had banned local Bitcoin Exchanges from operating within the country.

In Russia, state agencies and prosecutors have released guidance or statements that have hampered the growth of bitcoin. In January 2014, anonymous electronic transfers were restricted to de minimis sums; although bitcoin transactions are not truly anonymous, this measure has been taken to apply to the Bitcoin Network. Additionally, a central bank statement warned of the association of bitcoin and money laundering and terrorist activity. In early February, a prosecutor implied that the use of bitcoin and bitcoin themselves were not legal tender and were illegal, although whether this amounted to a ban on bitcoin has been questioned. In April 2016, it was reported that the Russian Finance Ministry was considering proposing regulations that would prohibit the issuance of all Digital Assets or their use in exchange for goods or services in Russia. However, in July 2016, in a significant change in tone, the Russian Ministry of Finance indicated it supports a proposed law that bans bitcoin domestically but allows for its use as a foreign currency. In October 2017, Russia issued several releases indicating they may begin regulating bitcoin and licensing miners and entities engaging in initial coin offerings.

After the United States, China and Russia were among the next tier of large bitcoin-using jurisdictions as of late 2013. The impact of the restrictions has been seen in a decline of Chinese investment activity in bitcoin and a reduction in the number of bitcoin nodes operating in Russia had continued into late 2014, despite a pickup in trading volume on Chinese Bitcoin Exchanges. Less active bitcoin jurisdictions in Iceland (conversion between bitcoin and krona prohibited), Vietnam (financial services firms prohibited from interacting with Bitcoin) and Bolivia (use of bitcoin prohibited by the Central Bank of Bolivia) have more severely restricted the use of bitcoin with little impact on the global growth of bitcoin. Similarly, the reported ban on decentralized Digital Assets in Ecuador (made in advance of plans to introduce a government backed electronic cash system) have had no visible impact on the Bitcoin Network due to limited use of bitcoin in Ecuador.

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While jurisdictions such as Germany and China have taken a preliminary regulatory stance on Bitcoin, some countries have declined to apply regulation to bitcoin when afforded the opportunity. In June 2014, the Swiss government elected not to regulate bitcoin use and issued guidance on the further development and future application of laws to Bitcoin-related activity in Switzerland. In 2017 Switzerland gave a swiss bank approval to manage assets based on Bitcoin and other digital currencies. While Switzerland appears to be open to the idea of allowing Bitcoin related asset management, at least one of Switzerland’s largest banks has announced that it will not offer trading in Bitcoin due to the associated risks. Among others, Australia, Finland and the Netherlands have joined Canada and Germany among the foreign countries releasing formal or informal tax guidance regarding bitcoin income or operations. On August 24, 2017, Canada issued guidance stating the sale of cryptocurrency may constitute the sale of investment contract in accordance with Canadian law for determining if an investment constitutes a security. In 2018 France announced that it was offering a reduced tax rate on gains made from cryptocurrency.

Due in part to its international nature and the nascent stage of regulation, along with the limited experience with bitcoin of, and language barriers between, international journalists, information regarding the regulation of bitcoin in various jurisdictions may be incomplete, inaccurate or unreliable. For example, news of the People’s Bank of China notice release on December 5, 2013 was followed by days of confusion relating to difficulty in interpreting and analyzing the content of the release. In another instance, on July 29, 2013, a bitcoin service business in Thailand announced that, in a meeting with the Bank of Thailand, regulators from the Foreign Exchange Administration and Policy Department had functionally banned bitcoin activity in the country, leading to widespread reporting of a blanket ban. Later reporting, however, questioned whether the Bank of Thailand regulators had the authority, or ever expressed the intention, to ban all bitcoin use in Thailand. Additionally, in the first quarter of 2014, the Bank of Thailand issued a warning to its citizens regarding the risks of bitcoin and stated that it is not a currency. Despite these announcements, bitcoin exchanges continue to operate in Thailand converting bitcoin to and from Thai baht.

In April 2015, the Japanese Cabinet approved proposed legal changes that would reportedly treat bitcoin and other Digital Assets as included in the definition of currency. These regulations would, among other things, require market participants, including exchanges, to meet certain compliance requirements and be subject to oversight by the Financial Services Agency, a Japanese regulator. These changes were approved by the Japanese Diet in May 2016 and became effective in April 2017. In September 2017, Japan began regulating Bitcoin Exchanges and registered several such exchanges to operate within Japan.

In September 2017, the Financial Services Commission in South Korea released a statement that initial coin offerings would be prohibited as a fundraising tool. In January 2018, the South Korean Justice Minister issued remarks about banning bitcoin and other Digital Assets, although the President’s office clarified that no final decision has been made.

In June 2017, India’s government ruled in favor of regulating bitcoin and India’s ministry of Finance is currently developing rules for such regulation. In April 2018 the Reserve Bank of India, the country’s central bank, stated that starting in July Indian banks and lenders will be prohibited from making or facilitating transactions with companies or individuals that trade in cryptocurrency.

Australia has previously introduced legislation to regulate Bitcoin Exchanges and increase anti-money laundering policies and in May 2018 was reported to be taking regulatory action against initial coin offerings suspected of violating the country’s securities regulations.

In February 2018, the Ontario Securities Commission recently approved a Blockchain exchange-traded fund for launch on the Toronto Stock Exchange.

On June 14, 2018, the SEC’s Director of the Division of Corporation Finance stated that “based on his understanding of the present state of ether, the Ethereum network and its decentralized structure, current offers and sales of ether are not securities transactions.”

As both the regulatory landscape develops and journalistic familiarity with bitcoin increases, mainstream media’s understanding of Digital Assets and the regulation thereof may improve. Regulation of Digital Assets varies from country to country as well as within countries. An increase in the regulation of Digital Assets may affect our proposed business by increasing compliance costs or prohibiting certain or all of our proposed activities.

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Competition

Blockchain Technology and Digital Assets Initiatives

Subject to raising additional capital, the Company’s Digital Asset initiatives will compete with other industry participants that focus on investing in and securing the Blockchains of bitcoin and other Digital Assets. Market and financial conditions, and other conditions beyond the Company’s control, may make it more attractive to invest in other entities, or to invest in bitcoin or Digital Assets directly. Companies have raised substantial capital this year seeking to enter the Digital Assets business. Our lack of capital is a competitive disadvantage.

Transaction Verification Service Business (Digital Asset mining e.g. bitcoin, Suspended)

While our current Transaction Verification Services business is suspended we anticipate that if we resume our operations, which is subject to additional financing, our current and future competition is centered on the following areas:

●

Vertically integrated companies such as Bitfury, Bitmain Technologies, Avalon, and BW which design and build ASIC servers and are engaged in transaction verification services through the use of their own ASIC servers; and

●	Companies that are engaged in transaction verification services which may have lower operating costs than our future operations.

Our potential competitors may have greater resources, longer histories, more intellectual property, greater hashing capacity, and lower cost operations. They may secure better terms from ASIC server suppliers, deploy ASIC servers faster than us, and devote more resources to technology infrastructure. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

Assets

The Company’s sole asset (other than its Digital Assets and cash balance) is its human capital specifically Mr. Allen and Mr. Handerhan, who have extensive market knowledge and long-standing business relationships within the industry. Our success depends solely on their continued service. See “Risk Factors” above.

Intellectual Property and Trade Secrets

We have no intellectual property assets or licenses and rely upon the experience of our two executive officers in the Digital Assets business as it has evolved.

Growth Strategy

Transaction Verification Services Growth Strategy

We believe that with additional funding we may be able to resume our transaction verification services business (Digital Asset mining e.g. bitcoin) and believe this may provide revenue growth. If we are successful in resuming our transaction verification services business, we anticipate utilizing outsourced data centers and may diversify operations by securing other blockchains in addition to bitcoin ’ s blockchain.

Employees

We currently have two employees.

Property

None

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MANAGEMENT

Directors, Executive Officers and Corporate Governance

The following table presents information with respect to our officers and directors as of the date of this prospectus:

Name and Address	Age	Date First Elected or Appointed	Position(s)

Charles W. Allen	43	February 5, 2014	Chief Executive Officer, Chief Financial Officer and Chairman

Michal Handerhan	42	February 5, 2014	Chief Operating Officer, Secretary and Director

David Garrity	58	October 16, 2017	Independent Director

Each director serves until our next annual meeting of the shareholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of Officers and Directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Charles W. Allen, age 43, has served as our Chief Executive Officer and Chief Financial Officer since February 5, 2014 and as our Chairman of the Board since September 11, 2014. Mr. Allen is responsible for our overall corporate strategy and direction as well as managing our corporate finances. Since January 12, 2018 Mr. Allen has been the CEO of Global Bit Ventures Inc. a newly formed private blockchain focused company. Since October 10, 2017 Mr. Allen has been a director of GBV. Mr. Allen is also on the advisory board of GoCoin LLC, a leading Digital Asset payment processor. Mr. Allen has extensive experience in business strategy and structuring and executing a variety of investment banking and capital markets transactions, including financings, IPO’s and mergers and acquisitions. From February, 2012 through January, 2014 Mr. Allen was a Managing Director at RK Equity Capital Markets LLC (“RK”) and focused on natural resources investment banking and added to RK’s capital markets efforts. In August, 2012 Mr. Allen co-founded RK Equity Investment Corp. (“RKEIC”) and served as a member of its board from inception through September 7, 2014. Mr. Allen has extensive experience in business strategy, investment banking and capital markets transactions. Prior to his work in the blockchain industry he worked domestically and internationally on projects in technology, media, natural resources, logistics, medical services and financial services. He has served as a Managing Director at numerous boutique investment banks focused on advising and raising capital for small and mid-size companies. Mr. Allen received a B.S. in Mechanical Engineering from Lehigh University and a M.B.A. from the Mason School of Business at the College of William & Mary. The Board concludes that Mr. Allen’s background and leadership experiences in the industry qualify him to serve on the Board.

Michal Handerhan, age 42, has served as our Chief Operating Officer since February 5, 2014 and was appointed as our Secretary on March 11, 2014. Mr. Handerhan served as our Chairman of the Board from February 5, 2014 to September 11, 2014 and was a co-founder of BitcoinShop.us LLC. Mr. Handerhan supports both our business and development strategy across the management team. Since January 12, 2018 Mr. Handerhan has been the Secretary and a director of GBV. From February, 2011 through February, 2014 Mr. Handerhan served as an independent IT and web services consultant to the National Aeronautics and Space Administration (“NASA”). From October, 2005 until February, 2014 Mr. Handerhan was the President and Chief Executive Officer of Meesha Media Group, LLC which provided high-definition video production services, Web 2.0 development, database management, and social media solutions. From March, 2002 through October, 2006 Mr. Handerhan served as a team leader for NASA in their Peer Review Services group. Prior to working at NASA’s Peer Review Services group Mr. Handerhan served as the web developer for Folio Investments. Mr. Handerhan received a B.S. in Computer Science from Czech Technical University. The Board concludes that Mr. Handerhan’s extensive experiences in IT qualify him to serve on the Board.

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David Garrity, age 58, has served as our independent Director since October 16, 2017. Mr. Garrity has over 25 years’ experience in the financial services industry, he has held senior roles including CFO and board of director positions for both publicly-held and private companies, and has extensive experience in several disciplines including operating, advisory and research, and is CEO of New York City based consulting firm, GVA Research. Mr. Garrity is a Partner at BTblock a blockchain consultancy firm and a senior advisor at Quantum1Net which also has a focus on blockchain technology. During 2008 and 2009, Mr. Garrity served as CFO and a director at Interclick, Inc., a behavioral targeting internet advertising network. From June 9, 2011 to May 14, 2013, Mr. Garrity was Chief Financial Officer of Aspen Group, Inc., an online for-profit university. From May 14, 2013 through October 31, 2013, he was Executive Vice President Corporate Development for Aspen Group, Inc. From February 1, 2017 through January 2018, Mr. Garrity was acting CFO of Mutualink, Inc., a private company developing secure distributed networking technologies to support communications interoperability for public- & private-sector clients. Mr. Garrity appears regularly on CNBC, BNN, Bloomberg, The Financial Times, Asia Times, Yahoo Finance, and other media outlets.

Conflicts of Interest

Messrs. Allen and Handerhan are officers and directors of GBV which operates a business in the cryptocurrency area. The conflicts faced by Messrs. Allen and Handerhan include time and the potentially competing interests of two companies in the same industry.

Mr. David Garrity, an independent director, will evaluate corporate opportunities due to future potential conflicts since Messrs. Allen and Handerhan will be conflicted. Recently, Mr. Garrity became a Partner at BTblock a blockchain consultancy firm and a senior advisor at Quantum1Net which also has a focus on blockchain technology. It is possible that these activities will create conflicts in the future. Given our small size and lack of financial resources, we may be hampered in recruiting independent directors.

Our Chief Executive Officer and our Chief Operating Officer are officers and serve on the Board of Directors of a company which engages in the mining of Digital Assets; when we had sufficient working capital, we engaged in the same business. With sufficient capital, we intend to re-enter this business. To deal with conflicts of interest, we have added one independent director who will monitor possible conflicts of interest. The future activities of our officers and directors may be challenged by shareholders, result in a diversion of time and cause us to incur legal and other expenses.

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Board Leadership Structure And Role In Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing us and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code Of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on growing our business and obtaining financing for our Company. We expect to adopt a code as we further develop our business.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Committees Of The Board Of Directors

Due to our size, we have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions.

The Board currently acts as our audit committee. Since we are still a developing company, the Board of Directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K.

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of our executive officers serving as a member of our Board of Directors.

2014 Equity Incentive Plan

As of October 26 , 2018, there were approximately 258,395 shares of Common Stock available for issuance under our 2014 Equity Incentive Plan and no outstanding options under our 2014 Equity Incentive Plan.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the fiscal years ended December 31, 2017 and 2016 awarded to, earned by or paid to our executive officers. The numbers in the summary compensation table represent the actual amount of compensation accrued under Generally Accepted Accounting Principles.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Charles W. Allen, CEO	2017	235,389	75,000	310,389
	2016	150,000	75,000	225,000
Michal Handerhan, COO	2017	182,792	35,000	217,792
	2016	125,000	50,000	175,000

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Employment Agreements with Executive Officers

As a condition to the May 2017 financing, the Company was unable to pay each of its two officers and sole employees, Mr. Allen and Mr. Handerhan, cash compensation, whether in base salary or bonus, in excess of $50,000 per year, including accrued and unpaid salaries, until such time as the Company filed its Form 10-k for the period ending December 31, 2016. That compensation was paid later in 2017.

To achieve our compensation objective of retaining and motivating qualified executives, we believe that we need to provide our executive officers with severance and change of control protections that are competitive with the protections offered by other companies. Offering our executive officers these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business, provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits, and aligns with market practice.

Charles W. Allen

On June 22, 2017, we entered into an employment agreement with Charles Allen (the “Allen Employment Agreement”), whereby Mr. Allen agreed to serve as our Chief Executive Officer and Chief Financial Officer for a period of two (2) years, subject to renewal, in consideration for an annual salary of $245,000. Additionally, under the terms of the Allen Employment Agreement, Mr. Allen shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors. Mr. Allen shall be entitled to participate in all benefits plans we provide to our senior executive. We shall reimburse Mr. Allen for all reasonable expenses incurred in the course of his employment. The Company shall pay the Mr. Allen $500 per month to cover telephone and internet expenses. If the Company does not provide office space to Mr. Allen the Company will pay him an additional $500 per month to cover expenses in connection with their office space needs.

Michal Handerhan

On June 22, 2017, we entered into an employment agreement with Michal Handerhan (the “Handerhan Employment Agreement”), whereby Mr. Handerhan agreed to serve as our Chief Operating Officer and Secretary for a period of two (2) years, subject to renewal, in consideration for an annual salary of $190,000. Additionally, under the terms of the Handerhan Employment Agreement, Mr. Handerhan shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors. Mr. Handerhan shall be entitled to participate in all benefits plans we provide to our senior executive. We shall reimburse Mr. Handerhan for all reasonable expenses incurred in the course of his employment. The Company shall pay Mr. Handerhan $500 per month to cover telephone and internet expenses. If the Company does not provide office space to Mr. Handerhan the Company will pay him an additional $500 per month to cover expenses in connection with their office space needs.

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The terms of the Allen Employment Agreement and Handerhan Employment Agreement (collectively the “Employment Agreements”) provide each of Messrs. Allen and Handerhan (the “Executives”) certain, severance and change of control benefits if the Executive resigns from the Company for good reason or the Company terminates him other than for cause. In such circumstances, the Executive would be entitled to a lump sum payment equal to (i) the Executive’s then-current base salary, and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant. In addition, the severance benefit for the Executives the employment agreements include the Company continuing to pay for medical and life insurance coverage for up to one year following termination. If, within eighteen months following a change of control (as defined below), the Executive’s employment is terminated by the Company without cause or he resigns from the Company for good reason, the Executive will receive certain severance compensation. In such circumstances, the cash benefit to the Executive will be a lump sum payment equal to two times (i) his then-current base salary and (ii) his prior year cash bonus and incentive compensation. Upon the occurrence of a change of control, irrespective of whether his employment with the Company terminates, each Executive’s stock options and equity-based awards will immediately vest.

A “change of control” for purposes of the Employment Agreements means any of the following: (i) the sale or partial sale of the Company to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire shares of capital stock of the Company representing at least twenty five (25%) of the fully diluted capital stock (including warrants, convertible notes, and preferred stock on an as converted basis) of the Company; (ii) the sale of the Company to an un-affiliated person or entity or group of such persons or entities pursuant to which such party or parties acquire all or substantially all of the Company’s assets determined on a consolidated basis, or (iii) Incumbent Directors (Mr. Allen and Mr. Handerhan) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the board of directors of the Company.

Additionally, pursuant to the terms of the Employment Agreements, we have entered into an indemnification agreement with each Executive Officer and our Executive Officers’ have insurance with terms in the amount of $1,000,000.

On December 14, 2017, the Company agreed to pay Charles Allen, its CEO, and Michal Handerhan, its COO, cash bonuses of $75,000 and $35,000, respectively for 2017. The Company further agreed to pay Mr. Allen and Mr. Handerhan contingent cash bonuses of $175,000 and $75,000 respectively (the “Contingent Bonus”) which will be deemed earned on the earlier of i) the closing of a merger approved by the Board, ii) the closing of one or many financings in 2018 totaling over $1.25 million in gross proceeds, or iii) the Company having cash and Digital Assets valued over $1.5 million. Provided further that the Contingent Bonus if deemed earned will only be payable if the Company has at least $1.25 million in cash and Digital Assets prior to paying the bonuses. The Contingent Bonus are not conditioned upon the continued service of either Mr. Allen or Mr. Handerhan.

DIRECTOR COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the fiscal years ended December 31, 2017 and 2016 awarded to, earned by or paid to our directors excluding executive officers. The numbers in the summary compensation table represent the actual amount of compensation accrued under Generally Accepted Accounting Principles.

Name and Principal Position	Year	All other Compensation ($) (1)	Total ($)
Jonathan Read, Director (2)	2017	33,716	33,716
David Garrity, Director	2017	15,582	15,582

(1)	Our director’s compensation for 2017 was based on the assumption that the planned merger with the Australian company was moving forward. As a result of the termination of the planned merger the Company has reevaluated the level of compensation for it its directors which was agreed to by the Company and the directors to be $5,000 per quarter per director.

(2)	Mr. Read resigned as a director on July 30, 2018.

On January 1, 2018 the Company entered into a one-year consulting agreement with GVA Research LLC (“GVA”) whereby it will pay GVA a quarterly consulting fee of $13,750. David Garrity is the owner and principal of GVA Research LLC and this is irrespective of and not included in the Director compensation.

Outstanding Equity Awards At Fiscal Year-End Table

There are no outstanding equity awards issued to our Named Executive Officers as of December 31, 2017.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our Common Stock and C-1 Convertible Preferred Stock as of the date of this prospectus: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding voting shares.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (1)
Common Stock	Charles W. Allen (2)	1,857,829	*
Common Stock	Michal Handerhan (2)	2,437,627	*
Common Stock	David Garrity (2)	25,045	*
	All officers and directors as a group (three persons)	4,320,501	1.16%
Series C-1 Convertible Preferred Stock
	Cavalry Fund I LP (3) 61 Kinderkamack Road Woodcliff Lake, NJ 07677	14,707	50%
	DiamondRock LLC (4) 425 East 63rd Street New York, NY 10065	14,707	50%

* Less than 1%

(1)	Percentage ownership of Common Stock only is determined based on shares owned together with securities exercisable or convertible into shares of Common Stock within 60 days of the date of this prospectus, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to securities exercisable or convertible into shares of Common Stock that are currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of the date of this prospectus, there were 372,605,986 shares of our Common Stock issued and outstanding. The holders of the outstanding preferred stock are also Selling Shareholders and have blockers which limit their voting and conversion privileges to 4.99% of outstanding Common Stock within the foregoing 60 day periods. The percentages reflect their ownership of each series of preferred stock, which is not subject to any blocker.

(2)	The address of these persons, unless otherwise noted, is c/o BTCS Inc., 9466 Georgia Avenue #124, Silver Spring, MD 20901.

(3)	Cavalry Fund I Management LLC, the investment manager of Cavalry Fund I LP, has voting and investment power over these securities. Thomas Walsh is the managing member of Cavalry Fund I Management LLC, which is the general partner of Cavalry Fund I LP. Thomas Walsh disclaims beneficial ownership over these securities.

(4)	Neil Rock has voting and dispositive power over shares held by DiamondRock, LLC.

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SELLING SHAREHOLDERS

The shares of Common Stock being offered by the Selling Shareholders are the Resale Shares issuable upon exercise of the Series A warrants, Additional warrants and Bonus Warrants. We are registering the shares of Common Stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock, and services provided by the three officers and directors who own Common Stock, the Selling Shareholders have not had any material relationship with us within the past three years.

Under the terms of the Warrants, a Selling Shareholder may not exercise the warrants to the extent such conversion or exercise, as the case may be, would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the W arrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of the Resale Shares in this offering. See “Plan of Distribution.”

All expenses incurred with respect to the registration of the Common Stock will be paid by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Shareholders in connection with the sale of the Resale Shares.

The Selling Shareholders named below may from time-to-time offer and sell pursuant to this prospectus up to 67,939,632 Resale Shares.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Shareholders.

The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of the shares of Common Stock, as of the date of this prospectus. This table is prepared solely based on information supplied to us by the Selling Shareholders and any public documents filed with the SEC.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Shareholders.

The fourth column assumes the sale of all of the Resale Shares offered by the Selling Shareholders pursuant to this prospectus.

We do not know how long the Selling Shareholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the Selling Shareholders regarding the sale of any of the Resale Shares.

Except as noted in the footnotes to the table below, to our knowledge, none of the Selling Shareholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. None of the Selling Shareholders is a broker-dealer of affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Shareholders and the manner in which the Selling Shareholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes option that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Shareholders will sell any or all of the securities covered by this prospectus. The number of shares of Common Stock and Series C-1 Convertible Preferred Stock are taken from the stock transfer records of October 26 , 2018.

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Name of Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering (2)	Percentage of Common Stock Beneficially Owned After Offering (2)
Alpha Capital Anstalt (3)	1,618,801	13,402,144	1,218,801	*
Cavalry Fund I LP (4)(8)	1,000,000	15,766,944	0	0%
DiamondRock, LLC (5)(8)	1,818,582	15,766,944	818,582	*
L1 Capital Global Opportunities Masterfund Ltd. (6)	0	14,766,944	0	*
Blockchain Global Ltd. (7)	3,941,200	3,941,200	2,941,200	*
Charles Allen	1,857,829	1,857,829	0	0%
Michal Handerhan	2,437,627	2,437,627	0	0%

* Less than 1%

(1)	Represents 67,939,632 Resale Shares, consisting of (i) 15,873,600 shares of Common Stock issuable upon exercise of outstanding Series A warrants exercisable at $0.085 per share; (ii) 15,714,288 shares of Common Stock issuable upon exercise of outstanding Additional warrants exercisable at $0.085 per share; (iii) 15,714,288 shares of Common Stock issuable upon exercise of outstanding Bonus Warrants exercisable at $0.17 per share; (iv) 12,942,000 shares of Common Stock underlying outstanding Series B Warrants exercisable at $0.135 per share, (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock. The Series A, Additional, and Bonus Warrants were issued in a private placement that closed on May 25, 2017. The Series B Warrants were issued in a private placement that closed in October 2017.

(2)	This number does not give effect to exercise of other warrants. It assumes all Resale Shares have been sold and in the case of Warrants have been issued upon exercise of Warrants and then sold. See “Capitalization” on page 40 of this prospectus. Each Selling Shareholder (other than the Company’s executive officers) who owns shares of Series C-1 which contain a 4.99% beneficial ownership limitation. See the Principal Shareholders tables for a breakdown of the ownership of each series of convertible stock.

(3)	Konrad Ackerman has voting and dispositive power over shares held by Alpha Capital Anstalt. The 13,402,144 represents: i) 400,000 shares of Common Stock, ii) 3,968,400 shares of Common Stock underlying the Series A Warrant, iii) 3,928,572 shares of Common Stock underlying the Additional Warrant, iv) 3,928,572 shares of Common Stock underlying the Bonus Warrant, and v) 1,176,600 shares of Common Stock underlying the Series B Warrant .

(4)	Cavalry Fund I Management LLC, the investment manager of Cavalry Fund I LP, has voting and investment power over these securities. Thomas Walsh is the managing member of Cavalry Fund I Management LLC, which is the general partner of Cavalry Fund I LP. Thomas Walsh disclaims beneficial ownership over these securities. The 15,766,944 represents: i) 1,000,000 shares of Common Stock, ii) 3,968,400 shares of Common Stock underlying the Series A Warrant, iii) 3,928,572 shares of Common Stock underlying the Additional Warrant, iv) 3,928,572 shares of Common Stock underlying the Bonus Warrant, and v) 2,941,400 shares of Common Stock underlying the Series B Warrant .

(5)	Neil Rock has voting and dispositive power over shares held by DiamondRock, LLC. The 15,766,944 represents: i) 1,000,000 shares of Common Stock, ii) 3,968,400 shares of Common Stock underlying the Series A Warrant, iii) 3,928,572 shares of Common Stock underlying the Additional Warrant, iv) 3,928,572 shares of Common Stock underlying the Bonus Warrant, and v) 2,941,400 shares of Common Stock underlying the Series B Warrant .

(6)	David Feldman has voting and dispositive power over shares held by L1 Capital Global Opportunities Masterfund Ltd. The 14,766,944 represents: i) 3,968,400 shares of Common Stock underlying the Series A Warrant, ii) 3,928,572 shares of Common Stock underlying the Additional Warrant, iii) 3,928,572 shares of Common Stock underlying the Bonus Warrant, and iv) 2,941,400 shares of Common Stock underlying the Series B Warrant .

(7)	Sam Lee has voting and dispositive power over shares held by Blockchain Global Ltd. The 3,941,200 represents: i) 1,000,000 shares of Common Stock, and ii) 2,941,200 shares of Common Stock underlying the Series B Warrant.

(8)	Each of these investors owns shares of preferred stock which are subject to 4.99% beneficial ownership limitations.

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RELATED PARTY TRANSACTIONS

On March 31, 2017, the Company entered into salary settlement agreements (the “Settlement Agreements”) with each of Charles Allen and Michal Handerhan pursuant to which each agreed to exchange $2,500 in accrued and unpaid salaries for 87,936 shares of series seed preferred stock in BitVault, Inc. and 13,963 common shares in GCZ, Inc. (collectively the “Settlement Shares”). In fiscal year 2014 the Company had written the Settlement Shares off as unrecoverable.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 975,000,000 shares of Common Stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. As of the date of this prospectus, there were 372,605,986 shares of Common Stock outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock and preferred stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of BTCS, holders of our Common Stock are entitled to share ratably together with the holders of our preferred stock in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of BTCS or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock. Below we summarize our outstanding preferred stock.

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Series A Preferred Stock.

The Company has 100 shares of outstanding Series A Preferred Stock (the “Series A”). On December 9, 2016, the Company sold 100 shares of Series A Preferred Stock to Charles Allen, its Chief Executive Officer and a director, for $100. The Series A Preferred Stock is not convertible, does not have any preferential dividend or liquidation rights. Holders of Series A Preferred Stock shall only be entitled to vote on the approval of the Charter Amendment and shall be entitled to a voting power equal to one vote more than the total combined voting power of the Company’s common stock. The Company shall have the obligation to redeem all of the Series A Preferred Stock for a total of $100 upon the Company’s filing with the Nevada Secretary of State of Articles of Amendment to the Company’s Articles of Incorporation effectuating the Charter Amendment. On April 4, 2018, the Company approved the sale and transfer of all 100 issued and outstanding shares of the Company’s Series A. Charles Allen, the Company’s Chief Executive Officer, sold all 100 shares of the Series A to David Garrity, one of the Company’s directors.

Series C-1 Convertible Preferred Stock.

The Company has 50,004 shares of outstanding Series C-1 Convertible Preferred Stock (the “Series C-1”). Each share of Series C-1 converts into 200 shares of common stock. The Certificate of Designation contains what is commonly referred to as a blocker which limits the number of shares of common stock which the holder may “beneficially own” to 4.99% of the common stock issued and outstanding. Under Rule 13d-3 of the Exchange Act, in determining beneficial ownership the holder must consider shares of common stock that may be issued upon conversion or exercise of other securities within 60-days of the date of calculation and which are not subject to any limitation on conversion or exercise. The Series C-1 also contains a provision requiring the Company to treat all holders equally.

Anti-takeover Effects of Nevada Law and of Our Charter and Bylaws

In addition to the features of our charter related to the issuance of preferred stock, which are described above, the NRS contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:

Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise.

In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our Articles of Incorporation and our Bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.

Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our Articles of Incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.

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Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Articles of Incorporation or Bylaws, which means these provisions apply to us.

Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.

PLAN OF DISTRIBUTION

We are registering the Resale Shares to permit the resale of these shares of Common Stock by the Selling Shareholders from time-to-time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any quotation service on which the securities may be listed or quoted at the time of sale;

●	in transactions otherwise than on these systems;

●	through the writing of options;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of
●	such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We paid all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold pursuant to this prospectus, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

Transfer Agent

The transfer agent for our Common Stock is Equity Stock Transfer. Its address is 237 W 37th Street, Suite 602, New York, NY 10018 and its telephone number is (917) 746-4597.

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A. , Palm Beach Gardens, Florida.

EXPERTS

The financial statements of BTCS Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2017, which included an explanatory paragraph about BTCS Inc.’s ability to continue as a going concern included in this registration statement have been so included in reliance on the reports of RBSM LLP an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of BTCS Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BTCS Inc. and subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2017 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has an accumulated deficit, recurring losses, and expects continuing future losses, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Correction of a Material Misstatement

As discussed in Note 2 and 5 to the financial statements, the December 31, 2017 financial statements have been restated to correct a misstatement. We audited the adjustments described in Note 2 that were applied to restate 2017 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ RBSM LLP

We have served as the Company’s auditor since 2016.

Henderson, Nevada
March 14, 2018 except for Note 2 and 5, as to which the date is October 12, 2018

F-1

BTCS Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
	(RESTATED)
Assets:
Current assets:
Cash	$303,334	$95,068
Digital currencies	217,119	199
Prepaid expense	67,736	-
Total current assets	588,189	95,267

Other assets:
Property and equipment, net	1,235	-
Websites	-	919
Deposits	-	1,885
Total other assets	1,235	2,804

Total Assets	$589,424	$98,071

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expense	$75,997	$770,497
Short term loan	-	45,000
Convertible notes	-	3,283,034
Derivative liabilities	-	23,231,938
Derivative liabilities for shortfall of shares	-	14,915,419
Liquidated Damages Liabilities	-	3,102,750
Total current liabilities	75,997	45,348,638

Stockholders’ equity (deficit):
Preferred stock; 20,000,000 shares authorized at 0.001 par value:
Series B Convertible Preferred stock: 25,877 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively Liquidation preference 0.001 per share	25	-
Series C-1 Convertible Preferred stock: 50,004 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively Liquidation preference 0.001 per share	50	-
Common stock, 975,000,000 shares authorized at 0.001 par value, 363,043,769 and 16,095,929 shares issued and outstanding at December 31, 2017 and 2016, respectively	363,044	16,097
Treasury stock, at cost, 0 and 216,667 shares at December 31, 2017 and 2016, respectively	-	(217)
Additional paid in capital	114,667,080	23,785,756
Accumulated deficit	(114,516,772)	(69,052,203)
Total stockholders’ equity (deficit)	513,427	(45,250,567)

Total Liabilities and stockholders’ equity (deficit)	$589,424	$98,071

The accompanying notes are an integral part of these consolidated financial statements.

F-2

BTCS Inc. and Subsidiaries

Consolidated Statement of Operations

	(RESTATED)
	For the years ended	For the years ended
	December 31, 2017	December 31, 2016
Revenues
E-commerce	$4,480	$1,640
Transaction verification services	-	325,627
Hosting	-	27,945
Total revenues	4,480	355,212

Cost of revenues
Power and mining expenses	(160)	(263,869)
Gross profit	4,320	91,343

Operating expenses (income):
General and administrative	1,564,851	1,309,014
Marketing	9,242	10,693
Revaluation of digital currencies	-	(8,665)
Impairment loss on fixed assets	-	236,585
Total operating expenses	1,574,093	1,547,627

Net loss from operations	(1,569,773)	(1,456,284)

Other (expenses) income:
Impairment loss related to investment	-	(2,250,000)
Fair value adjustments for warrant liabilities	(39,222,099)	(25,266,593)
Fair value adjustments for convertible notes	(16,849,071)	2,096,700
Fair value adjustments for derivative liability shortfall of shares	-	(14,915,419)
Interest expenses	-	(7,420)
Realized gain on sale of digital currencies	299,092	-
Loss on issuance of Series C Convertible Preferred stock	(2,809,497)	-
Loss on issuance of Series C-1 Convertible Preferred stock	(478,035)	-
Loss on issuance of Units	-	(250,000)
Gain on extinguishment of debt	15,918,867	837,369
Loss from lease termination	(100,696)	-
Liquidated damages	(693,000)	(3,102,750)
Other income	39,643	49,121
Total other expenses	(43,894,796)	(42,808,992)

Net loss	$(45,464,569)	$(44,265,276)
Net loss per share, basic and diluted
Basic and Diluted	$(0.37)	$(4.89)

Weighted average number of shares outstanding, basic and diluted
Basic and Diluted	123,548,858	9,058,785

The accompanying notes are an integral part of these consolidated financial statements.

F-3

BTCS Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity (Deficit)

For the years ended December 31, 2017 and 2016

	Series B Convertible		Series C Convertible		Series C-1 Convertible						Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Treasury Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance January 1, 2016	-	$-	-	$-	-	$-	2,841,342	$2,842	(216,667)	$(217)	$21,994,382	$(24,786,927)	$(2,789,920)
Conversion of Senior convertible notes	-	-	-	-	-	-	9,648,662	9,649	-	-	1,703,215	-	1,712,864
Warrant exercise for cash	-	-	-	-	-	-	68,750	69	-	-	91,696	-	91,765
Cashless warrant exercise	-	-	-	-	-	-	3,537,175	3,537	-	-	(3,537)	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(44,265,276)	(44,265,276)
Balance December 31, 2016	-	-	-	-	-	-	16,095,929	16,097	(216,667)	(217)	23,785,756	(69,052,203)	(45,250,567)
Issuance of Series C Convertible Preferred Stock and warrants for cash in an offering (net of 3.7 million warrant liability, offset by 2.8 million of loss on issuance of Series C Convertible Preferred Stock)	-	-	79,368	79			-	-	-	-	(79)	-	-
Issuance of Series C-1 Convertible Preferred Stock and warrants for cash and digital currency in an offering (net of 1.5 million warrant liability,offset by 478,000 of loss on issuance of Series C-1 Convertible Preferred Stock)	-	-	-	-	64,710	65	-	-	-	-	(65)		-
Issuance of common stock for settlement of debt	-	-	-	-	-	-	833,333	833	-	-	60,834	-	61,667
Issuance of Series B Convertible Preferred Stock in exchange for convertible notes payable	1,160,941	1,160	-	-	-	-	-	-	-	-	74,299,064	-	74,300,224
Conversion of Series B Convertible Preferred stock to common stock	(1,135,064)	(1,135)	-	-	-	-	227,012,800	227,013	-	-	(225,878)	-	-
Conversion of Series C Convertible Preferred Stock to common stock	-	-	(79,368)	(79)	-	-	15,873,600	15,874	-	-	(15,795)	-	-
Conversion of Series C-1 Convertible Preferred Stock to common stock	-	-	-	-	(14,706)	(15)	2,941,200	2,941	-	-	(2,926)	-	-
Issuance of common stock due to Anti-Dilution provision	-	-	-	-	-	-	14,517,352	14,517	-	-	(14,517)	-	-
Cashless warrant exercise	-	-	-	-	-	-	81,856,798	81,857	-	-	12,196,111	-	12,277,968
Management redemption from escrow account	-	-	-	-	-	-	-	-	(400,000)	(400)	400	-	-
Issuance of common stock for services	-	-	-	-	-	-	125,000	125			9,875		10,000
Issuance of common stock as consideration for warrant Amendment	-	-	-	-	-	-	4,400,000	4,400	-	-	435,600		440,000
Reclassification from derivative liability to stockholders’ equity	-	-	-	-	-	-	-	-	-	-	4,138,704	-	4,138,704
Fractional shares adjusted for reverse split	-	-	-	-	-	-	4,424	4	-	-	(4)	-	-
Cancellation of treasury stock	-	-	-	-	-	-	(616,667)	(617)	616,667	617
Net loss (Restated)	-	-	-	-	-	-	-	-	-	-	-	(45,464,569)	(45,464,569)
Balance December 31, 2017 (Restated)	25,877	$25	-	$-	50,004	$50	363,043,769	$363,044	-	$-	$114,667,080	$(114,516,772)	$513,427

The accompanying notes are an integral part of these consolidated financial statements.

F-4

BTCS Inc. and Subsidiaries

Consolidated Statement of Cash Flows

	For the years ended
	2017	2016
	(RESTATED)
Net Cash flows used from operating activities:
Net loss	$(45,464,569)	$(44,265,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,169	182,037
Issuance of common stock for services	10,000	-
Issuance of common stock as consideration for warrant Amendment	440,000	-
Change in fair value of digital currencies	-	(8,665)
Loss on issuance of Units	-	250,000
Fair value adjustments for warrant liabilities	39,222,099	25,266,593
Fair value adjustments for convertible notes	16,849,071	(2,096,700)
Fair value adjustments for derivative liability shortfall of shares	-	14,915,419
Realized gain on sale of digital currencies	(299,092)	-
Proceeds from sale of digital currencies	332,172	-
Gain on extinguishment of debt	(15,918,867)	(837,369)
Loss from lease termination	100,696	-
Impairment loss related to investment	-	2,250,000
Impairment loss on fixed assets	-	236,585
Loss on sale of fixed assets	-	1,530
Loss on issuance of Series C Convertible Preferred stock	2,809,497	-
Loss on issuance of Series C-1 Convertible Preferred stock	478,035	-
Liquidated damages	693,000	3,102,750
Changes in operating assets and liabilities:
Digital currencies	-	25,502
Prepaid expenses and other current assets	(67,736)	8,902
Accounts payable	(673,729)	140,233
Net cash used in operating activities	(1,488,254)	(828,459)

Net cash used in investing activities:
Purchase of property and equipment	(1,485)	(14,582)
Sale of property and equipment, net	-	66,807
Refund of lease deposit	1,885	335,000
Net cash (used in) provided by investing activities	400	387,225

Net cash provided by financing activities:
Net proceeds from exercise of warrant	-	91,765
Net proceeds from issuance of Series C Convertible Preferred Stock and warrants for cash in an offering	925,115	-
Net proceeds from issuance of Series C-1 Convertible Preferred Stock and warrants for cash in an offering	825,005	-
Net proceeds from issuance of convertible notes	-	320,002
Payment to settle an investor loan	(54,000)
Net cash provided by financing activities	1,696,120	411,767

Net increase (decrease) in cash	208,266	(29,467)
Cash, beginning of period	95,068	124,535
Cash, end of period	$303,334	$95,068

Supplemental disclosure of non-cash financing and investing activities:
Conversion of convertible notes to common stock	$-	$(4,208,546)
Conversion of Series B Convertible Preferred Stock to common stock	$227,013	$-
Conversion of Series C Convertible Preferred Stock to common stock	$15,874	$-
Conversion of Series C-1 Convertible Preferred Stock to common stock	$2,941	$-
Issuance of common stock due to Anti-Dilution provision	$14,517	$-
Cashless warrant exercise	$12,277,968	$3,537
Management redemption from escrow account	$400	$-
Preferred issued for conversion of notes	$1,160	$-
Debt settlement from sale of fixed assets	$-	$22,200
Reclassification between convertible notes and derivative liabilities	$4,138,704	$92,601
Fractional shares adjusted for reverse split	$4	$-
Issuance of Series C-1 Convertible Preferred Stock and warrants in exchange of digital currencies	$250,000	$-
Issuance of Series B Convertible Preferred Stock to settle convertible notes payable	$74,300,224	$-
Issuance of common stock for settlement of debt	$61,667	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BTCS Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Description of Business and Recent Developments

BTCS Inc. (formerly Bitcoin Shop, Inc.), a Nevada corporation (the “Company”) was incorporated in 2008. In February 2014, the Company entered the business of hosting an online ecommerce marketplace where consumers can purchase merchandise using digital currencies, including bitcoin and is currently focused on blockchain and digital currency ecosystems. In January 2015, the Company began a rebranding campaign using its BTCS.COM domain (shorthand for Blockchain Technology Consumer Solutions) to better reflect its broadened strategy. The Company released its new website which included broader information on its strategy. In late 2014 we shifted our focus towards our transaction verification service business, also known as bitcoin mining, though in mid-2016 we ceased our transaction verification services operation at our North Carolina facility due to capital constraints.

The Company is an early entrant in the Digital Asset market and one of the first U.S. publicly traded companies to be involved with Digital Assets and blockchain technologies. Subject to additional financing, the Company plans to create a portfolio of digital assets including bitcoin and other “protocol tokens” to provide investors a diversified pure-play exposure to the bitcoin and blockchain industries. The Company intends to acquire digital assets through open market purchases. Additionally, the Company may acquire digital assets by resuming its transaction verification services business through outsourced data centers and earning rewards in digital assets by securing their respective blockchains.

Reverse Stock Split and Amendment to Certificate of Incorporation

On February 13, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada to implement a reverse stock split at a ratio of one-for-60. The reverse stock split became effective immediately.

On February 15, 2017, the Company’s Common Stock began trading on the OTCQB under the symbol “BTCSD.” On approximately March 15, 2017, the Common Stock resumed trading under the symbol “BTCS.”

The Reverse Stock Split reduced the number of outstanding shares of Common Stock from 952,756,004 shares to 15,879,262 shares as of December 31, 2016. All per share amounts and outstanding shares of Common Stock including stock options, restricted stock and warrants, have been retroactively adjusted in these consolidated financial statements for all periods presented to reflect the 1-for-60 Reverse Stock Split. Further, exercise prices of stock options and warrants have been retroactively adjusted in these consolidated financial statements for all periods presented to reflect the 1-for-60 Reverse Stock Split. Numbers of shares of the Company’s preferred stock and convertible securities were not affected by the Reverse Stock Split; however, the conversion ratios have been adjusted to reflect the Reverse Stock Split.

Note 2 - Restatement of the Consolidated Financial Statements

The purpose of restatement is to correct errors in the Company’s previously issued financial statements for the period ended December 31, 2017 in connection with the accounting for digital currencies as intangible assets with indefinite lives and record such digital currencies at cost less impairment, if any. Management determined that the Company’s digital currencies as of December 31, 2017 were accounted for in error and were overstated by approximately $399,000.

The originally filed accounting policy regarding digital currencies transactions and remeasurement stated that:

“The Company accounts for digital currencies, which it considers to be an operating asset, at their initial cost and subsequently remeasures the carrying amounts of digital currencies it owns at each reporting date based on their current fair value. The changes in the fair value of digital currencies are included as a component of income or loss from operations. The Company currently classifies digital currencies as a current asset. Digital currencies are considered a crypto-currency and the Company receives deposits in various kinds of digital currencies including but not limited to bitcoins, litecoins and dogecoins from customer trade transactions.

F-6

The Company obtains the equivalency rate of bitcoins to USD from various exchanges including, Bitstamp and Coinbase. The equivalency rate obtained from these sources represents a generally well recognized quoted price in an active market for bitcoins, which market and related database are accessible to the Company on an ongoing basis.”

The updated accounting policy regarding digital currencies transactions and remeasurement state that:

“Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.”

The effect of the restatement on the Company’s consolidated balance sheet as of December 31, 2017 are as follows:

	December 31, 2017
	As Previously Reported	Restatement Adjustment	As Restated
Digital currencies	$616,352	$(399,233)	$217,119
Total current assets	987,422	(399,233)	588,189
Total Assets	988,657	(399,233)	589,424
Accumulated deficit	(114,117,539)	(399,233)	(114,516,772)
Total stockholders’ equity	912,660	(399,233)	513,427
Total Liabilities and stockholders’ equity	988,657	(399,233)	589,424

The effect of the restatement on the Company’s consolidated statement of operations for the year ended December 31, 2017 are as follows:

	For the years ended December 31, 2017
	As Previously Reported	Restatement Adjustment	As Restated
Gross profit	$709,266	$(704,946)	$4,320
Revaluation of digital currencies	704,946	(704,946)	-
Net loss from operations	(864,827)	(704,946)	(1,569,773)
Realized gain on sale of digital currencies	-	299,092	299,092
Other income	33,022	6,621	39,643
Total other expenses	(44,200,509)	305,713	(43,894,796)
Net loss	(45,065,336)	(399,233)	(45,464,569)
Basic and Diluted Loss per Share	(0.36)	(0.01)	(0.37)
Basic and Diluted Shares	123,548,858	-	123,548,858

F-7

The effect of the restatement on the Company’s consolidated statement of stockholders’ equity (deficit) as of December 31, 2017 are as follows:

	December 31, 2017
	As Previously Reported	Restatement Adjustment	As Restated
Net loss	(45,065,336)	(399,233)	(45,464,569)
Total stockholders’ equity	912,660	(399,233)	513,427

The effect of the restatement on the Company’s consolidated statement of cash flows for the year ended December 31, 2017 are as follows:

	For the years ended December 31, 2017
	As Previously Reported	Restatement Adjustment	As Restated
Net loss	$(45,065,336)	$(399,233)	$(45,464,569)
Change in fair value of digital currencies	(704,946)	704,946	-
Realized gain on sale of digital currencies	-	(299,092)	(299,092)
Proceeds from sale of digital currencies	-	332,172	332,172
Decrease in Digital Currencies	338,793	(338,793)	-
Net cash used in operating activities	(1,488,254)	-	(1,488,254)

There was no impact to net cash used in investing activities or net cash used in financing activities within our consolidated statement of cash flows nor was there an impact on the net decrease in cash resulting from restatement.

The impacts of the restatement has been reflected throughout these financial statements, including the applicable footnotes, as appropriate

Note 3 - Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, DM. The Company maintains its books of account and prepares consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The Company’s fiscal year ends on December 31. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 4 - Liquidity, Financial Condition and Management’s Plans

The Company has commenced its planned operations but has limited operating activities to date. The Company has financed its operations since inception using proceeds received from capital contributions made by its officers and proceeds in financing transactions. On May 25, 2017, the Company raised $1 million in cash from four institutional investors in exchange for the issuance of 79,368 of a new class of Series C Convertible Preferred Stock (“Series C”) and three types of warrants as described below. The 79,368 Series C shares are initially convertible into 15,873,600 shares of common stock. The Series C is convertible at $0.07 per share or approximately $0.063 per share after giving effect to the additional $1,111,111. The Company is subject to a number of customary covenants and a restriction on the incurrence of indebtedness for one year. Within 120 days, the Company agreed to file a registration statement, now pending, which covers the common stock issuable upon exercise of the registrable securities described below. The registration statement covers 47,302,176 shares of common underlying the Series A Warrants, Additional Warrants, and Bonus Warrants. 15,873,600 Series A Warrants exercisable at $0.085 per share over a five-year period; 15,714,288 Additional Warrants exercisable at $0.085 per share over a period which is the earlier of (i) one-year after the effective date of a registration statement covering the warrant shares, or (ii) three years from the date of issuance. The Additional Warrants are callable by the Company for nominal consideration if the common stock trades above $0.17 per share and the daily volume is more than $50,000 for at least 20 trading days; 15,714,288 Bonus Warrants exercisable at $0.17 per share, over a three-year period. The Bonus Warrants are also callable for nominal consideration but the threshold price is more than $0.30 per share. The total gross proceeds raised were $1 million, with net proceeds of $925,114, after deducting the offering expenses. All of these securities, excluding the Bonus Warrants, are subject to price protection. On October 10, 2017, the Company entered into a Securities Purchase Agreement with four investors who committed $750,000 in cash and $250,000 in bitcoin in exchange for a new class of Series C-1 Convertible Preferred Stock (the “Series C-1”) and Series B Warrants exercisable at $0.135 per share. The Series C-1 is initially convertible into shares of the Company’s common stock at an effective price $0.085 per share. Both the Series C-1 and Series B Warrants are subject to adjustment in the event of future sales of the Company’s equity securities or common stock equivalents at a lower price, subject to elimination of the price protection on the Exchange Date. On October 24, 2017, upon filing its Form 10-Q for the six months ended June 30, 2017, the Company received an additional investment of $100,000 in the October Financing from a new investor who acquired shares of Series C-1 and Series B Warrants. The total gross proceeds raised were $1.1 million, with net proceeds of $825,005, after deducting the offering expenses.

F-8

Notwithstanding, the Company has limited revenues, limited capital resources and is subject to all of the risks and uncertainties that are typical of an early stage enterprise. Significant uncertainties include, among others, whether the Company will be able to raise the capital it needs to finance its longer-term operations and whether such operations, if launched, will enable the Company to sustain operations as a profitable enterprise.

Our working capital needs are influenced by our level of operations, and generally decrease with higher levels of revenue. The Company used approximately $1.5 million of cash in its operating activities for the year ended December 31, 2017. The Company incurred $45.5 million net loss for the year ended December 31, 2017. The Company had cash of approximately $303,000 and a working capital of approximately $0.5 million at December 31, 2017. The Company expects to incur losses into the foreseeable future as it undertakes its efforts to execute its business plans.

The Company will require significant additional capital to sustain its short-term operations and make the investments it needs to execute its longer-term business plan. The Company’s existing liquidity is not sufficient to fund its operations and anticipated capital expenditures for the foreseeable future. The Company is currently seeking to obtain additional debt or equity financing, however there are currently no commitments in place for further financing nor is there any assurance that such financing will be available to the Company on favorable terms, if at all.

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, there is substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not made adjustments to the accompanying consolidated financial statements to reflect the potential effects on the recoverability and classification of assets or liabilities should the Company be unable to continue as a going concern.

The Company continues to incur ongoing administrative and other operating expenses, including public company expenses, in excess of revenues. While the Company continues to implement its business strategy, it intends to finance its activities by:

●	managing current cash and cash equivalents on hand from the Company’s past debt and equity offerings by controlling costs,

●	seeking additional financing through sales of additional securities

Note 5 - Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

Concentration of Cash

The Company maintains cash balances at two financial institutions in checking accounts and money market accounts. The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. As of December 31, 2017 and 2016, the Company had $303,000 and $95,000 in cash and cash equivalents. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

F-9

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2017 and 2016, the Company had $53,000 and $0 in excess of the FDIC insured limit, respectively.

Digital Currencies Translations and Remeasurements

Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.

Property and Equipment

Property and equipment consists of leasehold improvements, computer, equipment and office furniture and fixtures, all of which are recorded at cost. Depreciation and amortization is recorded using the straight-line method over the respective useful lives of the assets ranging from three to five years. Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. Due to the financial nature of the Company, the Company impaired all fixed assets and recorded an approximately $237,000 impairment charge in June 2016.

Intangible Asset

The Company has applied the provision of ASC topic 350-50-50 Intangible - Goodwill and Other/Website Development Costs, in accounting for its costs incurred to purchase its website. Capitalized website costs are being amortized by the straight-line method over an estimated useful life of three (3) years. Amortization cost was approximately $900 and $5,000 for the years ended December 31, 2017 and 2016, respectively.

Investments

Shares in Group undertakings are stated at cost less any provision for impairment.

The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. If any such indication of impairment exists, the Company makes an estimate of the recoverable amount. If the recoverable amount of the cash-generating unit is less than the value of the investment, the investment is considered to be impaired and is written down to its recoverable amount. An impairment loss is recognized immediately in the profit and loss account. During the year ended 2016, the Company recorded impairment loss of approximately $2.3 million.

F-10

Derivative Instruments

We account for free-standing derivative instruments and hybrid instruments that contain embedded derivative features in accordance with ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, or ASC 815, as well as related interpretations of this topic. In accordance with this topic, derivative instruments and hybrid instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or loss in earnings. We determine the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument. The Company used a Monte Carlo model to separately value the Warrants issued in connection with the convertible notes in order to take into account the possibility of an adjustment to the exercise price associated with new rounds of financing in the future.

Reclassifications

Certain reclassifications have been made in prior years’ consolidated financial statements to conform to the current year’s presentation.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Due to inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in these estimates. On an ongoing basis, the Company evaluates its estimates and assumptions. These estimates and assumptions include valuing equity securities in share-based payment arrangements, estimating the provision for income taxes, estimating the fair value of equity instruments recorded as derivative liabilities, useful lives of depreciable assets and whether impairment charges may apply.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104 for revenue recognition and Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” Accordingly, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Transaction Verification Servers

Our material revenue stream is related to the mining of digital currencies. The Company derives its revenue by providing transaction verification services within the digital currency networks of crypto-currencies, such as Bitcoin and Ethereum, commonly termed “crypto- currency mining.” In consideration for these services, the Company receives digital currency (“Coins”). The Coins are recorded as revenue, using the average spot price of digital currencies on the date of receipt. The coins are recorded on the balance sheet at their fair value and re–measured at each reporting date. Revaluation gains or losses, as well gains or losses on sale of Coins are recorded as a component of cost of revenues in the statement of operations. Expenses associated with running the crypto-currency mining business, such as equipment deprecation, rent and electricity cost are also recorded as cost of revenues.

There is currently no specific definitive guidance in U.S. GAAP or alternative accounting frameworks for the accounting for the production and mining of digital currencies and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for mining of digital currencies. Management has examined various factors surrounding the substance of the Company’s operations and the guidance in ASC 605, Revenue Recognition, including the stage of completion being the completion and addition of a block to a blockchain and the reliability of the measurement of the digital currency received. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies which could result in a change in the Company’s financial statements.

F-11

Income Taxes

The Company recognizes income taxes on an accrual basis based on tax positions taken or expected to be taken in its tax returns. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, the Company’s policy is to classify interest and penalties related to tax positions as income tax expense. Since the Company’s inception, no such interest or penalties have been incurred.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Employee Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718 Compensation - Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

Advertising Expense

Advertisement costs are expensed as incurred and included in marketing expenses. Advertising expenses amounted to approximately $9,000 and $11,000 for the years ended December 31, 2017 and 2016, respectively.

Net Loss per Share

Basic loss per share is computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period. Net income (loss) attributable to common stockholders includes the effect of the deemed capital contribution on extinguishment of preferred stock and the deemed dividend related to the immediate accretion of beneficial conversion feature of convertible preferred stock. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock and warrants (using the if-converted method). Diluted loss per share excludes the shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants from the calculation of net loss per share if their effect would be anti-dilutive.

F-12

The following financial instruments were not included in the diluted loss per share calculation as of December 31, 2017 and 2016 because their effect was anti-dilutive:

	As of December 31,
	2017	2016
Warrants to purchase common stock	62,064,634	268,788,732
Convertible notes	-	50,198,041
Favored Nations	-	108,747,774
Series B Convertible Preferred stock	5,175,400	-
Series C-1 Convertible Preferred stock	10,000,800	-
Total	77,240,834	427,734,547

Preferred Stock

The Company applies the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity. The Company’s preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within the Company’s control as of December 31, 2017. Accordingly, all issuances of preferred stock are presented as a component of consolidated stockholders’ equity.

Convertible Preferred Stock

The Company has evaluated its convertible preferred stock and warrants in accordance with the provisions of ASC 815, Derivatives and Hedging, including consideration of embedded derivatives requiring bifurcation. The issuance of the convertible preferred stock could generate a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date.

The Company has evaluated its convertible preferred stock conversion component of the Private Placement and determined it should be considered an “equity host” and not a “debt host” as defined by ASC 815, Derivatives and Hedging. This evaluation is necessary in order to determine if any embedded features require bifurcation and, therefore, separate accounting as a derivative liability. The Company’s analysis followed the “whole instrument approach,” which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of its convertible preferred stock’s economic characteristics and risks and more specifically evaluated all the stated and implied substantive terms and features including (i) whether the Preferred Stock included redemption features, (ii) whether the preferred stockholders were entitled to dividends, (iii) the voting rights of the Preferred Stock and (iv) the existence and nature of any conversion rights. As a result of the Company’s determination that its convertible preferred stock is an “equity host,” the embedded conversion feature is not considered a derivative liability.

Fair Value Option

As permitted under FASB ASC 825, Financial Instruments, (“ASC 825”), the Company has elected the fair value option to account for its convertible notes that were issued during the year ended December 31, 2016. ASC 825 requires that the entity record the financial asset or financial liability, including those instruments when the fair value options is elected at fair value rather than historical cost at a discounted carrying amount with changes in fair value recorded in the statement of operations. In addition, it requires that upfront costs and fees related to items for which the fair value option is elected be recognized in earnings as incurred and not deferred.

F-13

Adoption of Recent Accounting Pronouncements

In August 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-15, Interest - Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies the treatment of debt issuance costs from line-of-credit arrangements after the adoption of ASU No. 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. In particular, ASU No. 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted ASU No. 2015-15 during the first quarter of fiscal 2016, and its adoption did not have a material impact on its consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09) as modified by ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” and ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients.” The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies may adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. The Company will adopt the new standard effective January 1, 2018, using the modified retrospective approach. The adoption of ASU 2014-09 will not have a material impact on the Company’s consolidated financial position, results of operations, equity or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and requires related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. ASU No. 2014-15 is effective for the Company for the fiscal year ending on June 30, 2017. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2014-15 will not have an impact on its consolidated financial statements and related disclosures.

In November 2015, FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU No. 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2015-17 will not have an impact on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2016-09 will not have an impact on its consolidated financial statements and related disclosures.

F-14

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customer (“ASU 2016-10”). The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2016-10 will not have an impact on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. It is effective prospectively for the annual period ending December 31, 2018 and interim periods within that annual period. Early adoption is permitted. The Company adopted ASU No. 2017-09 as of January 1, 2018. The adoption of this update did not impact the Company’s Financial Statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt-Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements and disclosures.

Note 6 - Stockholders’ Equity

Reverse Stock Split and Amendment to Certificate of Incorporation

On February 13, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada to implement a reverse stock split at a ratio of one-for-60. The reverse stock split became effective immediately.

F-15

On February 15, 2017, the Company’s Common Stock began trading on the OTCQB under the symbol “BTCSD.” On approximately March 15, 2017, the Common Stock resumed trading under the symbol “BTCS.”

The Reverse Stock Split reduced the number of outstanding shares of Common Stock from 952,756,004 shares to 15,879,262 shares as of December 31, 2016. All per share amounts and outstanding shares of Common Stock including stock options, restricted stock and warrants, have been retroactively adjusted in these consolidated financial statements for all periods presented to reflect the 1-for-60 Reverse Stock Split. Further, exercise prices of stock options and warrants have been retroactively adjusted in these consolidated financial statements for all periods presented to reflect the 1-for-60 Reverse Stock Split. Numbers of shares of the Company’s preferred stock were not affected by the Reverse Stock Split; however, the conversion ratios have been adjusted to reflect the Reverse Stock Split.

2016 Activities

On June 3, 2016, the Company and investors from a private placement as of April 20, 2015 (the “Subscription Agreement”) entered into an amendment agreement (the “Amendment Agreement”).

Pursuant to the Amendment Agreement, the Company agreed to pay, on a pro-rata basis to all subscribers that purchased Units in the Offering, and in proportion to the respective Units purchased by each subscriber, pursuant to the Subscription Agreement, an aggregate $250,000 (“Payment”) upon the occurrence of the following events and in the amounts and on payment dates set forth in connection with such events: (i) in the event of a closing of any one or more equity or debt financing resulting in aggregate gross proceeds from the date of this Amendment of $350,000 or less, a payment towards the then-remaining Payment equal to ten-percent (10%) of such gross proceeds shall be made within three (3) business days of the closing of any such equity or debt financing; (ii) in the event of a closing of any one or more equity or debt financing resulting in aggregate gross proceeds from the date of this Amendment of $350,000 or more but less than $1,000,000, a payment towards the then-remaining Payment equal to twenty-percent (20%) of such gross proceeds shall be made within three (3) business days of the closing of any such equity or debt financing; (iii) at any of the Company’s fiscal-year-ends payment will be made in the amount of available cash prior to any payments of bonuses payable to Mr. Allen, the Company’s CEO, CFO and Chairman, and Mr. Handerhan, the Company’s COO, Secretary and Director; and (iv) upon closing of any one or more equity or debt financing resulting in aggregate gross proceeds from the date of this Amendment of $1,000,000 or more, a payment of all then-remaining Payment within three (3) business days of the closing of any such equity or debt financing.

In consideration for the Payment, the Subscribers agreed to limit any remedies currently due, if any, or to which they may be entitled in the future, under the “Favored Nations Provision” of the Subscription Agreement, to the additional issuance of Common Stock of the Company and warrants (“Warrants”) to purchase Common Stock up to the Common Stock and Warrants that would not result in each respective Subscriber beneficially owning over 4.99% of the Company’s issued and outstanding Common Stock.

On June 8, 2016, the Company and an investor (the “Investor”) holding a warrant dated January 19, 2015 (the “Warrant”) to purchase 38,750 shares (the “Warrant Shares”) of the Company’s Common Stock entered into a warrant exercise agreement (the “Exercise Agreement”).

Pursuant to the Exercise Agreement, the Company agreed to accept as full payment for 8,333 of the Warrant Shares, an aggregate exercise price equal to $27,500 (the “Exercise Price”) and the Investor irrevocably agreed to exercise the Warrant and deliver the Exercise Price within 2 days of the Exercise Agreement.

Over the course of June 8, 2016 through June 28, 2016, the Company issued 68,750 shares of Common Stock for the cash exercise of warrants resulting in aggregate proceeds of $91,765 to the Company; this includes the $27,500 received in connection with the Exercise Agreement mentioned above.

Over the course of June 8, 2016 and June 28, 2016, the Company issued a total of 1,039,013 shares of the Company’s Common Stock for: i) the conversion of $890,179 of principal and accrued interest on the Senior Notes, and ii) the cashless exercise of the 2016 Warrants.

F-16

Over the course of July 1, 2016 through August 1, 2016, the Company issued a total of 12,146,820 shares of the Company’s Common Stock for: i) the conversion of $822,685 of principal and accrued interest on the Senior Notes, and ii) the cashless exercise of warrants. The issuances were exempt from registration pursuant to Rule 506 under Regulation D, the investors are sophisticated and familiar with our operations, and there was no solicitation in connection with the issuances.

None of the securities were sold through a broker-dealer and accordingly, there were no placement agent commissions involved. No registration rights were granted to any of the purchasers. Following these issuances, there were 16,095,929 shares of our Common Stock issued and outstanding.

As a result of the Senior Note conversions, the Company became obligated to issue, subject to certain limitations, the following additional securities: (i) 108,747,774 shares of Common Stock pursuant to “favored nations” provisions in certain common stockholder subscription agreements which includes those anti-dilution shares of Common Stock previously disclosed; (ii) warrants to purchase 171,349,405 shares of Common Stock pursuant to “favored nations” provisions in certain common stockholder subscription agreements which includes those anti-dilution warrants previously disclosed, and (iii) warrants to purchase 97,423,579 shares of Common Stock pursuant to the terms of the warrants issued on December 16, 2016 which includes those anti-dilution warrants previously disclosed. The Company also lowered the conversion price of the Company’s outstanding Senior Notes and Junior Notes to $0.0252.

2017 Activities

On February 28, 2017, the Company issued 4,370 shares of Common Stock in connection with the one-for-60 reverse stock split resulting from the rounding up of fractional shares of Common Stock to the whole shares of Common Stock.

On March 9, 2017, the Company completed a securities exchange offer (the “Note Offer”) with its three convertible note holders (the “Note Holders”). Pursuant to the Note Offer the Note Holders agreed to exchange i) $868,897 of 5% Original Issue Discount 10% Senior Convertible Note Due September 16, 2016, originally issued in December 2015 and all accrued interest and liquidated damages owed (collectively the “Senior Notes”), ii) $175,000 of 20% Original Issue Discount Junior Convertible Notes Due December 5, 2016, originally issued in June 2016 and all accrued interest and liquidated damages owed (collectively the “Junior Notes”), iii) $220,000 of 8% Convertible Notes Due June 6, 2017, originally issued in December 2016 and all accrued interest owed (collectively the “Convertible Notes”), and iv) 97,423,579 warrants (the “Senior Warrants”) for 845,631 shares of Series B Convertible Preferred Stock (the “Preferred”). After giving effect to the Note Offer the Company no longer has any Senior Notes, Junior Notes or Convertible Notes outstanding. The Note Offer also provided the Note Holders with a three month right of first refusal to participate in the Company’s next financing and a one year participation right with respect to the Company next fully underwritten offering.

On March 9, 2017, as a result of the Note Offer (described in Note 7) becoming effective, a securities exchange offer made to the Company’s January 19, 2015 investors (the “January Offer”) was accepted by certain of those investors (the “January Investors”). Pursuant to the January Offer the January Investors agreed to exchange i) 12,052,344 shares of common stock owed pursuant to the favored nations provision of the January 19, 2015 subscription agreement (the “January Agreement”), and ii) 30,130,861 warrants owed pursuant to the favored nations provision of the January Agreement for 210,919 shares of Preferred.

On March 9, 2017, as a result of the Note Offer (described in Note 7) becoming effective, a securities exchange offer made to the Company’s April 19, 2015 investors (the “April Offer”) was accepted by certain of those investors (the “April Investors”). Pursuant to the April Offer, the April Investors agreed to exchange i) 20,110,699 shares of Common Stock owed pursuant to the favored nations provision of the April 19, 2015 subscription agreement (the “April Agreement”), and ii) 28,154,980 warrants owed pursuant to the favored nations provision of the April Agreement for 104,391 shares of Preferred. As a result of the Note Offer, the January Offer and April Offer the Company issues a total of 1,160,941 shares of Preferred.

On March 15, 2017, the Company issued investors who participated in its: i) January 19, 2015 financing and rejected the January Offer, and ii) April 19, 2015 financing and rejected the April Offer an aggregate of 14,517,352 share of Common Stock and 112,782,487 warrants. The Common Stock and warrant issuances were made pursuant to the favored nations provision of the January Agreement and April Agreement.

F-17

On March 15, 2017, the Company filed a Certificate of Designation for the Preferred with the Secretary of State of the State of Nevada. The Preferred Certificate of Designation provides authorization for the issuance of 1,160,941 shares of Preferred, par value $0.001.

On March 22, 2017, the Company entered into a Settlement Agreement and Note (the “CSC Agreement”) with CSC Leasing Company (“CSC”) with respect to the equipment lease schedule entered into between CSC and the Company (the “CSC Lease”). Pursuant to the CSC Agreement the Company has agreed to: i) issue CSC 833,333 shares valued at $61,667 of the Company’s common stock (the “Shares”), and ii) pay CSC $200,000 (the “Cash Payment”).

On April 4, 2017, the Company entered into a Settlement Agreement with RK Equity Advisors, LLC and Pickwick Capital Partners, LLC with respect to the tail provision of the Engagement Letter dated August 19, 2015. Pursuant to the Settlement Agreement the Company has agreed to: i) terminate the Engagement Letter including all provisions thereof and including any obligations to future fees, and ii) convert the Estimated Liability into 125,000 shares of common stock of the Company, par value $0.001 per share at a price of $0.10 per share. The total value of this transaction is $10,000.

On May 25, 2017, the Company raised $1 million in cash from four institutional investors in exchange for the issuance of $1,111,111 of Series C. See Note 3- Liquidity, Financial Condition and Management’s Plans.

On October 10, 2017, the Company entered into a Securities Purchase Agreement with four investors who committed $750,000 in cash and $250,000 in bitcoin in exchange for a new class of Series C-1 Convertible Preferred Stock (the “Series C-1”) and Series B Warrants exercisable at $0.135 per share (the “October Financing”). The Series C-1 is initially convertible into shares of the Company’s common stock at an effective price $0.085 per share. Both the Series C-1 and Series B Warrants are subject to adjustment in the event of future sales of the Company’s equity securities or common stock equivalents at a lower price, subject to elimination of the price protection on the Exchange Date. The Company subsequently received another $100,000 from an institutional investor which was held in escrow until the filing of the 10-Q.

Between March 15, 2017 and December 19, 2017, the Company issued 81,856,798 shares of Common Stock for the cashless exercise of 111,244,318 warrants.

Between March 28, 2017 and December 31, 2017, the Company issued 227,012,800 shares of Common Stock upon the conversion of 1,135,064 shares of Series B Convertible Preferred stock.

Between November 27, 2017 and November 29, 2017, the Company issued 15,873,600 shares of Common Stock upon the conversion of 79,368 shares of Series C Convertible Preferred stock.

On November 27, 2017, the Company issued 2,941,200 shares of Common Stock upon the conversion of 14,706 shares of Series C-1 Convertible Preferred stock.

On December 7, 2017, the Company entered into an Amendment to Securities Agreement with the holders of a majority of the Company’s outstanding Convertible Preferred Stock Series C-1 amending the terms of the Company’s May 2017 Securities Purchase Agreement, the Company’s October 2017 Securities Purchase Agreement (the “October SPA”), the Certificate of Designations, Preferences, and Rights of the Series C-1 Convertible Preferred Stock, and the terms of the Series A Warrants, Additional Warrants, Bonus Warrants, and Series B Warrants. The Company issued, on a pro-rata basis to the subscribers of the October SPA a total of 4,400,000 shares of common stock of the Company.

F-18

The sales of unregistered securities of our Company subsequent to the year ended December 31, 2017 are summarized below:

On January 1, 2018, the Company issued 5,175,400 shares of Common Stock upon the conversion of 25,877 shares of Series B Convertible Preferred stock.

Stock Purchase Warrants

The following is a summary of warrant activity for the year ended December 31, 2017 and 2016:

Number of Warrants
Outstanding as of December 31, 2015	486,723
Ratchet warrants issued due to price reset	271,641,648
Cashless warrant exercise	(3,270,888)
Warrants exercise for cash	(68,750)
Outstanding as of December 31, 2016	268,788,733
Issuance of Series C Convertible Preferred Stock and warrants for cash in an offering	47,302,176
Issuance of Series C-1 Convertible Preferred Stock and warrants for cash and digital currency in an offering	12,942,000
Issuance of Series B Convertible Preferred Stock in exchange for convertible notes payable and warrants	(163,178,007)
Ratchet warrants issued due to price reset	7,454,050
Cashless warrant exercise	(111,244,318)
Outstanding as of December 31, 2017	62,064,634

Note 7 - Notes Payable

On June 6, 2016, the Company, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Purchaser subscribed for up to $375,000 of a 20% Original Issue Discount Junior Secured Convertible Notes (the “Junior Notes”). The aggregate principal amount of the Junior Notes issued at the initial close is $125,000 and the Company received $100,000 after giving effect to the 20% original issue discount. The lead investor was granted the option to require the Company to sell the Purchasers up to two additional Junior Notes in the principal amount of $125,000 during each of the periods that begin with the Initial Closing Date and end (i) on or before 45 days from the Initial Closing Date, and (ii) on or before 90 days from the Initial Closing Date.

The Junior Notes bear no interest except in the event of default which interest rate is 24% per annum upon the occurrence of an Event of Default (as defined in the Junior Notes), have a maturity date of December 5, 2016 and are convertible (principal, and interest) at any time after the issuance date of the Junior Notes into shares of the Company’s Common Stock at a conversion price equal to $18.00 per share. If an Event of Default has occurred, the Junior Note shall be convertible at 60% of the lowest closing price during the prior twenty (20) trading days of the Company’s Common Stock.

The Junior Notes contains certain covenants, such as restrictions on the incurrence of indebtedness, creation of liens, payment of restricted payments, redemptions, payment of cash dividends and the transfer of assets. The Junior Notes also contains certain adjustment provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions. In addition, subject to limited exceptions, each Purchaser will not have the right to convert any portion of the Junior Note if such Purchaser, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to its conversion.

In connection with the Company’s obligations under the Junior Notes, the Company and its subsidiaries (the “Subsidiaries”) entered into a Security Agreement, Pledge Agreement and Subsidiary Agreement with the lead investor, as agent, pursuant to which the Company and the Subsidiaries granted a lien on all assets of the Company (the “Collateral”) excluding permitted indebtedness, for the benefit of the Purchasers, to secure the Company’s obligations under the Junior Notes. Upon an Event of Default (as defined in the Junior Notes), the Purchaser may, among other things, collect or take possession of the Collateral, proceed with the foreclosure of the security interest in the Collateral or sell, lease or dispose of the Collateral.

F-19

As a result of the Senior Note conversions, the Company became obligated to issue, subject to certain limitations, the following additional securities: (i) 108,747,774 shares of Common Stock pursuant to “favored nations” provisions in certain common stockholder subscription agreements which includes those anti-dilution shares of Common Stock previously disclosed; and (ii) warrants to purchase 268,788,732 shares of Common Stock pursuant to “favored nations” provisions in certain common stockholder subscription agreements which includes those anti-dilution warrants previously disclosed. These figures do not reflect additional warrants to purchase Common Stock issuable to certain investors pursuant to the terms of the warrants issued on December 16, 2016 which includes those anti-dilution warrants previously disclosed. The Company also lowered the conversion price of the Company’s outstanding Junior Notes and Senior Notes to $0.0252. As of December 31, 2016, the Company does not have sufficient authorized and unreserved shares to fulfill its obligations with respect to the issuance of new shares of Common Stock. While no assurances can be made, the Company intends to seek shareholder approval to adjust the Company’s capitalization.

As of the December 31, 2016 the Company did not have sufficient shares of Common Stock to fulfill its obligations with respect to its Notes and warrants and has booked a derivative liability of $14,915,419 to account for the shortfall.

As of December 31, 2016, the Company was in default on its Senior Notes and Junior Notes. On March 9, 2017, the Company completed a securities exchange offer (the “Note Offer”) with its three convertible note holders (the “Note Holders”). Pursuant to the Note Offer the Note Holders agreed to exchange i) $868,897 of 5% Original Issue Discount 10% Senior Convertible Note Due September 16, 2016, originally issued in December 2015 and all accrued interest and liquidated damages owed (collectively the “Senior Notes”), ii) $175,000 of 20% Original Issue Discount Junior Convertible Notes Due December 5, 2016, originally issued in June 2016 and all accrued interest and liquidated damages owed (collectively the “Junior Notes”), iii) $220,002 of 8% Convertible Notes Due June 6, 2017, originally issued in December 2016 and all accrued interest owed (collectively the “Convertible Notes”), and iv) 97,423,579 warrants (the “Senior Warrants”) for 845,631 shares of Series B Convertible Preferred Stock (the “Preferred”). After giving effect to the Note Offer the Company no longer has any Senior Notes, Junior Notes or Convertible Notes outstanding.

On March 9, 2017, the Company completed a securities exchange offer (the “Note Offer”) with its three convertible note holders (the “Note Holders”). Pursuant to the Note Offer the Note Holders agreed to exchange i) $868,897 of 5% Original Issue Discount 10% Senior Convertible Note Due September 16, 2016, originally issued in December 2015 and all accrued interest and liquidated damages owed (collectively the “Senior Notes”), ii) $175,000 of 20% Original Issue Discount Junior Convertible Notes Due December 5, 2016, originally issued in June 2016 and all accrued interest and liquidated damages owed (collectively the “Junior Notes”), iii) $220,002 of 8% Convertible Notes Due June 6, 2017, originally issued in December 2016 and all accrued interest owed (collectively the “Convertible Notes”), and iv) 97,423,579 warrants (the “Senior Warrants”) for 845,631 shares of Series B Convertible Preferred Stock (the “Preferred”). After giving effect to the Note Offer the Company no longer had any Senior Notes, Junior Notes or Convertible Notes outstanding. A gain of $15.9 million was booked for the extinguishment of $90.2 million liabilities associated with convertible notes, warrant liabilities, shortfall shares liabilities and liquidated damages.

Note 8 - Fair Value Measurements

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2017 and 2016:

Fair value measured at December 31, 2017
	Total carrying value at December 31,	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	2017	(Level 1)	(Level 2)	(Level 3)
Liabilities
Derivative liabilities	$-	-	-	$-

	Fair value measured at December 31, 2016
	Total carrying value at December 31,	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	2016	(Level 1)	(Level 2)	(Level 3)
Assets
Digital Currencies	$199	$199	-	-

Liabilities
Derivative liabilities	$23,231,938	-	-	$23,231,938
Derivative liabilities for shortfall of shares	14,915,419	-	-	14,915,419
Convertible notes inclusive of derivative liabilities	3,283,034	-	-	3,283,034

There were no transfers between Level 1, 2 or 3 during the years ended December 31, 2017 and 2016.

Level 3 Valuation Techniques

The following table presents additional information about Level 3 assets and liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

F-20

Changes in Level 3 liabilities measured at fair value for the years ended December 31, 2017 and 2016:

Derivative liabilities balance - January 1, 2016	$3,794,153
Change in fair value of derivative liability	(5,921,409)
Reclassification from derivative	92,601
Fair value adjustments for warrant liabilities	25,266,593
Derivative liabilities balance - December 31, 2016	$23,231,938
Conversion of warrant liabilities	(51,325,017)
Fair value adjustments for warrant liabilities	39,222,099
Cashless warrant exercise	(12,277,968)
Loss on issuance of Series C Convertible Preferred stock	2,809,497
Net proceeds from issuance of Series C Convertible Preferred Stock and warrants for cash in an offering	925,115
Loss on issuance of Series C-1 Convertible Preferred stock	478,035
Net cash proceeds from issuance of Series C-1 Convertible Preferred Stock and warrants for cash and digital currency in an offering	825,005
Net digital currency proceeds from issuance of Series C-1 Convertible Preferred Stock and warrants for cash and digital currency in an offering	250,000
Reclassification between convertible notes and derivative liabilities	(4,138,704)
Derivative liabilities balance - December 31, 2017	-
Derivative liabilities for shortfall of shares balance - January 1, 2016	$-
Change in fair value of derivative liability shortfall of shares	14,915,419
Derivative liabilities for shortfall of shares balance - December 31, 2016	$14,915,419
Conversion of shortfall shares liabilities	(14,915,419)
Derivative liabilities for shortfall of shares balance - December 31, 2017	$-
Convertible notes at fair value - January 1, 2016	$1,781,156
Addition of convertible notes	320,002
Conversion of notes into common stock	4,208,546
Gain on extinguishment of debt	(837,369)
Change in fair value of convertible notes (including OID discount)	(2,096,700)
Reclassification to derivative liability	(92,601)
Convertible notes at fair value - December 31, 2016	$3,283,034
Conversion of convertible notes	(20,132,105)
Change in fair value of convertible notes (including OID discount)	16,849,071
Convertible notes at fair value - December 31, 2017	$-

The Company’s derivative liabilities are measured at fair value using the Monte Carlo simulation valuation methodology. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liabilities that are categorized within Level 3 of the fair value hierarchy for the year ended December 31, 2017 is as follows:

Warrant Liabilities

Date of valuation	March 2, 2017	May 24, 2017	December 7, 2017	December 31, 2016
Strike Price	0.025 - 18.000	0.085	0.025 - 0.085	0.03 - 60.0
Volatility	186.7% - 208.3%	210.10% - 254.70%	255.89% - 465.94%	118% - 230%
Risk-free interest rate	1.25% - 1.83%	1.24% - 1.79%	1.67% - 2.14%	0.35% - 2.23%
Contractual life (in years)	1.79 to 3.79	1.52 to 5.00	0.98 to 4.88	0.10 to 3.96
Dividend yield (per share)	0	0	0	0

F-21

Senior Convertible Notes at Fair Value

Date of valuation	March 2, 2017	December 31, 2016
Strike Price	0.32	0.0252
Volatility	267.8%	300.42% - 328.04%
Risk-free interest rate	0.68%	0.51% - 0.63%
Dividend yield (per share)	0	0%

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Management.

Note 9 - Employment Agreements

Charles W. Allen

On June 22, 2017, we entered into an employment agreement with Charles Allen (the “Allen Employment Agreement”), whereby Mr. Allen agreed to serve as our Chief Executive Officer and Chief Financial Officer for a period of two (2) years, subject to renewal, in consideration for an annual salary of $245,000. Additionally, under the terms of the Allen Employment Agreement, Mr. Allen shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors. Mr. Allen shall be entitled to participate in all benefits plans we provide to our senior executive. We shall reimburse Mr. Allen for all reasonable expenses incurred in the course of his employment. The Company shall pay the Executive $500 per month to cover telephone and internet expenses. If the Company does not provide office space to the Executive the Company will pay the Executive an additional $500 per month to cover expenses in connection with their office space needs.

F-22

Michal Handerhan

On June 22, 2017, we entered into an employment agreement with Michal Handerhan (the “Handerhan Employment Agreement”), whereby Mr. Handerhan agreed to serve as our Chief Operating Officer and Secretary for a period of two (2) years, subject to renewal, in consideration for an annual salary of $190,000. Additionally, under the terms of the Handerhan Employment Agreement, Mr. Handerhan shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors. Mr. Handerhan shall be entitled to participate in all benefits plans we provide to our senior executive. We shall reimburse Mr. Handerhan for all reasonable expenses incurred in the course of his employment. The Company shall pay the Executive $500 per month to cover telephone and internet expenses. If the Company does not provide office space to the Executive the Company will pay the Executive an additional $500 per month to cover expenses in connection with their office space needs.

The terms of the Allen Employment Agreement and Handerhan Employment Agreement (collectively the “Employment Agreements”) provide each of Messrs. Allen and Handerhan (the “Executives”) certain, severance and change of control benefits if the Executive resigns from the Company for good reason or the Company terminates him other than for cause. In such circumstances, the Executive would be entitled to a lump sum payment equal to (i) the Executive’s then-current base salary, and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant. In addition, the severance benefit for the Executives the employment agreements include the Company continuing to pay for medical and life insurance coverage for up to one year following termination. If, within eighteen months following a change of control (as defined below), the Executive’s employment is terminated by the Company without cause or he resigns from the Company for good reason, the Executive will receive certain severance compensation. In such circumstances, the cash benefit to the Executive will be a lump sum payment equal to two times (i) his then-current base salary and (ii) his prior year cash bonus and incentive compensation. Upon the occurrence of a change of control, irrespective of whether his employment with the Company terminates, each Executive’s stock options and equity-based awards will immediately vest.

A “change of control” for purposes of the Employment Agreements means any of the following: (i) the sale or partial sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire shares of capital stock of the Corporation representing at least twenty five (25%) of the fully diluted capital stock (including warrants, convertible notes, and preferred stock on an as converted basis) of the Corporation; (ii) the sale of the Corporation to an un-affiliated person or entity or group of such persons or entities pursuant to which such party or parties acquire all or substantially all of the Corporation’s assets determined on a consolidated basis, or (iii) Incumbent Directors (Mr. Allen and Mr. Handerhan) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the board of directors of the Company.

Additionally, pursuant to the terms of the Employment Agreements, we have agreed to execute and deliver in favor of the Executives an indemnification agreement and to maintain directors’ and officers’ insurance with terms and in the amounts commensurate with our senior executive.

Note 10 - Related Party Transactions

On February 19, 2016, the Company entered into a securities escrow agreement (the “Securities Escrow Agreement”) with Charles Allen its Chief Executive Officer, Chief Financial Officer and Chairman, and Michal Handerhan, its Chief Operating Officer and corporate secretary (collectively, the “Principal Stockholders”). Pursuant to the Securities Escrow Agreement and for the benefit of the Company’s public shareholders the Principal Stockholders voluntarily agreed to place stock certificates representing 400,000 shares of Common Stock (the “Escrow Shares”) into escrow.

F-23

The return of 200,000 escrowed shares (the “Listing Escrow Shares”) to the Principal Stockholders shall be based upon the successful listing of the Company’s Common Stock on a National Stock Exchange on or before December 31, 2016 (the “Listing Condition”). The Listing Escrow Shares will be returned to the Company for cancelation for no consideration if the Company fails to achieve the Listing Condition. The return of 200,000 escrowed shares (the “Merger Escrow Shares”) to the Principal Stockholders shall be based upon the successful consummation of the merger with Spondoolies on or before December 31, 2016 (the “Merger Condition”). The Merger Escrow Shares will be returned to the Company for cancelation for no consideration if the Company fails to achieve the Merger Condition.

Pursuant to the June 3, 2016 Amendment Agreement (as defined in Note 5) the Principal Stockholders each received $86 in connection with their pro-rata portion of the Payment (as defined in Note 5). In April 2015, the Principal Stockholders each subscribed for $20,000 in the Subscription Agreement (as defined in Note 5) for an aggregate of $40,000.

On January 30, 2017, the Company received 24,000,000 shares of Common Stock for cancelation for no consideration (the “Escrow Shares”). The Escrow Shares were placed in escrow by Charles Allen our Chief Executive Officer, Chief Financial Officer and Chairman, and Michal Handerhan, our Chief Operating Officer and corporate secretary (collectively, the “Principal Stockholders”) pursuant a securities escrow agreement dated February 19, 2016 (the “Securities Escrow Agreement”).

Pursuant to the Securities Escrow Agreement and for the benefit of the Company’s public shareholders the Principal Stockholders voluntarily agreed to place stock certificates representing the Escrow Shares into escrow. The Company failed to list the Company’s Common Stock on a national securities exchange on or before December 31, 2016 and failed to consummated the merger with Spondoolies-Tech Ltd. on or before December 31, 2016. The escrow agent returned the shares to the Company for cancelation for no consideration.

On January 30, 2017, the Company received 24,000,000 pre-split shares (400,000 shares post-split) of Common Stock for cancelation for no consideration (the “Escrow Shares”). The Escrow Shares were placed in escrow by Charles Allen our Chief Executive Officer, Chief Financial Officer and Chairman, and Michal Handerhan, our Chief Operating Officer and corporate secretary (collectively, the “Principal Stockholders”) pursuant to a securities escrow agreement dated February 19, 2016 (the “Securities Escrow Agreement”). The Company recorded an adjustment to additional paid-in capital for $400 related to this transaction.

Note 11 - Commitments and Contingencies

On May 28, 2015 the Company entered an operating sub-lease agreement ending on May 31, 2016 for its headquarters in Arlington, Virginia. Prepaid expenses include $12,000 of fixed minimum lease payment that was prepaid through May 31, 2016. The sub-lease was subsequently extended on a month-to-month basis for $500 per month from June 1, 2016 through December 31, 2016. After December 31, 2016 the Company was not party to any lease agreements for corporate office space and its employees have been working virtually. The Company is paying each of Mr. Allen and Mr. Handerhan $1,000 per month to cover out of pocket expenses associated with phone, internet and office space.

Note 12 - North Carolina Facility

On July 20, 2016, DM suspended its North Carolina transaction verification services facility operations. The recent reduction in the block reward from 25 bitcoins to 12.5 bitcoins, often referred to as the halving, coupled with the facilities cooling system failing, has resulted in DM being unable to meet certain of its financial commitments. The Company subsequently ceased operations at DM.

On August 8, 2016, DM discovered that its facility in North Carolina was broken into and certain of its equipment and approximately 165 Bitmain transaction verification servers leased from CSC were stolen. The value of the stolen equipment owned by the Company did not appear to be material. The Company reported the theft to local authorities as well its insurance company regarding next steps. The Company received payment from the insurance company in the amount of approximately $85,000 and has assigned the payment to the benefit of CSC as part of the settlement agreement with CSC the Company’s equipment finance provider which owned the stolen serves.

F-24

On September 1, 2016, DM gave cancelation notice to the landlord with respect to the Lease of its North Carolina facility.

Note 13 - Income Taxes

The Company had no income tax expense due to operating loss incurred for the years ended December 31, 2017 and 2016.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which makes broad and complex changes to the U.S. tax code. Certain of these changes may be applicable to the Company, including but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, eliminating the corporate alternative minimum tax (“AMT”), modifying the rules related to uses and limitations of net operating loss carryforwards generated in tax years ending after December 31, 2017, and changing the rules pertaining to the taxation of profits earned abroad. Changes in tax rates and tax laws are accounted for in the period of enactment. The Tax Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Consequently, we have recorded a decrease related to deferred tax assets of approximately $0.7 million dollars exclusive of the corresponding change in the valuation allowance, for the year ended December 31, 2017. Due to the full valuation allowance on the deferred tax assets, there is no net adjustment to deferred tax expense or benefit due to the reduction of the corporate tax rate.

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2017 and 2016 are comprised of the following:

	As of December 31,
	2017	2016
Deferred tax assets:
Net-operating loss carryforward	$1,689,152	$2,430,737
Other	-	1,478

Total Deferred Tax Assets	1,689,152	2,432,215
Valuation allowance	(1,689,152)	(2,432,215)
Deferred Tax Asset, Net of Allowance	$-	$-

At December 31, 2017, the Company had net operating loss carry forwards for federal and state tax purposes of approximately $6 million which expires in 2037. Prior to the merger, the Company had generated net operating losses, which the Company’s preliminary analysis indicates would be subject to significant limitations pursuant to Internal Revenue Code Section 382. The Company has not completed its IRC Section 382 Valuation, as required and the NOL’s because of potential Change of Ownerships might be completely worthless. Therefore, Management of the Company has recorded a Full Valuation Reserve, since it is more likely than not that no benefit will be realized for the Deferred Tax Assets.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2017. The valuation allowance decreased by approximately $0.7 million as of December 31, 2017. The valuation allowance decreased by approximately $0.7 million as of December 31, 2017, generally do to a decrease in the tax rate applied based upon the “Tax Act”.

F-25

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	For the years ended December 31,
	2017	2016
Statutory Federal Income Tax Rate	(34.0)%	(34.0)%
State Taxes, Net of Federal Tax Benefit	(5.4)%	(5.4)%
Federal tax rate change	11.9%	-
Other	38.8%	-
Change in Valuation Allowance	(11.3)%	39.4%

Income Taxes Provision (Benefit)	-%	-%

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2017.

Note 14 - Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the consolidated financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements other than disclosed.

On January 1, 2018, the Company issued 5,175,400 shares of Common Stock upon the conversion of 25,877 shares of Series B Convertible Preferred stock.

F-26

BTCS Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)	(RESTATED)
	(RESTATED)
Assets:
Current assets:
Cash	$32,440	$303,334
Digital currencies	96,710	217,119
Prepaid expense	68,333	67,736
Total current assets	197,483	588,189

Other assets:
Property and equipment, net	3,388	1,235
Total other assets	3,388	1,235

Total Assets	$200,871	$589,424

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expense	$69,067	$75,997
Total current liabilities	69,067	75,997

Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized at 0.001 par value:
Series B Convertible Preferred stock: 0 and 25,877 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively; Liquidation preference 0.001 per share	-	25
Series C-1 Convertible Preferred stock: 29,414 shares issued and outstanding at June 30, 2018 and December 31, 2017; Liquidation preference 0.001 per share	29	50
Common stock, 975,000,000 shares authorized at 0.001 par value, 372,337,169 and 363,043,769 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	372,337	363,044
Additional paid in capital	114,657,833	114,667,080
Accumulated deficit	(114,898,395)	(114,516,772)
Total stockholders’ equity	131,804	513,427

Total Liabilities and stockholders’ equity	$200,871	$589,424

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-27

BTCS Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	(RESTATED)		(RESTATED)
	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Revenues
E-commerce	$-	$358	$-	$3,539
Total revenues	-	358	-	3,539

Operating expenses:
General and administrative	234,129	215,022	489,792	394,408
Marketing	1,485	80	2,970	140
Total operating expenses	235,614	215,102	492,762	394,548

Net loss from operations	(235,614)	(214,744)	(492,762)	(391,009)

Other (expenses) income:
Fair value adjustments for warrant liabilities	-	1,485,813	-	(31,687,073)
Fair value adjustments for convertible notes	-	-	-	(16,849,071)
Realized gain on sale of digital currencies	18,926	-	111,139	-
Loss on issuance of Series C Convertible Preferred stock	-	(2,809,497)	-	(2,809,497)
Gain on extinguishment of debt	-	(6,870)	-	15,866,197
Gain on settlement of derivative liability	-	2,136,971	-	2,136,971
Loss from lease termination	-	-	-	(177,389)
Liquidated damages	-	-	-	(693,000)
Total other income (expense)	18,926	806,417	111,139	(34,212,862)

Net (loss) income	$(216,688)	$591,673	$(381,623)	$(34,603,871)

Net loss per share, basic and diluted
Basic and Diluted	$(0.00)	$0.01	$(0.00)	$(0.80)

Weighted average number of shares outstanding, basic and diluted
Basic and Diluted	371,326,525	66,171,066	369,781,431	43,079,285

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-28

BTCS Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	(RESTATED)
	For the six months ended	For the six months ended
	June 30, 2018	June 30, 2017
Net Cash flows used from operating activities:
Net loss	$(381,623)	$(34,603,871)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	445	920
Issuance of common stock for services	-	10,000
Fair value adjustments for warrant liabilities	-	31,687,073
Fair value adjustments for convertible notes	-	16,849,071
Realized gain on sale of digital currencies	(111,139)	-
Proceeds from sale of digital currencies	231,548	-
Gain on extinguishment of debt	-	(15,866,197)
Loss from lease termination	-	177,389
Loss on issuance of Series C Convertible Preferred stock	-	2,809,497
Gain on settlement of derivative liability	-	(2,136,971)
Liquidated damages	-	693,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(597)	(28,019)
Accounts payable	(6,930)	(539,313)
Net cash used in operating activities	(268,296)	(947,421)

Net cash used in investing activities:
Purchase of property and equipment	(2,598)	(1,484)
Net cash used in investing activities	(2,598)	(1,484)

Net cash provided by financing activities:
Net proceeds from issuance of Series C Convertible Preferred Stock and warrants for cash in an offering	-	925,114
Payment to settle an investor loan	-	(54,000)
Net cash provided by financing activities	-	871,114

Net decrease in cash	(270,894)	(77,791)
Cash, beginning of period	303,334	95,068
Cash, end of period	$32,440	$17,277

Supplemental disclosure of non-cash financing and investing activities:
Conversion of Series B Convertible Preferred Stock to common stock	$5,175	$32,403
Conversion of Series C-1 Convertible Preferred Stock to common stock	$4,118	$-
Issuance of common stock due to Anti-Dilution provision	$-	$14,517
Cashless warrant exercise	$-	$24,628
Management redemption from escrow account	$-	$400
Fractional shares adjusted for reverse split	$-	$4
Issuance of common stock for settlement of debt	$-	$90,168,290
Preferred converted to Common Stock	$-	$(162)
Preferred issued for conversion of notes	$-	$1,160

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-29

BTCS Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 - Business Organization and Nature of Operations

BTCS Inc. (formerly Bitcoin Shop, Inc.), a Nevada corporation (the “Company”) was incorporated in 2008. In February 2014, the Company entered the business of hosting an online ecommerce marketplace where consumers can purchase merchandise using digital currencies, including bitcoin and is currently focused on blockchain and digital currency ecosystems. In January 2015, the Company began a rebranding campaign using its BTCS.COM domain (shorthand for Blockchain Technology Consumer Solutions) to better reflect its broadened strategy. The Company released its new website which included broader information on its strategy. In late 2014 we shifted our focus towards our transaction verification service business, also known as bitcoin mining, though in mid-2016 we ceased our transaction verification services operation at our North Carolina facility due to capital constraints.

Subject to additional financing, the Company plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. The Company intends to acquire Digital Assets through open market purchases. Additionally, the Company may acquire Digital Assets by resuming its transaction verification services business through outsourced data centers and earning rewards in Digital Assets by securing their respective blockchains. We are not limiting our assets to a single type of Digital Asset and may purchase a variety of Digital Assets that appear to benefit our investors and/or blockchain, subject to the limitations regarding Digital Securities. The Company is also seeking to acquire controlling interests in businesses in the blockchain industry. We do not intend to operate outside of the Digital Asset and blockchain industries.

The Company has not participated in any initial coin offerings as it believes most of the offerings entail the offering of Digital Securities and require registration under the Securities Act and under state securities laws, or can only be sold to accredited investors in the United States. Since about July 2017, initial coin offerings using Digital Securities have been (or should be) limited to accredited investors. Because we cannot qualify as an accredited investor, we do not intend to acquire coins in initial coin offerings or from purchasers in such offerings. Further, the Company does not intend to participate in registered or unregistered initial coin offerings. The Company will carefully review its purchases of Digital Securities to avoid violating the 1940 Act and seek to reduce potential liabilities under the federal securities laws.

Digital asset blockchains are typically maintained by a network of participants which run servers which secure their blockchain. The market is rapidly evolving and there can be no assurances that we will be competitive with industry participants that have or may have greater resources than us.

Note 2 - Restatement of the Consolidated Financial Statements

The purpose of restatement is to correct errors in the Company’s previously issued financial statements for the period ended June 30, 2018 in connection with the accounting for digital currencies as intangible assets with indefinite lives and record such digital currencies at cost less impairment, if any. Management determined that the Company’s digital currencies for the three and six months ended June 30, 2018 were accounted for in error and were overstated by approximately $43,000.

The originally filed accounting policy regarding digital currencies transactions and remeasurement stated that:

“The Company accounts for digital currencies, which it considers to be an operating asset, at their initial cost and subsequently remeasures the carrying amounts of digital currencies it owns at each reporting date based on their current fair value. The changes in the fair value of digital currencies are included as a component of income or loss from operations. The Company currently classifies digital currencies as a current asset. Digital currencies are considered a crypto-currency and the Company receives deposits in various kinds of digital currencies including but not limited to bitcoins, litecoins and dogecoins from customer trade transactions.

The Company obtains the equivalency rate of bitcoins to USD from various exchanges including, Bitstamp and Coinbase. The equivalency rate obtained from these sources represents a generally well recognized quoted price in an active market for bitcoins, which market and related database are accessible to the Company on an ongoing basis.”

F-30

The updated accounting policy regarding digital currencies transactions and remeasurement state that:

“Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.”

The effect of the restatement on the Company’s consolidated balance sheet as of June 30, 2018 are as follows:

	June 30, 2018
	As Previously Reported	Restatement Adjustment	As Restated
Digital currencies	$139,655	$(42,945)	$96,710
Total current assets	240,428	(42,945)	197,483
Total Assets	243,816	(42,945)	200,871
Accumulated deficit	(114,855,450)	(42,945)	(114,898,395)
Total stockholders’ equity	174,749	(42,945)	131,804
Total Liabilities and stockholders’ equity	243,816	(42,945)	200,871

The effect of the restatement on the Company’s consolidated statement of operations for the three and six months ended June 30, 2018 are as follows:

	For the three months ended June 30, 2018
	As Previously Reported	Restatement Adjustment	As Restated
Total operating expenses	235,616	(2)	235,614
Net loss from operations	(235,616)	2	(235,614)
Revaluation of digital currencies	(12,419)	12,419	-
Realized gain on sale of digital currencies	11,265	7,661	18,926
Total other expenses (income)	(1,154)	20,080	18,926
Net loss	(236,770)	20,082	(216,688)
Basic and Diluted Loss per Share	(0.00)	-	(0.00)
Basic and Diluted Shares	371,326,525	-	371,326,525

F-31

	For the six months ended June 30, 2018
	As Previously Reported	Restatement Adjustment	As Restated
Total operating expenses	492,762	-	492,762
Net loss from operations	(492,762)	-	(492,762)
Revaluation of digital currencies	(193,235)	193,235	-
Realized gain (loss) on sale of digital currencies	(51,914)	163,053	111,139
Total other expenses (income)	(245,149)	356,288	111,139
Net loss	(737,911)	356,288	(381,623)
Basic and Diluted Loss per Share	(0.00)	-	(0.00)
Basic and Diluted Shares	369,781,431	-	369,781,431

The effect of the restatement on the Company’s consolidated statement of cash flows for the six months ended June 30, 2018 are as follows:

	For the six months ended June 30, 2018
	As Previously Reported	Restatement Adjustment	As Restated
Net loss	$(737,911)	$356,288	$(381,623)
Change in fair value of digital currencies	193,235	(193,235)	-
Realized loss (gain) on sale of digital currencies	51,914	(163,053)	(111,139)
Net cash used in operating activities	(499,844)	231,548	(268,296)
Net cash provided by investing activities	231,548	(231,548)	-

The impacts of the restatement has been reflected throughout these financial statements, including the applicable footnotes, as appropriate

Note 3 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, the instructions to Form 10-Q and the rules and regulations of the SEC. Accordingly, since they are interim statements, the accompanying condensed consolidated financial statements do not include all of the information and notes required by GAAP for annual financial statements, but in the opinion of the Company’s management, reflect all adjustments consisting of normal, recurring adjustments, that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The unaudited condensed consolidated financial statements and notes should be read in conjunction with the financial statements and notes for the year ended December 31, 2017.

Note 4 - Liquidity, Financial Condition and Management’s Plans

The Company has commenced its planned operations but has limited operating activities to date. The Company has financed its operations since inception using proceeds received from capital contributions made by its officers and proceeds in financing transactions.

Notwithstanding, the Company has limited revenues, limited capital resources and is subject to all of the risks and uncertainties that are typical of an early stage enterprise. Significant uncertainties include, among others, whether the Company will be able to raise the capital it needs to finance its longer-term operations and whether such operations, if launched, will enable the Company to sustain operations as a profitable enterprise.

Our working capital needs are influenced by our level of operations, and generally decrease with higher levels of revenue. The Company used approximately $0.3 million of cash in its operating activities for the six months ended June 30, 2018. The Company incurred $0.4 million net loss for the six months ended June 30, 2018. The Company had cash of approximately $32,000, digital currencies of approximately $97,000 and a working capital of approximately $0.1 million at June 30, 2018. The Company expects to incur losses into the foreseeable future as it undertakes its efforts to execute its business plans.

F-32

The Company will require significant additional capital to sustain its short-term operations and make the investments it needs to execute its longer-term business plan. The Company’s existing liquidity is not sufficient to fund its operations and anticipated capital expenditures for the foreseeable future. The Company is currently seeking to obtain additional debt or equity financing, however there are currently no commitments in place for further financing nor is there any assurance that such financing will be available to the Company on favorable terms, if at all.

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, there is substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not made adjustments to the accompanying condensed consolidated financial statements to reflect the potential effects on the recoverability and classification of assets or liabilities should the Company be unable to continue as a going concern.

The Company continues to incur ongoing administrative and other operating expenses, including public company expenses, in excess of revenues. While the Company continues to implement its business strategy, it intends to finance its activities by:

●	managing current cash and cash equivalents on hand from the Company’s past debt and equity offerings by controlling costs,

●	seeking additional financing through sales of additional securities

Note 5 - Summary of Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies to those previously disclosed in the 2017 Annual Report.

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary BTCS Digital Manufacturing. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentration of Cash

The Company maintains cash balances at two financial institutions in checking accounts and money market accounts. The Company considers all highly liquid investments with original maturities of six months or less when purchased to be cash and cash equivalents. As of June 30, 2018 and December 31, 2017, the Company had approximately $32,000 and $303,000 in cash and cash equivalents. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Digital Currencies Translations and Remeasurements

Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

F-33

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset that is amortized over the remaining useful life of that asset, if any. Subsequent reversal of impairment losses is not permitted.

Realized gain (loss) on sale of digital currencies is included in other income (expense) in the consolidated statements of operations.

Use of Estimates

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, stock-based compensation, the valuation of derivative liabilities, and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates and assumptions.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Net Loss per Share

Basic loss per share is computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the Company’s convertible preferred stock and warrants. Diluted loss per share excludes the shares issuable upon the conversion of preferred stock and warrants from the calculation of net loss per share if their effect would be anti-dilutive.

The following financial instruments were not included in the diluted loss per share calculation as of June 30, 2018 and 2017 because their effect was anti-dilutive:

	As of June 30,
	2018	2017
Warrants to purchase common stock	62,064,634	122,418,645
Series B Convertible Preferred stock	-	199,785,600
Series C-1 Convertible Preferred stock	5,882,800	15,873,600
Total	67,947,434	338,077,845

F-34

Adoption of Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09) as modified by ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” and ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients.” The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies may adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. The Company adopted ASU 2014-09 on January 1, 2018, using the modified retrospective approach. Because the Company doesn’t have any customer contracts as of January 1, 2018, the adoption of ASU 2014-09 did not have a material impact on the Company’s condensed consolidated financial position, results of operations, equity or cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

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Note 6 - Stockholders’ Equity

On January 1, 2018, the Company issued 5,175,400 shares of Common Stock upon the conversion of 25,877 shares of Series B Convertible Preferred stock.

On April 20, 2018, the Company issued 392,200 shares of Common Stock upon the conversion of 1,961 shares of Series C-1 Convertible Preferred stock.

On April 23, 2018, the Company issued 1,176,600 shares of Common Stock upon the conversion of 5,883 shares of Series C-1 Convertible Preferred stock.

On April 24, 2018, the Company issued 2,549,200 shares of Common Stock upon the conversion of 12,746 shares of Series C-1 Convertible Preferred stock.

Note 7 - Subsequent Events:

None

F-36

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$1,235
Legal fees and expenses	179,000
Accounting fees and expenses	27,000
Transfer agent and registrar fees	5,000
Printing and engraving expenses	0
Miscellaneous fees and expenses	5,000
Total	217,235

^ To be added by amendment.

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS . NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to NRS Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The sales of unregistered securities of our Company during the year ended December 31, 2016 are summarized below:

On June 6, 2016, the Company, entered into a Securities Purchase Agreement with certain institutional investors pursuant to which the purchasers subscribed for up to $375,000 of a 20% Original Issue Discount Junior Secured Convertible Notes. The aggregate principal amount of the notes issued at the initial close was $125,000 and the Company received $100,000 after giving effect to the 20% original issue discount. The notes bear no interest except in the event of default which interest rate is 24% per annum upon the occurrence of an event of default, have a maturity date of December 5, 2016, and are convertible (principal, and interest) at any time after the issuance date of the notes into shares of the Company’s Common Stock at a conversion price equal to $18.00 per share, subject to adjustment upon an event of default and other events.

Between June 8, 2016 and June 28, 2016, the Company issued 68,750 shares of Common Stock for the cash exercise of warrants resulting in aggregate proceeds of $91,765.

Between June 8, 2016 and June 28, 2016, the Company issued a total of 1,039,013 shares of the Company’s Common Stock for: i) the conversion of $890,179 of principal and accrued interest on the Senior Notes, and ii) the cashless exercise of the 2016 Warrants.

Between July 1, 2016 and August 1, 2016, the Company issued a total of 12,146,824 shares of the Company’s Common Stock for: i) the conversion of $822,685 of principal and accrued interest on the Senior Notes, and ii) the cashless exercise of the 2016 Warrants.

On December 6, 2016, the Company issued a total of $220,002 Convertible Promissory Notes (the “December 2016 Notes”) to three accredited investors. The December 2016 Notes were issued in connection with a loan of $200,002 and the cancellation of two $10,000 promissory notes previously issued by the Company to two of the investors. The December 2016 Notes are due on June 6, 2017 and bear interest at 8% per annum payable on the maturity date. Further, the December 2016 Notes required the Company to designate a series of preferred stock with super voting power and issue it to an executive officer of the Company. In furtherance of that provision, the Company issued 100 shares of Series A Preferred Stock to Charles Allen, its Chief Executive Officer and a director, which provided Mr. Allen with a majority of the Company’s outstanding voting power with respect to increasing the Company’s authorized shares and effectuating a reverse split. See Item 5.03 below. Until such time as the Company effects a Charter Amendment, the December 2016 Notes are convertible into a preferred stock. After the Charter Amendment is effected, the December 2016 Notes will be convertible into Common Stock. The conversion price of the December 2016 Notes is $0.12 per share.

The sales of unregistered securities of our Company during the year ended December 31, 2017 are summarized below:

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On February 28, 2017, the Company issued 4,370 shares of Common Stock in connection with the 60:1 reverse stock split resulting from the rounding up of fractional shares of Common Stock to the whole shares of Common Stock.

On March 9, 2017, the Company completed a securities exchange offer (the “Note Offer”) with its three convertible note holders (the “Note Holders”). Pursuant to the Note Offer the Note Holders agreed to exchange i) $868,897 of 5% Original Issue Discount 10% Senior Convertible Note Due September 16, 2016, originally issued in December 2015 and all accrued interest and liquidated damages owed (collectively the “Senior Notes”), ii) $175,000 of 20% Original Issue Discount Junior Convertible Notes Due December 5, 2016, originally issued in June 2016 and all accrued interest and liquidated damages owed (collectively the “Junior Notes”), iii) $220,002 of 8% Convertible Notes Due June 6, 2017, originally issued in December 2016 and all accrued interest owed (collectively the “Convertible Notes”), and iv) 97,423,579 warrants (the “Senior Warrants”) for 845,631 shares of Series B Convertible Preferred Stock (the “Preferred”). After giving effect to the Note Offer the Company no longer has any Senior Notes, Junior Notes or Convertible Notes outstanding. The Note Offer also provided the Note Holders with a three month right of first refusal to participate in the Company’s next financing and a one year participation right with respect to the Company next fully underwritten offering.

On March 9, 2017, as a result of the Note Offer becoming effective, a securities exchange offer made to the Company’s January 19, 2015 investors (the “January Offer”) was accepted by certain of those investors (the “January Investors”). Pursuant to the January Offer the January Investors agreed to exchange i) 12,052,344 shares of Common Stock owed pursuant to the favored nations provision of the January 19, 2015 subscription agreement (the “January Agreement”), and ii) 30,130,861 warrants owed pursuant to the favored nations provision of the January Agreement for 210,919 shares of Preferred.

On March 9, 2017, as a result of the Note Offer becoming effective, a securities exchange offer made to the Company’s April 19, 2015 investors (the “April Offer”) was accepted by certain of those investors (the “April Investors”). Pursuant to the April Offer, the April Investors agreed to exchange i) 20,110,699 shares of Common Stock owed pursuant to the favored nations provision of the April 19, 2015 subscription agreement (the “April Agreement”), and ii) 28,154,980 warrants owed pursuant to the favored nations provision of the April Agreement for 52,311 shares of Preferred.

The April Investors also agreed to: i) waive their right to their pro-rata portion of the remaining $240,216 payment under the May 27, 2016 amendment to the April Agreement (the “Payment”), ii) release the Company from its $50,000 management salary restriction as it relates to their pro-rata portion of the Payment, and iii) cancel their rights in the April Agreement to the favored nations provision. After giving effect to the April Investors release from the Payment, the Company is still obligated to pay those investors who participate in the April 2015 financing but did not accept the April Offer $187,330 prior to either Charles Allen, its Chief Executive Officer, Chief Financial Officer and Chairman and Michal Handerhan, its Chief Operating Officer and corporate secretary (collectively, the Company’s sole officers, directors and employees, the “Officers”) receiving disbursements towards their annual salaries or bonuses in excess of $50,000.

On March 15, 2017, the Company filed a Certificate of Designation for the Preferred with the Secretary of State of the State of Nevada. The Preferred Certificate of Designation provides authorization for the issuance of 1,108,861 shares of Preferred, par value $0.001. Each holder of Preferred may, from time to time, convert any or all of such holder’s shares of Preferred into fully paid and non-assessable shares of Common Stock in an amount equal to two hundred (200) shares of Common Stock for each one (1) share of Preferred surrendered. However, at no time may all or a portion of shares of Preferred stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion which would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning more than 4.99% of all of the Common Stock outstanding at such time.

Each of the three Note Holders agreed to a leak-out agreement (the “Note Leak-Out”) with respect to the sale of Common Stock underlying the Preferred. The Note Leak-Out agreement restricts the number of shares of Common Stock that can be sold to 30% of the previous trading day’s volume until May 18, 2017 and thereafter to 20% of the previous day’s trading volume until February 6, 2018.

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Each of the five January Investors agreed to a leak-out agreement (the “January Leak-Out”) with respect to the sale of Common Stock underlying the Preferred. The January Leak-Out agreement restricts the number of shares of Common Stock that can be sold to 7.8% of the previous trading day’s volume until February 6, 2018.

Each of the seven April Investors agreed to a leak-out agreement (the “April Leak-Out”) with respect to the sale of Common Stock underlying the Preferred. The April Leak-Out agreement restricts the number of shares of Common Stock that can be sold to 12.2% of the previous trading day’s volume until February 6, 2018.

Each of the five January Investors agreed to a lockup agreement with respect to the sale of the Common Stock underlying the Preferred, whereby they agreed not to sell the Common Stock underlying the Preferred until May 19, 2017.

Each of the seven April Investors agreed to a lockup agreement with respect to the sale of the Common Stock underlying the Preferred, whereby they agreed not to sell the Common Stock underlying the Preferred until May 19, 2017.

On March 22, 2017, the Company entered into a Settlement Agreement and Note (the “CSC Agreement”) with CSC Leasing Company (“CSC”) with respect to the equipment lease schedule entered into between CSC and the Company (the “CSC Lease”). The Company leased Bitmain S7 servers and power supplies (the “Servers”) from CSC starting on February 2, 2016 for $12,053 per month for a term of 36 months. Prior to the CSC Agreement the Company owed CSC $91,823 in accrued and unpaid monthly lease payments and interest, and had a continuing monthly payment obligation totaling $277,225 over the remaining term of the CSC Lease for an aggregate liability of $369,048.

Pursuant to the CSC Agreement the Company has agreed to: i) issue CSC 833,333 shares of the Company’s Common Stock (the “Shares”), and ii) pay CSC $200,000 (the “Cash Payment”). The Shares and Cash Payment constitute the total payment to CSC with respect to the termination and release from the CSC Lease. The Company agreed to endorse and deliver to CSC the insurance check it received from Erie Insurance in the amount of $84,278 which will be credited against the Cash Payment. The remaining $115,722 Cash Payment is due in full by March 31, 2018 and is subject to certain payment terms including 10% annual interest, subject to periodic increase, as set forth in the CSC Agreement.

As a result of the Company’s default on the CSC Lease and prior to the CSC Agreement, the Company forfeited its $25,000 security deposit with CSC and returned to CSC the remaining leased Servers in the Company’s possession.

On March 27, 2017, the Company discovered a calculation error (the “Error”) with respect to the number of shares of Series B Convertible Preferred Stock (the “Preferred”) issued to certain investors who both participate in the Company’s April 19, 2015 financing (the “April Investors”) and accepted the securities exchange offer (the “April Offer”). The Error is a result of the Company inadvertently applying the sixty for one reverse split twice in its calculation of the number of Preferred to be both authorized and issued. The Company issued six investors an aggregate of 52,080 Preferred shares in order to fulfill its obligation with respect to the April Offer and correct the Error.

On March 28, 2017, the Company filed a Certificate of Correction to amended the Certificate of Designation of the Preferred originally filed with the Secretary of State of the State of Nevada on March 15, 2017 to increase the number of shares of Preferred by 52,080 to 1,160,941.

On April 26, 2017, the Company entered into a Settlement Agreement with RK Equity Advisors, LLC, and Pickwick Capital Partners, LLC (collectively “RKPCP”) pursuant to which the Company terminated the engagement letter with RKPCP including all provisions and any obligations to pay future fees. As consideration for the termination the Company issued Pickwick Capital Partners, LLC 125,000 shares of Common Stock.

On May 25, 2017 the Company raised $1 million in cash from four institutional investors in exchange for the issuance of $1,111,111 of a new class of Series C Convertible Preferred Stock and three types of warrants as described below. The 79,368 Series C shares are initially convertible into 15,873,600 shares of Common Stock. The Series C is convertible at $0.07 per share or approximately $0.063 per share after giving effect to the additional $111,111, subject to reduction in the event of future sales of equity securities and Common Stock equivalents (with customary exemptions) at a lower price. The Company is subject to a number of customary covenants and a restriction on the incurrence of indebtedness for one year. Within 120 days, the Company has agreed to file a registration statement covering the Common Stock issuable upon exercise of the registrable securities described below. The registration statement will cover 47,302,176 shares of common underlying the Series A Warrants, Additional Warrants, and Bonus Warrants, which warrants are described below:

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15,873,600 Series A Warrants exercisable at $0.085 per share, subject to adjustment, over a five-year period;

15,714,288 Additional Warrants exercisable at $0.085 per share, subject to adjustment, over a period which is the earlier of (i) one-year after the effective date of a registration statement covering the warrant shares, or (ii) three years from the date of issuance. The Additional Warrants are callable by the Company for nominal consideration if the Common Stock trades above $0.17 per share and the daily volume is more than $50,000 for at least 20 trading days;

15,714,288 Bonus Warrants exercisable at $0.17 per share, over a three-year period. The Bonus Warrants are also callable for nominal consideration but the threshold price is more than $0.30 per share.

The Series A Warrants and Additional Warrants have price protection in the event of future lower priced issuances.

On October 10, 2017, the Company entered into a Securities Purchase Agreement with four investors who committed $750,000 in cash and $250,000 in bitcoin in exchange for a new class of Series C-1 Convertible Preferred Stock (the “Series C-1”) and Series B Warrants exercisable at $0.135 per share (the “October Financing”). The Series C-1 is initially convertible into shares of the Company’s common stock at an effective price $0.085 per share. Both the Series C-1 and Series B Warrants are subject to adjustment in the event of future sales of the Company’s equity securities or common stock equivalents at a lower price, subject to elimination of the price protection on the Exchange Date (which is defined and described below).

The investors are three institutional investors who were also investors in the Company’s May 2017 Series C financing (the “May Financing”) and the Australian entity which the Company previously announced that it had entered into a non-binding letter of intent to merge with (the “Proposed Merger”); this investor made its $250,000 investment in bitcoin (59.381 BTC). The Proposed Merger was terminated. The terms of the Series C-1 and the Series B Warrants are essentially identical to the May Financing, except that the May Financing had three types of warrants rather than one. The offering is continuing up to a maximum of $1,500,000 in cash, bitcoin and/or ethereum.

At the closing of the October Financing, the institutional investors agreed to release $100,000 from escrow in order to permit the Company to pay its auditors and other expenses (the “First Closing”). Charles Allen, our Chairman, Chief Executive Officer and Chief Financial Officer and Michal Handerhan our Chief Operating Officer (collectively the “Officers”) did not receive any proceeds from the First Closing towards owed out of pocket expenses of approximately $13,000 and accrued and unpaid salaries of approximately $110,000 associated with the Company’s failure to make payroll since July 1, 2017. If the Company did not file its quarterly report for the period ending June 30, 2017 (the “10-Q”) by October 24th, the remaining $650,000 of cash (which is being held in escrow) and $250,000 of bitcoin (held by the Company) (collectively the “Remaining Funds”) will be returned to the investors; however, one institutional investor has the power to extend this two-week period if it determines the Company is making progress with regard to the 10-Q filing. If the Company files the 10-Q prior to October 24th (as extended) then the escrow agent will release the Remaining Funds to the Company and the Company will have no obligation to return any funds (the “Second Closing”). The Company subsequently received another $100,000 from an institutional investor which was held in escrow until the filing of the 10-Q.

On October 24, 2017, upon filing its Form 10-Q for the six months ended June 30, 2017, the $650,000 in cash held in escrow was released to the Company and the Escrow Agent delivered the balance of the Series C-1 shares and Series B Warrants to the four investors who initially invested in the October Financing. In connection with the escrow release, the Company’s obligation to return $250,000 in bitcoin was extinguished. The Company received an additional investment of $100,000 in the October Financing from a new investor who acquired shares of Series C-1 and Series B Warrants, such that a total of $750,000 in cash held in escrow was released to the Company.

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Between March 15, 2017 and December 19, 2017, the Company issued 81,856,798 shares of Common Stock for the cashless exercise of 111,244,318 warrants.

Between March 28, 2017 and December 31, 2017, the Company issued 227,012,800 shares of Common Stock upon the conversion of 1,135,064 shares of Series B Convertible Preferred stock.

Between November 27, 2017 and November 29, 2017, the Company issued 15,873,600 shares of Common Stock upon the conversion of 79,368 shares of Series C Convertible Preferred stock.

On November 27, 2017, the Company issued 2,941,200 shares of Common Stock upon the conversion of 14,706 shares of Series C-1 Convertible Preferred stock.

On December 7, 2017, the Company entered into an Amendment to Securities Agreement with the holders of a majority of the Company’s outstanding Convertible Preferred Stock Series C-1 amending the terms of the Company’s May 2017 Securities Purchase Agreement, the Company’s October 2017 Securities Purchase Agreement (the “October SPA”), the Certificate of Designations, Preferences, and Rights of the Series C-1 Convertible Preferred Stock, and the terms of the Series A Warrants, Additional Warrants, Bonus Warrants, and Series B Warrants. The Company issued, on a pro-rata basis to the subscribers of the October SPA a total of 4,400,000 shares of common stock of the Company.

The sales of unregistered securities of our Company subsequent to the year ended December 31, 2017 are summarized below:

On January 1, 2018, the Company issued 5,175,400 shares of Common Stock upon the conversion of 25,877 shares of Series B Convertible Preferred stock.

On April 20, 2018, the Company issued 392,200 shares of Common Stock upon the conversion of 1,961 shares of Series C-1 Convertible Preferred stock.

On April 23, 2018, the Company issued 1,176,600 shares of Common Stock upon the conversion of 5,883 shares of Series C-1 Convertible Preferred stock.

On April 24, 2018, the Company issued 2,549,200 shares of Common Stock upon the conversion of 12,746 shares of Series C-1 Convertible Preferred stock.

On July 23, 2018, the Company issued 268,817 shares of Common Stock for the cashless exercise of 555,556 warrants.

On October 11, 2018 the Company issued four investors each 13,750,000 Series C Warrants or 55,000,000 warrants in aggregate. These Series C Warrants were not lawfully issued in accordance with the Nevada statutes.

On October 25, 2018 the Company and each of the four investors who hold the Series C Warrants agreed to cancel the Series C Warrants for no consideration. Accordingly, the Series C Warrants are not outstanding.

All of the above offerings and sales were deemed to be exempt under Section 4(a)(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. Each investor agreed that it was purchasing for investment and not with a view to distribution.

Item 16. Exhibits and Financial Statement Schedules

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	Filing Date

3.1	Articles of Incorporation, as Amended		10-K	3.1	3/31/11

3.1(a)	Amendment No. 1 To Articles of Incorporation		8-K	3.1	3/25/13

3.1(b)	Amendment No. 2 To Articles of Incorporation		8-K	3.1	2/5/14

3.1(c)	Certificate of Designation for Series A Preferred Stock		8-K	3.1	12/9/16

3.1(d)	Certificate of Designation for Series B Convertible Preferred Stock		8-K	3.1	3/15/17

3.1(e)	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock		8-K	3.1	3/30/17

3.1(f)	Certificate of Designation for Series C Convertible Preferred Stock		8-K	10.1	5/26/17

3.1(g)	Certificate of Designation for Series C-1 Convertible Preferred Stock		8-K	3.1	10/10/17

3.1(h)	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock		8-K	3.2	12/7/17

3.1(i)	Certificate of Withdrawal of Certificate of Designation for Series C Convertible Preferred Stock		8-K	3.3	12/7/17

3.2	Certificate of Amendment filed February 13, 2017		8-K	3.1	2/16/17

3.3	Bylaws of TouchIT Technologies, Inc.		S-1	3.2	5/29/08

3.4	Articles of Merger		8-K/A	3.1	7/31/15

3.5	Agreement and Plan of Merger		8-K/A	3.2	7/31/15

5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.

75

10.1	Amended Series A Common Stock Purchase Warrant		8-K	10.3	12/7/17

10.2	Amended Additional Common Stock Purchase Warrant		8-K	10.4	12/7/17

10.3	Amended Bonus Common Stock Purchase Warrant		8-K	10.5	12/7/17

10.4	Amended Series B Common Stock Purchase Warrant		8-K	10.6	12/7/17

10.5	Amended Amendment to Securities Agreement		8-K	10.7	12/7/17

10.6	Form of Series B Common Stock Purchase Warrant		8-K	10.1	10/10/17

10.7	Form of Series C-1 Securities Purchase Agreement		8-K	10.2	10/10/17

10.8	Form of Side Letter		8-K	10.3	10/10/17

10.9	Form of Warrant Exercise Agreement, dated as of June 8, 2016		8-K	10.1	6/10/16

10.10	Form of Series A Warrant		8-K	10.2	5/26/17

10.11	Form of Additional Warrant		8-K	10.3	5/26/17

10.12	Form of Bonus Warrant		8-K	10.4	5/26/17

10.13	Form of Registration Right Agreement dated as of May 24, 2017		8-K	10.5	5/26/17

10.14	Form of Securities Purchase Agreement dated as of May 24, 2017		8-K	10.6	5/26/17

10.15	Employment Agreement – Charles Allen	(2)	10-K	10.8	6/23/17

10.16	Employment Agreement – Michael Handerhan	(2)	10-K	10.9	6/23/17

10.17	Settlement Agreement and Note		8-K	10.1	3/23/17

10.18	Form of Note Leak-Out Agreement		8-K	99.1	3/15/17

10.19	Form of January Leak-Out Agreement		8-K	99.2	3/15/17

10.20	Form of April Leak-Out Agreement		8-K	99.3	3/15/17

10.21	Form of January Lock-Up Agreement		8-K	99.4	3/15/17

10.22	Form of April Lock-Up Agreement		8-K	99.5	3/15/17

10.23	Convertible Promissory Note		8-K	10.1	12/9/16

10.24	Securities Purchase Agreement		8-K	10.1	6/7/16

10.25	20% Original Issue Discount Junior Convertible note due December 5, 2016		8-K	10.2	6/7/16

10.26	Security Agreement		8-K	10.3	6/7/16

10.27	Pledge Agreement		8-K	10.4	6/7/16

10.28	Subsidiary Guaranty		8-K	10.5	6/7/16

10.29	Amendment to Subscription Agreement		8-K	10.6	6/7/16

10.30	Securities Escrow Agreement		8-K	10.1	2/22/16

10.31	Form of Series C Warrant		10-K/A	10.31	10/12/18

10.32	Form of Cancelation of Series C Warrant	(1)

21.1	List of Subsidiaries	(1)

23.1	Consent of RBSM LLP	(1)

23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.	(3)

101.INS	XBRL Instance Document	(1)

101.SCH	XBRL Taxonomy Extension Schema	(1)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	(1)

101.DEF	XBRL Taxonomy Extension Definition Linkbase	(1)

101.LAB	XBRL Taxonomy Extension Label Linkbase	(1)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	(1)

(1)	Filed herein
(2)	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.
(3)	Contained in Exhibit 5.1

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, in the State of Pennsylvania on October 31 , 2018.

BTCS INC.

By:	/s/ Charles Allen
Charles W. Allen
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Allen	Chief Executive Officer and Chief Financial Officer	October 31 , 2018
Charles W. Allen	(Principal Executive Officer and Principal Financial and Accounting Officer) and Chairman of the Board of Directors

/s/ Michal Handerhan	Director	October 31 , 2018
Michal Handerhan

/s/ David Garrity	Director	October 31 , 2018
David Garrity

78